Exhibit 10(a)

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

ODESSA-ECTOR POWER PARTNERS, L.P.,

LA FRONTERA HOLDINGS, LLC,

and

VISTRA OPERATIONS COMPANY LLC,

as Buyer Guarantor (solely for purposes of Section 10.14),

and

KOCH RESOURCES, LLC,

as Seller Guarantor (solely for purposes of Section 10.15),

and

KOCH AG & ENERGY SOLUTIONS, LLC

(solely for purposes of Section 5.13)

Dated July 5, 2017

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(continued)

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(continued)

Exhibits
Exhibit A	Defined Terms
Exhibit B	Form of Bill of Sale
Exhibit C-1	Form of Real Property Deed
Exhibit C-2	Form of Excluded Easements Deed

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(continued)

Page
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Monthly Earnout Statement
Exhibit F	Form of FIRPTA Certificate
Exhibit G	Form of License Agreement

Schedules
Schedule A	Buyer Disclosure Letter
Schedule B	Seller Disclosure Letter
Schedule C	Purchase Price Methodology
Schedule D	Illustrative Gas Cost Calculation
Schedule E	Illustrative Monthly Earnout Amount Calculation
Schedule F	Illustrative Power Price Calculation
Schedule G	Monthly Spread Strike

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This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of July 5, 2017 and is by and among Odessa-Ector Power Partners, L.P., a Delaware limited partnership (“Seller”), La Frontera Holdings, LLC, a Delaware limited liability company (“Buyer”), solely for purposes of Section 10.14, Vistra Operations Company LLC, a Delaware limited liability company (“Buyer Guarantor”), solely for purposes of Section 10.15, Koch Resources, LLC, a Delaware limited liability company (“Seller Guarantor”), and, solely for purposes of Section 5.13, Koch Ag & Energy Solutions, LLC, a Delaware limited liability company (“Koch Ag”). Each of Seller and Buyer is, individually, a “Party,” and, collectively, the “Parties.”

RECITALS

WHEREAS, Seller owns and operates an approximately one thousand (1,000) megawatt combined cycle, combustion turbine power plant located in Odessa, Texas (the “Facility”);

WHEREAS, the Parties desire to enter into a transaction pursuant to which Buyer will (a) acquire from Seller the Acquired Assets and (b) assume the Assumed Liabilities; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01 Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement or in Exhibit A hereto.

SECTION 1.02 Rules of Construction.

(a) Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including, without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The term “written” as used herein shall include both physical and electronic formats.

ARTICLE 2

PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

SECTION 2.01 Purchase of Assets and Assumption of Liabilities. At the Closing, Buyer shall purchase, and Seller shall sell, transfer, assign and convey to Buyer all of Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Liens (other than Permitted Liens), in exchange for (a) an amount in cash equal to the Purchase Price as set forth in, and determined in accordance with, Section 2.07(a), and (b) the assumption by Buyer, and the agreement by Buyer to pay, discharge and perform when due, all of the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth herein.

SECTION 2.02 Acquired Assets. The “Acquired Assets” include all assets (other than the Excluded Assets) of Seller, wherever such assets are situated and of whatever kind or nature, real or personal, tangible or intangible, as the same may exist as of the Closing, including:

(a) all accounts or notes receivable held by Seller from (i) third parties or (ii) Koch Energy Services, LLC (“KES”) with respect to KES’ or its Affiliates’ services as the Seller’s qualified scheduling entity (the receivable described in clause (ii), the “QSE Receivable”) and, in either case, any security, claim, remedy or other right related to any of the foregoing;

(b) the Facility;

(c) all Real Property (including Seller’s interest in and to the Easements and all improvements located on the Real Property);

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(d) all personal property and interests therein, including all machinery, equipment, materials, supplies, furniture, spare parts and inventory (including the capital spares and inventory listed on Section 2.02(d) of the Seller Disclosure Letter) and including any prepayments and any applicable warranties against manufacturers or vendors relating thereto or to the Facility (including all items of personal property due under any such warranties);

(e) all Contracts of Seller, including those listed on Section 2.02(e) of the Seller Disclosure Letter, but excluding those included as Excluded Assets;

(f) all Permits or applications for Permits to the extent assignable by Law (including upon request or application to a Governmental Entity or which will pass to Buyer as successor in title to the Acquired Assets by operation of Law), including those listed on Section 2.02(f) of the Seller Disclosure Letter;

(g) all Air Emission Allowances owned by Seller;

(h) all of Seller’s claims, causes of action, defenses and rights of offset or counterclaim against third parties relating to any Acquired Asset or any Assumed Liability, whether received as a payment or credit against future liabilities, including condemnation awards and cash payments under warranties to the extent such payments relate to Acquired Assets or Assumed Liabilities;

(i) all insurance benefits to the extent relating to claims arising out of events that occurred prior to the Closing and associated with the Acquired Assets or Assumed Liabilities, including such rights and proceeds receivable or hereafter received under any Insurance Policy;

(j) other than the Seller Marks, the MBM Materials and the Intellectual Property and Information included as an Excluded Asset, all Intellectual Property exclusively used or held for use in connection with the operation of the Facility, including all Intellectual Property listed on Section 3.11(f) of the Seller Disclosure Letter;

(k) all owned vehicles, including those listed on Section 2.02(k) of the Seller Disclosure Letter, and any vehicles acquired by Seller after the date of this Agreement and prior to Closing in replacement thereof;

(l) copies of all books and records primarily relating to the ownership or operation of the Facility, other than any books and records relating to Excluded Assets or Retained Liabilities, including those referenced in Section 2.03(a) and Section 2.03(c);

(m) all goodwill associated with the Facility or the Acquired Assets;

(n) all personnel files for each Continuing Employee to the extent transfer of the same complies with applicable Law; and

(o) all other assets set forth on Section 2.02(o) of the Seller Disclosure Letter.

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SECTION 2.03 Excluded Assets. Notwithstanding anything to the contrary, Seller shall retain all of its rights, title and interests in and to, and shall not be deemed to, sell, transfer, assign, convey or deliver to Buyer the following (“Excluded Assets”):

(a) all (i) Organizational Documents, minute books, and stock registers and other books and records of Seller as pertain to the ownership, organization or existence of Seller, and (ii) other books and records of Seller, including copies of all books and records (including Tax Returns and materials related to Taxes with respect to Seller) relating to its ownership and/or operation of Seller and its business prior to Closing;

(b) other than the QSE Receivable, all rights, Contracts and Liabilities between Seller, on the one hand, and any of its Affiliates, on the other hand, including those set forth on Section 2.03(b) of the Seller Disclosure Letter;

(c) all personnel files for any employee that is not a Continuing Employee;

(d) all bank accounts of Seller and all Cash Equivalents, whether held therein or otherwise;

(e) all Seller Benefit Plans;

(f) all rights of Seller under this Agreement, the Confidentiality Agreement and the Ancillary Agreements;

(g) all Tax assets of Seller and the Acquired Assets, whether current or deferred, including all claims, rights, interests and proceeds with respect to state or local Tax refunds that relate or are attributable to periods (or portions thereof) ending on or prior to the Closing Date and the right to pursue appeals thereof, but excluding any prepaid Property Taxes with respect to the Acquired Assets that relate to or are attributable to periods (or portions thereof) beginning after the Closing Date to the extent included in the calculation of the Closing Date Net Working Capital Amount or otherwise taken into account in the calculation of the final Purchase Price;

(h) all Insurance Policies and all insurance benefits to the extent not included as an Acquired Asset as contemplated by Section 2.02(i);

(i) all Contracts related to Commodity Hedges, including those set forth on Section 2.03(i) of the Seller Disclosure Letter;

(j) all (i) Information to the extent related to the Excluded Assets and Retained Liabilities and (ii) Privileged Information, and, in each case, all Privileges related thereto;

(k) (i) all Intellectual Property of Seller or any of its Affiliates that is not exclusively used or held for use in the operation of the Facility, (ii) all Seller Marks and all rights thereto and (iii) all posters, pamphlets, stickers, training material, templates, models, instructions, audio and/or visual recordings, guidelines, printed and electronic materials, and other works of authorship regarding or referencing Seller’s or its Affiliates’ management philosophy referred to as “Market Based Management” or “MBM” (“MBM Materials”), in each case together with (A) all copies and tangible embodiments thereof (in whatever form or medium), and (B) any past, present or future claims or causes of actions arising out of or related to any infringement, dilution, misappropriation or other violation of the foregoing;

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(l) subject to Section 5.17, the financial assurances provided with respect to Seller’s T-4 permit with the Texas Railroad Commission and similar financial assurances (the “Financial Assurances”); and

(m) Contracts set forth on Section 2.03(m) of the Seller Disclosure Schedule.

SECTION 2.04 Assumption of Liabilities. The “Assumed Liabilities” are all of the Liabilities of Seller, or any of its predecessors in interest, of any kind, character or description whatsoever, other than the Retained Liabilities.

SECTION 2.05 Retained Liabilities. Seller shall retain, and Buyer shall not assume pursuant to this Agreement or the transactions contemplated hereby, the following Liabilities (“Retained Liabilities”):

(a) all Seller Transaction Expenses;

(b) all Liabilities arising in connection with, or relating to, (i) Taxes of Seller, its Affiliates or any of its predecessors in interest (other than any Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement or Taxes that relate to the Acquired Assets or the Assumed Liabilities for taxable periods (or portions thereof) beginning after the Closing Date), (ii) Taxes that relate to the Acquired Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, or (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written) of Seller, its Affiliates or any of its predecessors in interest, in each case, except to the extent included in the calculation of the Closing Date Net Working Capital Amount or otherwise taken into account in the calculation of the Purchase Price;

(c) except for accounts payable arising prior to the Closing and taken into account in the calculation of the Closing Date Net Working Capital Amount with respect to gas supply arrangements and QSE services arrangements with KES pursuant to the Master Service Agreement, among Koch Ag, Koch Energy Holdings, LLC, and KES, as supplier, and Seller, as customer, dated November 1, 2016 (which such accounts payable are Assumed Liabilities), all Liabilities to the extent relating to the Excluded Assets; and

(d) all Liabilities under the Seller Benefit Plans and all other employment and employee benefits-related Liabilities of Seller, in each case except as otherwise specifically provided in Section 5.07.

SECTION 2.06 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, neither this Agreement nor any Ancillary Agreement shall constitute an agreement to assign, assume or transfer any Permit, Contract, or any claim, right, benefit or obligation arising thereunder or resulting therefrom, if the assignment or transfer thereof or the attempt to make an assignment or transfer thereof without the Consent of a third party would constitute a breach thereof or materially and adversely affect the rights or obligations of Buyer thereunder. Any transfer or assignment to

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Buyer by Seller of any interest, or assumption by Buyer of any obligation, under any such Permit or Contract that requires the Consent of a third party to make any assignment or transfer thereof shall be made subject to such Consent being obtained. Unless agreed otherwise by the Parties, in the event any such Consent is not obtained prior to the Closing Date, subject to Section 5.08, the Parties shall use their reasonable best efforts to obtain any such Consent on or after the Closing Date until such time as such Consent has been obtained, and Seller will reasonably cooperate with Buyer in any lawful arrangement reasonably requested by Buyer to provide that Buyer shall receive the interest of Seller, in the benefits under any such Permit or Contract, including sublicensing, subcontracting or performance by Seller as agent; provided, however, that Buyer shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such Consent had been obtained prior to the Closing Date. Buyer shall pay and discharge any and all reasonable and documented out-of-pocket costs of Seller in connection with its cooperation with Buyer pursuant to this Section 2.06, including any and all payments made by Seller or any of its Affiliates to obtain any such Consents; provided, that, Buyer shall not be obligated to reimburse Seller with respect to costs or payments of Seller or its Affiliates incurred in connection with its cooperation or obtaining any such Consents under this Section 2.06 in excess of $100,000 in the aggregate unless Buyer shall have provided prior written consent with respect to such costs or expenses.

SECTION 2.07 Purchase Price.

(a) For and in consideration of the Acquired Assets, in addition to the assumption by Buyer of the Assumed Liabilities, Buyer agrees to pay to Seller an amount equal to the sum of: (i) the sum of (A) $350,000,000 (the “Base Purchase Price”), plus (B) the Closing Date Net Working Capital Amount, minus (C) the Closing Date Net Indebtedness Amount, and plus (D) the Capital Spare and Inventory Amount (the sum of the amounts described in the immediately preceding clauses (A) through (D), the “Closing Purchase Price”); plus (ii) the Earnout Amount after the Closing, as adjusted pursuant to Section 2.11 (the sum of the amounts described in the immediately preceding clauses (i) and (ii), being referred to herein as the “Purchase Price”). The Closing Purchase Price and all components thereof shall be calculated in accordance with the definitions thereof and, to the extent applicable, the methodology set forth on Schedule C.

(b) Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written notice setting forth (i) its good faith calculations of the Estimated Net Working Capital Amount, the Estimated Net Indebtedness Amount and the Estimated Closing Date Payment, together with reasonable supporting information and calculations, in each case, in accordance with the definitions thereof and, to the extent applicable, the methodology set forth on Schedule C, and (ii) wire transfer instructions for payment of the Estimated Closing Date Payment.

(c) At the Closing, Buyer shall pay or cause to be paid to Seller an amount equal to the Estimated Closing Date Payment by wire transfer of immediately available funds to the account of Seller as delivered pursuant to Section 2.07(b).

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SECTION 2.08 Closing. The closing of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Seller, 4111 E. 37th Street North, Wichita, KS 67220, at 10:00 a.m., Wichita time, on the date that is the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction of such conditions at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”).

SECTION 2.09 Closing Deliveries. At the Closing:

(a) Seller shall deliver, or cause to be delivered, to Buyer or its designees:

(i) a bill of sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”) conveying to Buyer title to the Acquired Assets not otherwise addressed in this Section 2.09;

(ii) a duly executed deed to the Real Property (other than the Excluded Easements) substantially in the form attached hereto as Exhibit C-1 (the “Real Property Deed”), duly executed by Seller, and a duly executed quitclaim deed to the Excluded Easements substantially in the form attached hereto as Exhibit C-2 (the “Excluded Easements Deed”), duly executed by Seller;

(iii) an assignment and assumption agreement in substantially the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), pursuant to which (A) Seller shall assign to Buyer all of Seller’s right, title and interest in, to and under the Contracts included as Acquired Assets and (B) Buyer shall assume all Liabilities under such Contracts and all other Assumed Liabilities;

(iv) a certificate in the form of Exhibit F, duly completed and executed by Seller (or by Seller’s owner that is regarded for federal income tax purposes, as applicable) and satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(v) a duly completed and executed IRS Form W-9 from Seller (or from Seller’s owner that is regarded for federal income tax purposes, as applicable); and

(vi) such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing pursuant to Section 6.02.

(b) Buyer shall make, or cause to be made, the payment required to be made by it pursuant to Section 2.07(c) and deliver, or cause to be delivered, to Seller (i) the Real Property Deed, the Excluded Easements Deed and the Assignment and Assumption Agreement, each duly executed by Buyer and (ii) such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to the terms of Section 6.03.

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SECTION 2.10 Post-Closing Adjustment.

(a) After the Closing Date, Buyer and Seller shall cooperate with each other and provide each other with such access to the books, records and relevant employees of the other as they may reasonably request in connection with the matters addressed in this Section 2.10; provided, however, that none of Seller or any of its Affiliates will be required to grant access or make available its Tax Returns (except for Tax Returns for Property Taxes to the extent related to the Acquired Assets) for any purpose, including in connection with any proceeding or other dispute pursuant to this Section 2.10. Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Buyer’s Statement”) setting forth its calculation of the Closing Date Net Working Capital Amount, the Closing Date Net Indebtedness Amount and the resulting Closing Purchase Price, together with reasonable supporting information and calculations.

(b) If Seller objects to any matter set forth on Buyer’s Statement, then it shall provide Buyer written notice thereof within thirty (30) days after receiving the Buyer’s Statement; provided, that Seller and Buyer shall be deemed to have agreed upon all items and amounts that are not disputed by Seller in such written notice. If Buyer and Seller are unable to agree on any matter set forth on Buyer’s Statement disputed by Seller in accordance with this Section 2.10(b), within one hundred and twenty (120) days after the Closing Date, the Parties shall refer such dispute to a division of KPMG LLP that does not currently provide services to any Party or, if such division of KPMG LLP declines to act as provided in this Section 2.10(b), a firm of independent public accountants, mutually acceptable to Buyer and Seller (KPMG LLP or such agreed independent public accountants, as applicable, the “Independent Accountants”), and the Parties shall cause such firm to make a final and binding determination as to only those matters in dispute with respect to this Section 2.10(b) on a timely basis, and, in any event, within thirty (30) days following its appointment, and shall cause such firm promptly to notify the Parties in writing of its resolution. In making such determination, such firm shall (i) limit its review to matters specifically set forth in Seller’s dispute notice delivered pursuant to this Section 2.10(b) as disputed items (other than matters subsequently resolved), (ii) limit its review to whether the calculation of any such item is in accordance with this Article 2, and (iii) not assign to any such disputed item a value higher than or lower than the values set forth in the Buyer’s Statement or such dispute notice. The Parties shall not authorize the Independent Accountants to modify or amend any term or provision of this Agreement or modify items previously agreed among the Parties. Each of Seller and Buyer shall be liable for and pay one-half of the fees and other costs charged by the Independent Accountants. If Seller does not object to any matter set forth on Buyer’s Statement within the time period and in the manner set forth in the first sentence of this Section 2.10(b) or if Seller accepts the Closing Date Net Working Capital Amount, the Closing Date Net Indebtedness Amount, and the resulting Closing Purchase Price set forth on Buyer’s Statement, then such Closing Date Net Working Capital Amount, Closing Date Net Indebtedness Amount and Closing Purchase Price shall become final, binding and non-appealable upon the Parties for all purposes hereunder.

(c) If the Closing Purchase Price, as finally determined as provided in Section 2.10(b) (as agreed between Buyer and Seller or as determined by the Independent Accountants), (i) exceeds the Estimated Closing Date Payment, then Buyer shall pay or cause to be paid to Seller an amount equal to the amount of such excess, within five (5) Business Days after such amounts are agreed or determined pursuant to Section 2.10(b), by wire transfer of immediately available funds to an account designated by Seller, or (ii) is less than the Estimated Closing Date Payment, then Seller shall pay Buyer (or its designee as designated in writing by Buyer) an amount equal to the amount of any such shortfall, within five (5) Business Days after such amounts are agreed or determined pursuant to Section 2.10(b), by wire transfer of immediately available funds to an account designated by Buyer, or (iii) is equal to the Estimated Closing Date Payment, then no payment shall be made pursuant to this Section 2.10.

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(d) The Parties agree that the provisions of this Section 2.10 and the dispute resolution process contemplated hereby are intended solely to adjust for changes in the Closing Purchase Price (as finally determined in Section 2.10(b)) as compared to the Estimated Closing Date Payment.

SECTION 2.11 Earnout.

(a) Until the fifth (5th) anniversary of the Closing, no later than the tenth (10th) day of each calendar month, Buyer shall pay to Seller an amount in cash to the account set forth on Section 2.11(a) of the Seller Disclosure Letter (or to such other account as may be specified by Seller from time to time) (the “Designated Account”) equal to the Monthly Earnout Amount for the immediately preceding calendar month. For the avoidance of doubt, the Monthly Earnout Amount is independent of any performance at the Facility and shall be due and payable regardless of the operating capacity, operating condition or actual operation of the Facility, or the actual purchase of natural gas or sale of power by the Facility.

(b) Concurrently with, or prior to, each payment described in Section 2.11(a), Buyer shall deliver to Seller its good faith calculation of the Monthly Earnout Amount for the immediately preceding month, which such calculation shall be presented in the form attached as Exhibit E (each, a “Monthly Earnout Statement”). If Seller objects to any matter set forth in the Monthly Earnout Statement, then it shall provide Buyer written notice thereof (an “Objection Notice”) within ten (10) days after receipt thereof; provided, that Seller and Buyer shall be deemed to have agreed upon all items and amounts in the Monthly Earnout Statement that are not disputed by Seller in such written notice. If Buyer and Seller are unable to agree on any matter set forth in such Objection Notice in accordance with this Section 2.11(b) within thirty (30) days after delivery of such Objection Notice, the Parties shall submit such dispute to the Independent Accountants, shall cause such firm to make a final and binding determination as to only those matters in dispute on a timely basis, and, in any event, within thirty (30) days following its appointment, and shall cause such firm promptly to notify the Parties in writing of its resolution. In making such determination, such firm shall (i) limit its review to matters specifically set forth in such Objection Notice as disputed items (other than matters subsequently resolved), and (ii) not assign to any such disputed item a value higher than or lower than the values set forth in the Monthly Earnout Statement or such Objection Notice. The Parties shall not authorize the Independent Accountants to modify or amend any term or provision of this Agreement or modify items previously agreed among the Parties. Each of Seller and Buyer shall be liable for and pay one-half of the fees and other costs charged by the Independent Accountants in connection with any dispute under this Section 2.11(b). If (A) Seller does not object to any amounts set forth in a Monthly Earnout Statement within the time period and in the manner set forth in the first sentence of this Section 2.11(b), (B) Seller consents in writing to any of the amounts set forth therein, (C) any amounts are agreed to in writing by the Parties or (D) the Independent Accountants have made a final and binding determination of any amounts in accordance with this Section 2.11(b), then such amounts shall become final, binding and non-appealable upon the Parties for all purposes hereunder.

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(c) If ERCOT posts any correction to any Day-Ahead Market price, the Parties shall adjust the Monthly Earnout Amount for any calendar month affected by such correction. If any such correction results in an increase in any Monthly Earnout Amount, Buyer shall pay to Seller an amount equal to such increase (i) before the Monthly Earnout Amount for such amount is paid, by increasing such Monthly Earnout Amount when paid or (ii) after the Monthly Earnout Amount for such amount is paid, by payment in cash by Buyer to Seller to the Designated Account simultaneously with the next succeeding Monthly Earnout Amount or, if there are no further Monthly Earnout Amounts due, within ten (10) Business Days after such correction is posted. If any such correction results in a decrease in any Monthly Earnout Amount (A) before the Monthly Earnout Amount for such month is paid, Buyer shall decrease the payment to Seller by an amount equal to such decrease or (B) after the Monthly Earnout Amount for such month is paid, (1) to the extent the amount of such decrease is less than or equal to the next succeeding Monthly Earnout Amount, Buyer shall reduce the next succeeding Monthly Earnout Amount by an amount equal to such decrease, (2) to the extent the amount of such decrease is more than the next succeeding Monthly Earnout Amount, Buyer shall reduce the next succeeding Monthly Earnout Amount to zero and Seller shall pay to Buyer an amount equal to the excess of such decrease over such Monthly Earnout Amount within ten (10) Business Days after such correction is posted, or (3) if there are no further Monthly Earnout Amounts due, Seller shall pay to Buyer an amount equal to such decrease within ten (10) Business Days after such correction is posted.

(d) If the Permian Gas Index, the Waha Gas Index or the Odessa Market Price (each, an “Index”) is temporarily unavailable for any reason, including the unavailability of the specified service or publication reporting such Index, then the Parties shall use good faith efforts to find a suitable replacement index for such temporary period. If any Index is unavailable for a period of one hundred and eighty (180) consecutive days or more or ceases to be published, then the Parties shall cooperate in good faith to promptly select a suitable replacement publication or reference price that is generally accepted in the energy industry. If the Parties are unable to agree on a replacement publication(s) or reference price within a thirty (30)-day period, then either Party may refer the matter to the Independent Accountants on terms that the Independent Accountants shall provide a substitute market publication(s) or reference price or a combination thereof to be the new Index for calculation of the Gas Cost or Power Price, as applicable.

(e) Notwithstanding anything to the contrary contained in this Agreement, Seller shall be permitted to transfer its rights and obligations pursuant to this Section 2.11, so long as such transfer complies with applicable Law.

SECTION 2.12 Tax Treatment. The Parties agree to report the transactions on all applicable federal and state Income Tax Returns consistent with the final Allocation determined pursuant to Section 5.03(e), taking into account (solely for such purposes) as purchase price on a “closed transaction” method the risk-adjusted present value of any payments to be made by Buyer to Seller pursuant to Section 2.11. To the extent any payment made by Buyer pursuant to Section 2.11 exceeds or was not otherwise taken into account in determining such present value, such payment shall be treated as additional consideration for federal income and other applicable Tax purposes.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

SECTION 3.01 Organization and Existence. Seller is a limited partnership, organized under the laws of Delaware. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization. Seller has all requisite power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership action on the part of Seller. This Agreement has been, and on the Closing Date the Ancillary Agreements will be, duly executed and delivered by Seller. This Agreement constitutes, and each Ancillary Agreement when executed and delivered by Seller shall constitute, (assuming the due execution and delivery by each other Party) a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.03 Governmental Consents; Litigation. No consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity is required to be obtained or made by Seller which has not been obtained or made by Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby, other than (a) the Seller’s Required Consents set forth in Section 3.03 of the Seller Disclosure Letter and (b) the Consents and Filings the failure of which to obtain or make would not be (i) material to the ownership or operation of the Facility, or (ii) materially adverse to the ability of Seller to consummate the transactions contemplated hereunder or thereunder. No legal action, suit, arbitration, governmental investigation or other legal, judicial or administrative proceeding is pending or, to the Knowledge of Seller, threatened, against Seller or any of its Affiliates relating to Seller or any of its Affiliates, in each case, that (a) challenges the validity or enforceability of Seller’s obligations under this Agreement, (b) would be materially adverse to the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereunder, or (c) would be material to the ownership or operation of the Facility.

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SECTION 3.04 Noncontravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller does not, and, subject to Seller obtaining the Seller’s Required Consents, the consummation by Seller of the transactions contemplated hereby and thereby will not (a) contravene, violate or result in any breach of (with or without notice or lapse of time, or both) any provision of (i) the Organizational Documents of Seller, (ii) except for matters set forth in Section 3.04 of the Seller Disclosure Letter, any Material Contract or Permit to which Seller is a party or by which any of the Acquired Assets are bound, or result in the termination or acceleration thereof, or entitle any party to terminate or cancel any such Material Contract or Permit, or entitle any party to accelerate any obligation or indebtedness thereunder, or give any party thereunder any increased, additional, accelerated or guaranteed rights or entitlements, or give any party the right to Consent thereunder, or (iii) any Law or Order to which Seller is subject or by which any Acquired Asset is bound or affected, or (b) result in the imposition or creation of any Lien upon, or with respect to, any material Acquired Assets; except, in the case of clauses (a)(ii), (a)(iii) or (b), as would not, individually or in the aggregate, (1) be material to the ownership or operation of the Facility or (2) reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder or thereunder or to consummate the transactions contemplated hereunder or thereunder.

SECTION 3.05 Capitalization and Subsidiaries.

(a) The equity interests of Seller are wholly owned by Odessa Power Holdings, LLC and Odessa-Ector Power I, LLC.

(b) Seller has no Subsidiaries.

SECTION 3.06 Brokers. Except as set forth in Section 3.06 of the Seller Disclosure Letter, none of Seller or any of its Affiliates has any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

SECTION 3.07 Financial Statements; Absence of Changes; No Undisclosed Liabilities.

(a) Section 3.07(a) of the Seller Disclosure Letter sets forth the unaudited balance sheet, together with related statements of operations and cash flow, for Seller as of and for the years ending December 31, 2014, 2015 and 2016, and the unaudited statement of operations and cash flow for the three-month period ending March 31, 2017 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied (other than normal recurring year-end adjustments and the absence of footnotes) and from the books and records of Seller, on a consistent basis and fairly present in all material respects, the financial position and consolidated results of operations of Seller, as of the date thereof or for the period set forth therein. Seller does not maintain off-the-books accounts.

(b) Except as set forth in Section 3.07(b) of the Seller Disclosure Letter, since March 31, 2017, (i) the Facility has been operated in accordance with the ordinary course of business consistent with past practices in all material respects, and (ii) there has not been any Effect relating to Seller, the Acquired Assets or the ownership or operation of the Facility that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

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(c) Except for Liabilities disclosed in Section 3.07(c) of the Seller Disclosure Letter, for Seller Transaction Expenses and for Liabilities included as a current Liability in the calculation of Closing Date Net Working Capital or included in the calculation of the Closing Date Net Indebtedness Amount, Seller has no Liabilities that would be required to be reflected in, reserved against or otherwise disclosed on a balance sheet (including any footnotes thereto) prepared in accordance with GAAP consistently applied and which (i) are not reflected or reserved against in the Balance Sheet or (ii) are in excess of $500,000, individually, or $1,000,000, in the aggregate.

(d) As of the date hereof, except as set forth in Section 3.07(d) of the Seller Disclosure Letter, and as of the Closing, Seller has no outstanding Indebtedness.

SECTION 3.08 Litigation. Except as disclosed in Section 3.08 of the Seller Disclosure Letter, (a) there are no Claims pending or, to the Knowledge of Seller, threatened, against or otherwise affecting any Acquired Assets or Assumed Liabilities (or pending or, to the Knowledge of Seller, threatened, against any officer of Seller, in each case, with respect to their respective business activities on behalf of Seller), or to which Seller is otherwise a party, that is or would be (i) material to the ownership or operation of the Facility or (ii) materially adverse to the ability of Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, and (b) (i) there are no outstanding Orders binding on Seller or any of the Acquired Assets, including any Order that is material to the ownership or operation of the Facility or which limits or restricts Seller’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereunder, or which, following the consummation of the transactions contemplated in this Agreement, would reasonably be expected to limit or restrict the ability of Buyer or its Affiliates to (A) own and operate the Facility, (B) compete in any business or with any Person or in any geographic area, (C) sell, supply or distribute any service or product, or (D) acquire any property (tangible or intangible), and (ii) Seller is not in breach or violation of any Order. Notwithstanding anything herein to the contrary, the provisions of this Section 3.08 shall not apply or relate to any matters addressed by Section 3.13, including any matters related to Environmental, Health and Safety Laws or EHS Permits.

SECTION 3.09 Compliance with Laws and Permits.

(a) Except as set forth on Section 3.09(a) of the Seller Disclosure Letter or as would not be material to the ownership or operation of the Facility, (i) Seller is and since December 20, 2013 has been, in compliance with all applicable Laws, and (ii) since December 20, 2013, Seller has not received any written notice of, been charged with, or received a request for information or other notice from a Governmental Entity or member(s) of its staff regarding the violation or potential violation of any Laws.

(b) Seller has obtained and is not, and since December 20, 2013 has not been, in violation of the terms of any permits, certificates, licenses, registrations, franchises, writs, variances, waivers, exemptions, orders or other authorizations of all Governmental Entities (collectively, “Permits”) necessary for or used in the operation of the Facility, and all such

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Permits are in full force and effect and are final and non-appealable (and are listed on Section 3.09(b) of the Seller Disclosure Letter), and no Claim to revoke, limit or modify any of such Permits has been served upon Seller, or is pending or, to the Knowledge of Seller, threatened. To the Knowledge of Seller, (i) Seller is not under investigation with respect to the violation of any Laws, and (ii) there are no facts or circumstances which would reasonably be expected to form the basis for any such violation or investigation, in each case, an adverse ruling with respect to which would reasonably be expected to (A) result in any criminal penalty, criminal fine or other criminal liability, in each case, constituting a felony or (B) be material to the ownership or operation of the Facility.

(c) Since December 20, 2013 and except where the failure to be, or to have been, in compliance with such Laws would not be material to the ownership or operation of the Facility, neither Seller nor, to Seller’s Knowledge, any officer, director, employee, agent, representative or intermediary of Seller, in each case, acting on behalf of Seller, has used funds to make, directly or indirectly, any unlawful contribution, gift, bribe or forgiveness of all or part of a debt, payoff, kickback or other unlawful payment or any facilitation payment to or at the direction of any Government Authority in violation of any applicable Anti-Corruption Law.

(d) Notwithstanding anything herein to the contrary, the provisions of this Section 3.09 shall not apply or relate to any matters addressed by Section 3.13, including any matters related to Environmental, Health and Safety Laws or EHS Permits.

SECTION 3.10 Contracts.

(a) Section 3.10(a) of the Seller Disclosure Letter sets forth a list of the following Contracts in effect on the date of this Agreement to which Seller is a party or under which Seller has outstanding obligations or Liabilities or by which the Facility or any Acquired Assets are bound:

(i) Contracts, including any service agreement or parts supply agreement, (A) reasonably expected to require future payments or which resulted in payments during the fiscal year ended December 31, 2016, in each case, in excess of $250,000 per annum, or (B) requiring performance by any party more than one (1) year from the date hereof, other than those that, with respect to (B), can be terminated by Seller upon not more than thirty (30) days’ notice for a cost of less than $150,000;

(ii) Contracts for the purchase, sale or delivery of energy, capacity or ancillary services, whether at wholesale or retail;

(iii) Contracts for the purchase, sale or discharge of natural gas, or the conversion of natural gas into electricity;

(iv) Contracts for the purchase, sale, treatment, processing or discharge of water or related wastes;

(v) Contracts for the transportation of natural gas or transmission of electricity, including fuel transportation service agreements and pipeline and related facilities operations agreements;

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(vi) Contracts for the future sale or lease of any Acquired Assets (other than for the sale of inventory in the ordinary course of business consistent with past practice) with a value in excess of $250,000 or otherwise material to the ownership or operation of the Facility;

(vii) pipeline or electricity transmission interconnection agreements;

(viii) any operations agreement, maintenance agreement or management agreement with an Affiliate of Seller;

(ix) Contracts with respect to which Buyer will be required to assume the guaranty obligations or Indebtedness of Seller or any Affiliate of Seller upon the Closing or thereafter;

(x) any outstanding loan agreements, indentures, guarantee agreements, letters of credit, mortgages, promissory notes or other documents relating to (A) the borrowing, creation, incurrence, assumption or guarantee of money or other Indebtedness by Seller, (B) the grant or imposition of any Lien on any Acquired Assets to secure any such Indebtedness, or (C) the extension of credit by Seller to any other Person, in each case, in an amount in excess of $1,000,000 in the aggregate;

(xi) any outstanding futures, swap, collar, put, call, floor, cap, option or other similar Contracts, including those that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power (in any form, including energy, capacity or ancillary services, whether at wholesale or retail), gas or securities;

(xii) Contracts with a Governmental Entity;

(xiii) the Easements;

(xiv) Contracts that (A) contain any “take or pay” provisions or arrangements, or (B) require Seller to purchase or sell a stated portion of its or any third party’s requirements or outputs;

(xv) Contracts establishing any joint venture, partnership, strategic alliance, sharing of profits or proprietary information or other collaboration or otherwise relating to the acquisition by Seller of any operating business or material assets or the capital stock of any other Person;

(xvi) Contracts that contain any covenant (including a covenant not to compete or a non-solicitation covenant) that limits or purports to limit the ability of Seller, or which, following the consummation of the transactions contemplated hereby, would purport to restrict the ability of Buyer or its Affiliates, to (A) compete in any business or with any Person or in any geographic area, (B) sell, supply or distribute any service or product or otherwise freely engage in business anywhere in the world, or (C) solicit or hire any Person as an employee;

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(xvii) Contracts pursuant to which any warranty in favor of Seller has been granted and remains in effect with respect to services furnished or goods used or held for use in connection with the Facility having a value in excess of $1,000,000; and

(xviii) Contracts containing any power of attorney of Seller to any other Person or of any other Person to Seller or any obligation to act as guarantor, surety, co-signor, endorser (other than for purposes of collection in the ordinary course of business consistent with past practice), co-maker or indemnitor in respect of any performance obligation of any Person.

The foregoing Contracts are collectively referred to as the “Material Contracts”.

(b) Buyer has been provided with true, correct and complete copies of all Material Contracts (other than those that are Excluded Assets), including all amendments, modifications or supplements thereto.

(c) Each Material Contract (other than a Material Contract that will terminate or expire by its terms prior to Closing) constitutes the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect in all material respects. Neither Seller nor, to the Knowledge of Seller, any counterparty to any Material Contract, is in breach, violation or default (or would be in breach, violation or default but for the existence of a cure period) of or under, and no event has occurred that would, but for the existence of a cure period, constitute a breach, violation of default of or under any Material Contract that would give the other party thereto the right to terminate or cancel such Material Contract. Neither Seller nor any other party to any Material Contract has exercised any termination rights with respect to any Material Contract, and no such party has given written notice of any significant dispute with respect to any Material Contract.

(d) Section 3.10(d) of the Seller Disclosure Letter sets forth a list of all Seller Guarantees outstanding as of the date of this Agreement.

SECTION 3.11 Ownership of Assets.

(a) Except as set forth in Section 3.11(a)(i) of the Seller Disclosure Letter, Seller has (i) good and indefeasible fee simple title to that certain real property described in Section 3.11(a)(ii) of the Seller Disclosure Letter (the “Owned Real Property”), (ii) good, marketable title to all material personal property used or held for use in connection with its business or owned by it, (iii) such consents, easements, rights of way, permits or license interests described on Section 3.11(a)(iii) of the Seller Disclosure Letter (the “Easement Real Property” and, together with the Owned Real Property, the “Real Property”), pursuant to consent, easement, right of way, permit and license documents described on such Letter (collectively, the “Easements”), and (iv) good and, to the extent applicable, indefeasible title to all material buildings, structures, improvements and fixtures owned by Seller that are used or intended to be used in, or otherwise related to, Seller’s business and located on, under, over or within the Real Property and to all other Acquired Assets, in each case, free and clear of all Liens other than (A) such imperfections of title, easements, encumbrances, restrictions and other Liens (1) set forth on Section 3.11(a)(iv) of the Seller Disclosure Letter or (2) set forth in Schedule B, Items A, E and J

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of that certain Commitment for Title Insurance, issued June 30, 2017, by Fidelity National Title Insurance Company, as Commitment Number FAH17004911, or (3) which do not and would not reasonably be expected to, in the aggregate, materially interfere with the ownership of the Facility or Seller’s or Buyer’s ability to operate the Facility as currently operated or utilize the Real Property for its intended purpose, or (B) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business consistent with past practice which (1) are not, in the aggregate, material to the ownership or operation of the Facility and (2) relate to amounts not yet delinquent or being contested in good faith (and for which adequate reserves are maintained to the extent required by GAAP), (C) Liens for Taxes which are not yet due and payable or are being contested in good faith (and for which adequate reserves are maintained to the extent required by GAAP), (D) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity which are not violated by the current use or occupancy of such Real Property or the operation of the Facility as currently operated, and (E) those matters that were disclosed by the ALTA Survey, dated October 4, 2011, by LCA as job number 2011-005-056 (the Liens referenced in clauses (A) through (E) hereof, the “Permitted Liens”).

(b) Except as set forth in Section 3.11(b) of the Seller Disclosure Letter, (i) none of Seller’s interests in any Real Property is subject to or encumbered by any purchase option, right of first refusal or other contractual right or obligation of Seller to sell, assign or dispose of any interests in the Real Property and (ii) Seller has not leased or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof. Seller does not lease or sublease or otherwise use or occupy pursuant to any lease or sublease or similar agreement, any real property.

(c) Notwithstanding anything contained herein to the contrary, Seller makes none of the representations or warranties contained in this Section 3.11 with respect to (i) that certain Pipeline Easement and Right of Way, recorded in Volume 1510, page 52, (ii) that certain Pipeline Easement and Right of Way, recorded in Volume 1510, page 61, and (iii) that certain Pipeline Easement and Right of Way, recorded in Volume 1510, Page 66 (collectively, the “Excluded Easements”).

(d) Except as set forth in Section 3.11(d) of the Seller Disclosure Letter and except for the Excluded Assets and the Seller Guarantees, the Acquired Assets include all assets, Permits, properties and rights that are necessary and sufficient for Buyer to conduct, in all material respects, the business and operations of the Facility from and after the Closing Date in the ordinary course of business and in the manner conducted by Seller since January 1, 2017.

(e) As of the date hereof, the material tangible personal property of Seller is in good operating condition, maintenance and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used. The inventory and capital spares listed in Section 2.02(d) of the Seller Disclosure Letter are located at the Facility, except (x) for items in transit to or from a supplier or out for repair or (y) as used in the operation of the Facility after the date hereof.

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(f) Section 3.11(f) of the Seller Disclosure Letter sets forth all material Intellectual Property that is necessary for, and all material Intellectual Property used by, Seller (in each case, other than software) in the operation of the Facility (collectively, the “Seller Intellectual Property”). Except as set forth in Section 3.11(f) of the Seller Disclosure Letter, Seller possesses all right, title and interest in and to, or has the continuing right to use, sell and license pursuant to a valid and enforceable agreement, in each case, free and clear of all Liens (other than Permitted Liens), all Seller Intellectual Property. Seller Intellectual Property does not infringe, misappropriate or otherwise conflict with, and since December 20, 2013, Seller Intellectual Property has not, infringed, misappropriated, or otherwise conflicted with any Intellectual Property rights of any third parties, except as would not be material to the ownership or operation of the Facility or the Acquired Assets. With respect to any Seller Intellectual Property that is licensed from any third party, (a) Seller is not in material breach of or default under any such license, nor, to the Knowledge of Seller, is any other party to any such license in material breach thereof or default thereunder, nor, in either case, has it been given written notice thereof and (b) no party to any such license has exercised or given written notice with respect to any termination rights with respect thereto.

SECTION 3.12 Employee Matters.

(a) Section 3.12(a) of the Seller Disclosure Letter contains a list, as of the date of this Agreement, of each material Seller Benefit Plan. With respect to each material Seller Benefit Plan, Seller has made available to Buyer (i) true and complete copies of the most recent plan documents and any other material related documents, including all amendments thereto, (ii) the two (2) most recent annual reports on Form 5500 and schedules thereto, required to be filed with the IRS with respect thereto, (iii) written summaries of any Seller Benefit Plan not in writing and all related trust documents, (iv) the most recent determination or opinion letter from the IRS for each Seller Benefit Plan (where required), and (v) any summaries or communications to employees describing the terms of a Seller Benefit Plan, including the most recent summary plan descriptions, summary of benefits and coverage and summaries of material modifications for the Seller Benefit Plans. Each Seller Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other Laws applicable to employee benefit matters. Each Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, a copy of which has been made available to Buyer. To the Knowledge of Seller, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such Seller Benefit Plan.

(b) To the Knowledge of Seller, there are no pending proceedings, including audits or investigations by the IRS or the Department of Labor, which have been asserted or instituted against any Seller Benefit Plan, the assets of any such plan, Seller or any of its ERISA Affiliates or the plan administration or any fiduciary of a Seller Benefit Plan with respect to the operation of such plan and there are no facts or circumstances that would reasonably be expected to form the basis for any such proceeding.

(c) There does not exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability after the Closing of Buyer or any of its Affiliates. Except as set forth in Section 3.12(c) of the Seller Disclosure Letter, no Seller Benefit Plan provides subsidized health, medical or other welfare benefits after retirement or other termination of employment to any Plant Employee (other than continuation coverage required under Section 4980B(f) of the Code).

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(d) Seller has not entered into (or agreed to enter into) any Contract with any officer or director in connection with or in contemplation of the transactions contemplated hereby.

(e) Except as set forth in Section 3.12(e) of the Seller Disclosure Letter, none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby (alone or in combination with any other event, including any termination of employment on or following the Closing) will (i) entitle any Plant Employee to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Seller Benefit Plan, (iii) result in any breach or violation of, or default under, or limit any rights to amend, modify or terminate, any Seller Benefit Plan, or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) Neither Seller nor any of its Affiliates is a party to any collective bargaining agreement with any labor union representing the Plant Employees. No union certification or decertification proceeding has been filed and, to the Knowledge of Seller, no union authorization card campaign or other union organizing activity has been conducted relating to the Plant Employees since December 20, 2013. Except as set forth in Section 3.12(f) of the Seller Disclosure Letter, since December 20, 2013, there have been no strikes, lockouts or other labor stoppages involving the Plant Employees, nor, to the Knowledge of Seller, are any strikes, lockouts or other labor stoppages pending or threatened. Seller and its Affiliates have complied in all material respects with all Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and mass layoffs, wages and hours (including wage and hour classifications), equal employment opportunity, nondiscrimination, whistleblowing, employment and reemployment rights of members of the uniformed services and classification of workers as employees or independent contractors, in each case with respect to the Plant Employees, and to the extent that any Laws are applicable, any independent contractors of Seller.

(g) Seller has separately delivered to Buyer a list describing the (i) name, (ii) service date, (iii) position, (iv) rate of pay, (v) target bonus and actual bonus paid for 2016, (vi) leave or disability status, (vii) full or part-time status and (viii) exempt or non-exempt status of each Plant Employee as of the date hereof. Seller has separately delivered to Buyer a list of all independent contractors and all “leased employees” (as such term is defined in Section 414(n) of the Code) of Seller that provides for each such person the hourly pay rate or other compensatory arrangement for such person and the amount paid by Seller to such person in 2016. Seller shall update such lists from time to time and as of the Closing Date.

(h) No Seller Benefit Plan is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). Seller is not required to reimburse any Person for any Tax arising under Section 409A or 4999 of the Code.

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SECTION 3.13 Environmental, Health and Safety Matters.

(a) Except as disclosed in Section 3.13 of the Seller Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect:

(i) Seller is, and since December 20, 2013 has been, in compliance with all applicable Environmental, Health and Safety Laws;

(ii) there are no Claims pending or, to the Knowledge of Seller, threatened against or relating to the business of Seller alleging any violation of, or liability under, any Environmental, Health and Safety Laws, and Seller has paid or otherwise satisfied any fines, penalties, or other Liabilities previously assessed against them under any Environmental, Health and Safety Laws;

(iii) Seller is not subject to any Order requiring the investigation or cleanup of any Hazardous Substance at any real property or facility currently or formerly owned or operated by Seller (including, for the avoidance of doubt, the Facility), or any other real property or facility;

(iv) there is not now, and since December 20, 2013 there has not been, any Hazardous Substance (A) used, generated, treated, stored, transported, disposed of, Released, or handled on any currently or formerly owned or leased property associated with the business except in full compliance with Environmental, Health and Safety Laws, or (B) otherwise existing on, under, about, or emanating from or to, any currently or formerly owned or leased property associated with the business except in full compliance with, and as would not reasonably be expected to result in any Liability under, all applicable Environmental, Health and Safety Laws;

(v) Seller has obtained and is not, and since December 20, 2013 has not been, in violation in of the terms of any EHS Permits necessary for or used in the operation of the Facility, all such EHS Permits are in full force and effect and are final and non-appealable (and are listed on Section 3.13 of the Seller Disclosure Letter), and no Claim to revoke, limit or modify any of such EHS Permits has been served upon Seller, or is pending or, to the Knowledge of Seller, threatened, and to the extent required to maintain the effectiveness of such EHS Permits or continued operation of the Facility, Seller has filed all timely applications for re-issuance or renewal of such EHS Permits; and

(vi) to the Knowledge of Seller, no facts, circumstances or conditions exist with respect to any property or Person by or to which Seller arranged for the transportation, recycling, reclamation, storage, disposal, treatment, recovery of energy from or other management of Hazardous Substances, that would reasonably be expected to result in a violation of any Environmental, Health and Safety Law or result in any Liability under any Environmental, Health and Safety Law.

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(b) Buyer has been provided with, or has been provided access to, copies, in the possession or control of Seller, of the following records as requested by Buyer:

(i) all active EHS Permits listed on Section 3.13 of the Seller Disclosure Letter and other material documents exchanged with any Governmental Entity relating thereto or pursuant to any other Environmental, Health and Safety Law, in each case related to Seller or the Facility;

(ii) all Phase I or Phase II environmental site assessments or similar studies or analyses related to the Facility or Real Property;

(iii) all correspondence with the Railroad Commission of Texas or member(s) of its staff regarding the 2017 Safety Evaluation with respect to the Real Property;

(iv) all correspondence with the Railroad Commission of Texas regarding the abandoned well on the Real Property;

(v) all open and unresolved notices of violation, or notices of alleged noncompliance, or notices with respect to any Claim concerning potential noncompliance with Environmental, Health and Safety Law, in each case, with respect to the Facility;

(vi) all documentation in the possession or control of Seller relating to the cleanup or remediation of the Tartan Textiles site, including the well plugging report and municipal settings designation associated with the Tartan Textiles site;

(vii) all correspondence with the Texas Commission on Environmental Quality or member(s) of its staff regarding the sodium hypochlorite spills at the Facility in 2013 and 2016; and

(viii) all OSHA logs with respect to the Facility.

(c) Notwithstanding any provision of this Agreement to the contrary, the representations and warranties in this Section 3.13 are the sole and exclusive representations relating to environmental matters, including compliance with any Environmental, Health and Safety Law or EHS Permits or the use, generation, treatment, storage, disposal, release or handling of Hazardous Substances.

SECTION 3.14 Taxes.

(a) Except as set forth in Section 3.14(a) of the Seller Disclosure Letter, from and after December 20, 2013, or, to the Knowledge of Seller (provided, that, for purposes of this Section 3.14(a), the Knowledge of Seller shall not require any inquiry), prior to December 20, 2013, (i) with respect to the Acquired Assets, all material Tax Returns other than Income Tax Returns required to be filed by Seller have been filed when due in accordance with applicable Law, (ii) all Taxes due and payable with respect to such material Tax Returns (whether or not such Taxes were shown as due and payable on such Tax Returns) have been paid within the time required by Law, (iii) there is no action, suit, proceeding, investigation, audit or claim now pending or threatened in writing relating to Taxes with respect to the Acquired Assets, (iv) there are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the

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Acquired Assets, (v) Seller has timely and properly collected, withheld and remitted to the Taxing Authority to whom such payment is due all material amounts required to be collected or withheld by it for the payment of material Taxes with respect to the Acquired Assets, (vi) there are no Liens for any Taxes upon the Acquired Assets other than for Taxes not yet due, and (vii) none of the Acquired Assets are “tax-exempt use property” within the meaning of Section 168(h) of the Code, are “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, secure any debt the interest of which is tax-exempt under Section 103(a) of the Code or are subject to a “section 467 rental agreement” within the meaning of Section 467 of the Code.

(b) Notwithstanding any provision in this Agreement to the contrary, (i) Section 3.12 and this Section 3.14 contain all of the representations and warranties by Seller regarding Taxes, and (ii) no breach or inaccuracy of any representation or warranty in this Section 3.14 (other than any representation or warranty in Section 3.14(a)(vii)) shall entitle the Indemnified Buyer Entities to be indemnified for Indemnifiable Losses arising from Taxes imposed with respect to any taxable period (or portion thereof) commencing after the Closing Date.

SECTION 3.15 Intercompany Obligations. Except as set forth on Section 3.15 of the Seller Disclosure Letter, (a) no Affiliate of Seller (i) has any interest in any Acquired Asset, (ii) has any payable, receivable or other intercompany account owing to or from Seller, or (iii) has any Claim against Seller, and (b) there are no obligations, commitments, Contracts or other Liabilities between Seller, on the one hand, and any Affiliate of Seller, on the other hand.

SECTION 3.16 Insurance. Section 3.16 of the Seller Disclosure Letter sets forth a list, as of the date hereof, of all material insurance policies providing coverage to the Facility with respect to which Seller is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). To the Knowledge of Seller, such Insurance Policies are in full force and effect on the date of hereof and all premiums due on such Insurance Policies as of the date hereof have been paid. As of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination, nor any written notice of breach or default under any Insurance Policy, has been received by Seller or any Affiliate thereof, and, to the Knowledge of Seller, no such action has been threatened.

SECTION 3.17 Regulatory Status. Seller is a registered power generation company with the PUCT, a registered resource entity at ERCOT, and a registered pipeline operator with the Railroad Commission of Texas. Seller is not a “public utility,” “gas utility,” or “common carrier” within the meaning of the Texas Natural Resources Code or the Texas Utilities Code. Seller is an “exempt wholesale generator” within the meaning of the Public Utility Holding Company Act of 2005 (“PUHCA”) and therefore is not subject to regulation as a “public-utility company” or “public utility holding company” under PUHCA and those regulations promulgated thereunder by FERC.

SECTION 3.18 Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 3, neither Seller nor any other Person on Seller’s behalf makes any express or implied representation or warranty with respect to Seller, the Acquired Assets, the Assumed Liabilities, the Facility or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties and any reliance thereon, whether made by Seller or any other Person.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

SECTION 4.01 Organization and Existence. Buyer is a limited liability company, organized under the laws of Delaware. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 4.02 Authorization. Buyer has all requisite power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Buyer. This Agreement has been, and on the Closing Date the Ancillary Agreements will be, duly executed and delivered by Buyer. This Agreement constitutes, and each Ancillary Agreement when executed and delivered by Buyer shall constitute, (assuming the due execution and delivery by each other Party) a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.03 Governmental Consents. No Consent of or Filing with any Governmental Entity is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements to be delivered hereunder by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby, other than (a) the Buyer’s Required Consents set forth on Section 4.03 of the Buyer Disclosure Letter and (b) the Consents and Filings the failure of which to obtain or make would not be material to Buyer’s ability to perform its obligations hereunder or thereunder or to consummate the transactions contemplated hereunder or thereunder.

SECTION 4.04 Noncontravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer does not, and, subject to obtaining Buyer’s Required Consents, the consummation by Buyer of the transactions contemplated hereby and thereby will not contravene or violate any provision of (a) the Organizational Documents of Buyer, (b) any mortgage, lease, franchise, license, permit, agreement or other instrument to which Buyer is a party or by which Buyer is bound, or result in the termination or acceleration thereof, or entitle any party to accelerate any obligation or indebtedness thereunder, or (c) any Law or Order to which Buyer is subject or by which any property or asset of Buyer is bound or

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affected; except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or thereunder or to consummate the transactions contemplated hereunder or thereunder.

SECTION 4.05 Litigation. There are no Claims pending or, to Buyer’s Knowledge, threatened, against or otherwise relating to Buyer or any of its Affiliates before any Governmental Entity or any arbitrator, (a) that challenge the validity or enforceability of Buyer’s obligations under this Agreement or (b) that seek to prevent or delay, or that otherwise would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or thereunder or to consummate the transactions contemplated hereunder or thereunder.

SECTION 4.06 Brokers. None of Buyer or any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or its Affiliates would reasonably be expected to become liable or obliged.

SECTION 4.07 Available Funds; Source of Funds. At the Closing, Buyer will have sufficient cash or other sources of immediately available funds to pay in cash the Purchase Price in accordance with Article 2 and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement. Buyer represents and warrants that all funds paid to Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering laws of the United States.

SECTION 4.08 Investigation. Buyer is a sophisticated entity, knowledgeable about the industry in which Seller operates and experienced in investments in such businesses so as to be capable of evaluating the merits and risk of its investment, and is able to bear the economic risk associated with the purchase of the Acquired Assets and assumption of the Assumed Liabilities. Buyer (either alone or together with its advisors) has independently conducted its own analysis and made the decision to enter into this Agreement.

SECTION 4.09 Disclaimer Regarding Projections. Buyer may be in possession of certain projections and other forecasts regarding Seller, the Acquired Assets, the Assumed Liabilities and the Facility, including projected financial statements, cash flow items and other data of Seller and the Facility and certain business plan information of Seller and the Facility. Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly are not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and Buyer shall not have any claim against anyone with respect thereto. Accordingly, Buyer acknowledges that, without limiting the generality of Section 4.10, neither Seller nor any of its Affiliates, Representatives, agents or advisors has made any representation or warranty with respect to such projections and other forecasts and plans.

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SECTION 4.10 Ownership in ERCOT. As of the date of this Agreement, Buyer and its Affiliates own and control installed generating capacity in ERCOT in an amount that does not exceed the twenty percent (20%) limitation set forth in Section 39.154 of PURA (the “Generating Capacity Threshold”).

SECTION 4.11 Exclusive Representations or Warranties. Buyer acknowledges that except for the representations and warranties contained in Article 3, neither Seller nor any other Person on its behalf, makes any express or implied representation or warranty with respect to Seller, the Acquired Assets, the Assumed Liabilities, the Facility or the transactions contemplated by this Agreement, and Buyer disclaims reliance on any other representations or warranties, whether made by Seller or any of its Affiliates or Representatives.

ARTICLE 5

COVENANTS

SECTION 5.01 Information Pending Closing. From the date of this Agreement through the Closing, Seller shall provide Buyer and its Representatives with information and documents as to Seller and its material operations, including the Facilities, the Acquired Assets and the Assumed Liabilities, as reasonably requested by Buyer and to the extent such information is readily available to Seller or can be obtained by Seller without any material interference with the business or operations of Seller. Until the Closing, as soon as reasonably practicable after the end of each calendar month, and to the extent that Seller or any of its Affiliates has historically prepared such financial information for internal purposes, Seller shall deliver to Buyer an unaudited consolidated balance sheet as of the end of such month, together with related consolidated statement of operations and cash flow for Seller for the period beginning on January 1 of such year and ending on the last day of such month, in each case prepared consistent with the Financial Statements. Notwithstanding the foregoing, Seller shall not be required to provide any information which (a) Seller reasonably believes it is prohibited from providing to Buyer by reason of applicable Law, which Seller reasonably believes the disclosure of which will waive the attorney/client privilege, or which Seller is required to keep confidential or prevent access to by reason of any Contract with a third party (provided, that Seller shall use commercially reasonable efforts to obtain any such Consent to be permitted to provide the requested information or otherwise provide the requested information in a manner that would not be prohibited or would not result in a waiver of attorney/client privilege, including by providing it in summary or redacted form) or (b) relates to competitively sensitive information that Seller’s counsel reasonably determines to be impermissible under federal or state antitrust Laws. Notwithstanding anything contained herein, from the date of this Agreement through the Closing, Buyer shall not be permitted to contact Seller’s employees (including any Plant Employees), vendors, customers or suppliers in connection with the transactions contemplated hereby without receiving prior written authorization from Seller, which such authorization shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, all information provided by Seller pursuant to this Section 5.01 shall be subject to the Confidentiality Agreement.

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SECTION 5.02 Conduct of Business Pending the Closing.

(a) Subject to Section 5.02(c), from the date of this Agreement through the Closing (the “Interim Period”), Seller shall (i) operate its business in the ordinary course of business consistent with past practices and in compliance in all material respects with applicable Laws and (ii) use commercially reasonable efforts to (A) preserve, maintain and protect the business operations, assets, properties, organization (including Continuing Employees) and goodwill of Seller, (B) maintain its existing Permits and Air Emission Allowances, and (C) maintain all material relationships with customers, suppliers, Governmental Entities and other Persons having business relationships with Seller.

(b) Without limiting the foregoing, except as otherwise contemplated by this Agreement or set forth in Section 5.02(b) of the Seller Disclosure Letter or as consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed solely with respect to clauses (viii), (xiii) and (xv), during the Interim Period, Seller shall not, and shall (in the case of clause (xv)) cause its applicable Affiliates not to, directly or indirectly, do the following:

(i) sell, transfer, convey, abandon, lease, license, cancel or otherwise dispose of any Real Property or any other assets other than (A) in the ordinary course of business consistent with past practice and in an amount not in excess of $250,000, in the aggregate or (B) the sale of electricity in the ordinary course of business consistent with past practice;

(ii) merge or consolidate with any other Person, acquire all or substantially all of the assets or business of any other Person, or enter into any joint venture, partnership or similar venture with any other Person with respect to the Facility, the Acquired Assets or the Assumed Liabilities;

(iii) enter into, terminate, materially amend, grant any waiver of any material term under, grant any material consent with respect to, or fail to comply in any material respect with, any Material Contract, Easement or Contract that would be a Material Contract or Easement if in existence on the date hereof;

(iv) (A) issue, grant any options, warrants, calls, subscriptions or other rights for, phantom stock rights, stock appreciation rights, reserve or authorize for issuance, pledge or otherwise encumber, deliver, redeem or sell, or enter into any arrangement to do any of the foregoing, with respect to any of its respective equity interests, (B) liquidate, dissolve or otherwise wind up its business or operations or (C) materially amend or materially modify its Organizational Documents, in each case that would result in Odessa Power Holdings, LLC, Odessa-Ector Power I, LLC or their respective Affiliates from being unable to deliver 100% of Seller’s equity capital to a potential buyer of such equity capital at the Closing;

(v) purchase any equity securities of, or make any other investment in, any Person;

(vi) (A) except as required by changes in applicable Law or changes in GAAP, change any accounting method, principle or policy, (B) make any material change in its cash management practices, (C) make any material write-down in the value of its inventory outside the ordinary course of business consistent with past practice, or (D) make any material write-off of any accounts receivable outside the ordinary course of business consistent with past practice;

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(vii) effect any recapitalization, reclassification or other change in its capitalization that would result in Odessa Power Holdings, LLC, Odessa-Ector Power I, LLC or their respective Affiliates being unable to deliver 100% of Seller’s equity capital to a potential buyer of such equity capital at the Closing;

(viii) acquire any material assets other than (A) in the ordinary course of business consistent with past practice in an amount not in excess of $250,000, in the aggregate or (B) gas or other fuel in the ordinary course of business consistent with past practice;

(ix) engage in any new line of business, or introduce any material change with respect to the operation of Seller’s business, including the Facility and the Acquired Assets;

(x) create, incur or assume any Indebtedness (other than Indebtedness incurred in the ordinary course of business consistent with past practice that is included in the calculation of the Closing Date Net Working Capital or for which Buyer will not have any liability after the Closing);

(xi) settle any Claim or compromise or settle any liability, in each case, (A) in an amount in excess of $250,000, (B) that restricts or limits or seeks to restrict or limit Seller’s activities in connection with the conduct or operations of its business or the ownership or operations of the Facility, or that would reasonably be expected to limit the conduct of the business of Buyer or its Affiliates including, from and after the Closing, the ownership or operations of the Facility, or (C) that is otherwise material to the business of Seller or the ownership or operations of the Facility;

(xii) cancel or materially change coverage under any Insurance Policy;

(xiii) with respect to the Acquired Assets, (A) consent to any extension or waiver of the statute of limitations with respect to Taxes, (B) adopt, rescind or change (1) any method of Tax accounting, (2) any election relating to Taxes or (3) any annual Tax accounting period, (C) except as required by Law, enter into any closing agreement with respect to any Tax that would (1) result in aggregate Tax Liability to Seller exceeding $750,000 with respect to taxable periods ending on or before the Closing Date, or (2) be binding on Buyer, (D) except as may be required by Law, make any change to any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Returns, or (E) obtain any Tax ruling, or take any affirmative action to surrender any right to claim a Tax refund, offset or other reduction in Tax liability, in each of clauses (A)-(E) of this Section 5.02(b)(xiii), except to the extent that such action would not adversely affect Buyer following the Closing;

(xiv) (A) enter into any Contract with a labor union regarding representation of the Plant Employees or (B) enter into any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization;

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(xv) except (A) to the extent required by applicable Law or (B) to the extent required by any Seller Benefit Plan as in effect on the date of this Agreement, (1) increase the compensation or benefits of or pay any bonus to any Plant Employee or individual independent contractor of Seller, (2) grant any severance, change of control, retention, termination or similar compensation or benefits to any Plant Employee or individual independent contractor of Seller, (3) amend, adopt, enter into or terminate any collective bargaining agreement covering Plant Employees, (4) amend, adopt, enter into or terminate, or otherwise increase the coverage or benefits available under, a Seller Benefit Plan that is intended to only affect Plant Employees, (5) take any action to accelerate the vesting or payment of any compensation or benefit to any Plant Employee, or individual independent contractor of Seller, (6) transfer any Plant Employee to any of Seller’s Affiliates or transfer any employee of any of Seller’s Affiliates to Seller, (7) grant any unusual or extraordinary bonus or benefit to any Plant Employee or other current or former employee or individual independent contractor of Seller, (8) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar Contract with any Plant Employee or individual independent contractor of Seller (or amend any such Contract), (9) change the number of Persons employed by Seller or (10) hire or terminate the employment of any Plant Employee other than any hirings or terminations in the ordinary course of business consistent with past practice of employees who are not executive officers;

(xvi) create or dissolve any Subsidiary;

(xvii) (A) subject any material Acquired Assets to any Lien, other than Permitted Liens or (B) discharge or satisfy any material Lien or pay any material Liability, other than current Liabilities paid in the ordinary course of business consistent with past practice;

(xviii) sell or enter into any contract to sell any Air Emission Allowance; or

(xix) agree or commit to do any of the foregoing.

(c) Notwithstanding Section 5.02(a), Seller may take commercially reasonable actions (whether or not permitted by Section 5.02(a)) in accordance with Good Utility Practices and applicable Laws with respect to emergency situations or to comply with applicable Law.

(d) On or prior to Closing, Seller shall cause all obligations, Contracts or other Liabilities between Seller or any of its Affiliates with respect to the ownership or operation of the Facility, the Acquired Assets or the Assumed Liabilities (other than those set forth on Section 5.02(d) of the Seller Disclosure Letter) to be terminated.

(e) Nothing contained in this Section 5.02 is intended to give Buyer the right to control or direct the operations of Seller, the Acquired Assets, the Assumed Liabilities or the Facility prior to the Closing.

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SECTION 5.03 Tax Matters.

(a) Tax Returns. Seller shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns required to be filed by Seller related to the Facility or the Acquired Assets, and Buyer shall prepare or cause to be prepared and shall file all Tax Returns required to be filed by Buyer related to the Facility or the Acquired Assets.

(b) Tax Contests. Buyer shall promptly notify Seller in writing upon receiving notice from a Taxing Authority after the Closing of any audit, assessment, litigation, contest or other proceeding relating to Taxes (a “Tax Contest”) for which Seller would reasonably be expected to be liable under Article 8 or any other provision of this Agreement or under Law, including Taxes for any Pre-Closing Period or Straddle Period, and shall promptly deliver to Seller copies of all correspondence received from a Taxing Authority in connection with any such Tax Contest. Seller shall have the right to control the conduct of any Tax Contest relating solely to Taxes for which Seller (or their direct or indirect equity owners) would be responsible, including pursuant to Article 8; provided, that Buyer, at its own expense, shall be entitled to participate in the conduct of any such Tax Contest, Seller shall keep Buyer reasonably informed regarding developments in such Tax Contest and Seller shall not settle any such Tax Contest that would be binding on Buyer or that involves any Taxes for which Buyer would be responsible (whether under Article 8 or under applicable Law) without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Buyer shall control the conduct of any other Tax Contest with respect to the Facility or the Acquired Assets; provided, that if Seller would reasonably be expected to be responsible for a portion of the Taxes that would result from such Tax Contest, then Seller, at its own expense, shall be entitled to participate in the conduct of any such Tax Contest, Buyer shall keep Seller reasonably informed regarding developments in such Tax Contest and Buyer shall not settle any such Tax Contest without Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed. To the extent of any conflict between Section 8.03 and this Section 5.03(b), the provisions of this Section 5.03(b) shall control.

(c) Cooperation. Subject to the other provisions of this Section 5.03, Buyer and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any Party, in connection with the preparation and filing of Tax Returns and any Tax Contest or other proceeding with respect to such Tax Returns or with respect to Taxes relating to the Acquired Assets. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, Tax Contest or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The requesting Party shall reimburse the cooperating Parties for all reasonable costs and documented, out-of-pocket expenses incurred by such cooperating Parties.

(d) Transfer Taxes. Except as otherwise required by Law, Buyer shall file all Tax Returns required to be filed in respect of Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement and pay all Transfer Taxes owing with respect to such returns. The Parties shall cooperate with each other in connection with the filing of any Tax Returns relating to Transfer Taxes, including joining in the execution of any such Tax Return or

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other documentation where necessary. Buyer and Seller shall, upon request of the other Party, use their commercially reasonable efforts to obtain any certificate or other document from any person as may be necessary to mitigate, reduce or eliminate any Transfer Tax, including by qualifying for the occasional sale exemption or any other exemption available under applicable Law. Buyer and Seller intend that the transaction contemplated by this Agreement will qualify as an “occasional sale” for Texas sales tax purposes, and will be exempt from such tax pursuant to Texas Tax Code Section 151.304. On or prior to the Closing Date, Seller shall provide Buyer with a duly executed Texas Comptroller Form 01-917, Statement of Occasional Sale, with respect to such transaction. If required by Law to file or pay any Transfer Tax described in this Section 5.03(d), Seller shall timely pay such Transfer Tax and provide to Buyer copies of all such filed Tax Returns relating to Transfer Taxes and reasonable evidence that all such Transfer Taxes have been timely paid. Buyer shall reimburse Seller for the payment of such Transfer Taxes within ten (10) days of its receipt of such reasonable evidence.

(e) Purchase Price Allocation. Not later than sixty (60) Business Days after the final determination of Purchase Price pursuant to Section 2.10(b), Buyer shall prepare and deliver to Seller an allocation schedule, in the form set forth in Section 5.03(e) of the Buyer Disclosure Letter, setting forth Buyer’s determination of the allocation of the Purchase Price and assumed (or deemed assumed) obligations to the extent properly taken into account under the Code among the Assumed Assets that complies with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Seller and Buyer shall work in good faith to resolve any disputes relating to the Allocation within thirty (30) days. If Seller and Buyer are unable to resolve any such dispute, such dispute shall be resolved promptly by the Independent Accountants, the costs of which shall be borne equally by Seller and Buyer. Seller and Buyer shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the allocable Purchase Price or any other amounts constituting consideration for federal Income Tax purposes pursuant to this Agreement. Seller and Buyer shall, and shall cause their respective Affiliates to, report consistently with the Allocation in all Tax Returns, including on Form 8594, and none of the Parties shall take any position in any Tax Return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code or with the written consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed. Each of Seller and Buyer agrees to promptly advise the other regarding the existence of any Tax audit, controversy or litigation related to the Allocation; provided, that nothing in this Section 5.03 shall require any of the Parties to litigate before any court, or prevent any of the Parties from settling in good faith, any proposed deficiency or adjustment by any Taxing Authority challenging the Allocation.

(f) Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Law. If Buyer determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, Buyer shall use its commercially reasonable efforts to provide notice to Seller at least four (4) Business Days prior to the date on which such payment is to be made, with a written explanation substantiating the requirement to withhold. To the extent amounts are deducted or withheld in accordance with this Section 5.03(f) and remitted to the applicable Taxing Authority, such amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which the deduction or withholding was made.

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(g) Parties’ Tax Returns. Notwithstanding anything to the contrary herein (including Section 5.03(c) and Section 5.09), neither Buyer nor its Affiliates shall have the right at any time to examine the Tax Returns, Tax work papers, financial statements or books and records of Seller or any of its Affiliates (other than the non-Income Tax Returns of Seller), and neither Seller nor its Affiliates shall have the right at any time to examine the Tax Returns, Tax work papers, financial statements or books and records of Buyer or any of its Affiliates (other than the non-Income Tax Returns of Buyer), in each case, including in connection with any Third Party Claim, Tax Contest, Claim or other dispute (whether among the Parties or involving third parties) or otherwise.

(h) Apportionment. For purposes of this Agreement, Liability for any Taxes of Seller with respect to any Straddle Period shall be apportioned to Seller for any Pre-Closing Period and to Buyer thereafter. Liability for Property Taxes with respect to any Straddle Period shall be apportioned to the Pre-Closing Period on a per diem basis. Liability for Taxes other than Property Taxes for the Pre-Closing Period shall be deemed equal to the amount which would be payable during the Pre-Closing Period if the relevant taxable period took into account only the Pre-Closing Period on an “interim closing of the books” method similar to that described in the Treasury Regulations promulgated under Section 706 of the Code.

SECTION 5.04 Confidentiality; Publicity.

(a) Buyer acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of a confidentiality agreement, dated as of December 2, 2016, between Vista Energy Corp. and Koch Energy Holdings, LLC (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall (i) terminate with respect to information relating solely to the Acquired Assets, the Assumed Liabilities and the Facility and (ii) notwithstanding anything in the Confidentiality Agreement to the contrary, the obligations of Vista Energy Corp and its Affiliates, including Buyer, under paragraph 6 of the Confidentiality Agreement shall be deemed to survive and be in full force and effect (other than in respect of Continuing Employees) until the date that is two (2) years after the Closing Date; provided, however, that Buyer acknowledges that any and all other information provided to it by Seller, any Affiliate of Seller or any Representative of Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b) None of Seller, Buyer or any of their respective Affiliates or Representatives shall make any public announcement or issue any public communication (including announcements or communications to Plant Employees and interviews with the media) regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Seller or Buyer, as applicable (which consent shall not be unreasonably withheld), except if such announcement or other communication is (i) required by applicable Law or legal process (including rules of any national securities exchange), in which case Seller or Buyer, as applicable, shall use their best effort to coordinate or communicate such

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announcement or communication with Seller or Buyer, as applicable, prior to announcement or issuance (ii) consistent with previous releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party) or (iii) made by a Party or its Affiliates to their respective Affiliates or Representatives, provided that (A) they are advised of the confidential nature thereof and agree to hold such information in confidence in accordance with the applicable provisions of this Agreement (and such Party shall be liable for all non-permitted disclosures by its Affiliates or Representatives) and (B) nothing herein shall permit a Party, and no Party shall be permitted, to disclose or disseminate this Agreement to any Person other than their respective Affiliates and (on a need to know basis) professional advisors and such Affiliates’ directors, officers or employees.

SECTION 5.05 Post-Closing Books and Records. Buyer shall retain, for at least seven (7) years after the Closing Date, all books, records and other documents pertaining to the Facility, the Acquired Assets and Assumed Liabilities that relate to the period prior to the Closing Date, except for Tax Returns and supporting documentation relating to the Facility, the Acquired Assets and Assumed Liabilities which shall be retained until sixty (60) days after the date required by applicable Law, and to make the same available after the Closing Date for inspection and copying by Seller, at Seller’s cost and expense and during regular business hours without significant disruption to the Facility and upon reasonable request and upon reasonable advance notice. If Buyer wishes to destroy such books, records and other documents during such period, Buyer shall give notice of such proposed destruction to Seller, and upon notice from Seller received within ninety (90) days of its notice of destruction, at Seller’s sole cost and expense, transfer such books and records to Seller or its designated Affiliate at Seller’s expense.

SECTION 5.06 Expenses. Except as otherwise provided in this Agreement, including the provisions of Section 9.02(a), whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial or legal advisors or comparable other persons retained or employed by such Party in connection with the transactions contemplated by this Agreement.

SECTION 5.07 Employee Matters; Continuing Employees.

(a) Continuing Employees. At least five (5) Business Days prior to the Closing, Buyer shall deliver, in writing, an offer of employment (on terms and conditions consistent with this Section 5.07) to all then current Plant Employees to commence such employment immediately after the Closing, other than any Plant Employees who have been identified as Affected Employees pursuant to clause (a) of such definition as of such time); provided, that each such offer shall be subject to the applicable Plant Employee’s continued employment with Seller until immediately prior to the Closing and to Buyer’s customary pre-employment/post-offer procedures and qualifications; provided further that, with respect to each Plant Employee who is not actively employed as of immediately prior to the Closing due to a leave of absence (each, an “Inactive Plant Employee”), any such offer shall (i) be contingent on (A) such Plant Employee presenting himself or herself to Buyer for active employment during the six-month period immediately following the Closing (or such longer period as specified by applicable Law), and presenting reasonable evidence to Buyer of such readiness for active employment and

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(B) the circumstances being such that Seller would have been required to re-employ or continue to employ such Plant Employee in accordance with applicable Law and its applicable policies, practices and procedures in effect on the date hereof, if the transactions contemplated by this Agreement had not occurred, and (ii) be effective on the date that such Plant Employee presents himself or herself to Buyer for active employment. Seller will provide Buyer with a then-current list of Inactive Plant Employees within five (5) Business Days prior to the Closing Date indicating the last potential date of return. For all purposes of the remainder of this Section 5.07, with respect to any Inactive Plant Employee, the date that such Inactive Plant Employee commences employment with Buyer or the time of such commencement of employment shall be substituted for the terms “Closing Date” or “Closing”, respectively, wherever such term appears. Each such offer of employment shall be consistent with the obligations of Buyer set forth in this Section 5.07. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Continuing Employees.” Effective as of the Closing, Seller shall terminate the employment of each Plant Employee who satisfies Buyer’s pre-employment/post-offer procedures and qualifications (other than any Plant Employee who has been identified as an Affected Employee pursuant to clause (a) of such definition).

(b) Seller Benefit Plans. As of the Closing Date, in no event shall any Continuing Employee be entitled to accrue any benefits under any Seller Benefit Plan with respect to services rendered or compensation paid on or after the Closing Date. From and after the Closing Date, Seller and its Affiliates shall retain sponsorship of all the Seller Benefit Plans and shall retain and hold Buyer harmless and indemnify Buyer with respect to all commitments, Liabilities and obligations thereunder, whether arising before, on or after the Closing, and neither Buyer nor any of its Affiliates shall have any responsibility for any such Seller Benefit Plans or commitments, Liabilities or obligations. Effective as of the Closing Date, Seller shall cause the account balances of the Continuing Employees in each Seller Benefit Plan that is a 401(k) plan and the benefits of the Continuing Employees in each Seller Benefit Plan that is a defined benefit pension plan or a nonqualified retirement plan to be fully vested.

(c) Continuation of Compensation and Benefits. For a one (1)-year period following the Closing, Buyer shall provide, or shall cause to be provided, compensation (including salary, cash bonus, commissions and other incentives) and benefits to each Continuing Employee that are substantially comparable, in the aggregate, to the compensation and benefits provided to similarly situated employees of Buyer during such period; provided that the annual base pay provided to each Continuing Employee during such one (1)-year period shall be no less than the annual base pay provided by Seller to such Continuing Employee immediately prior to the Closing. Neither Buyer nor any of its Affiliates shall have any responsibility for any bonuses or incentive payments payable under the Seller Benefit Plans or payable with respect to any period prior to the Closing.

(d) Severance. Without limiting the foregoing provisions of this Section 5.07, for a one (1)-year period following the Closing, for any termination of employment by Buyer other than for cause (as determined in Buyer’s reasonable discretion), Buyer shall provide, or shall cause to be provided, severance benefits to each Continuing Employee that include at least two weeks of base pay for every year of service with Seller (or any Affiliate thereof) and any respective predecessor, subject to a maximum of fifty-two (52) weeks of base pay per Continuing Employee.

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(e) Benefit Continuation for Continuing Employees. Buyer shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plans, programs and policies of Buyer or any Affiliate thereof in which Continuing Employees participate (or are eligible to participate) that are “welfare benefit plans” (as defined in Section 3(1) of ERISA) to the same extent that such conditions and waiting periods were satisfied or waived under the comparable Seller Benefit Plan immediately prior to the Closing. In addition, Buyer shall provide or cause to be provided each Continuing Employee with credit for any copayments and deductibles paid during the plan year commencing immediately prior to the Closing Date in satisfying any applicable copayments, deductibles or other out-of-pocket requirements under any such welfare benefit plans for such plan year, subject to the provision by Seller or Seller’s insurance carrier to Buyer of valid evidence of such amounts in the format requested by Buyer.

(f) Service Credit for Continuing Employees. Buyer shall provide, or cause to be provided, to each Continuing Employee credit for all service prior to the Closing Date, to the same extent as such service was credited under the comparable Seller Benefit Plan, for all purposes under Buyer’s severance and paid time off plans. Notwithstanding the foregoing, such service shall not be recognized to the extent that it results in the duplication of benefits. For the avoidance of doubt, the Continuing Employees shall not receive credit for service prior to the Closing Date for purposes of any of Buyer’s pension or retiree welfare plans.

(g) Responsibility for Welfare Plan Claims. With respect to each Continuing Employee (including any beneficiary or the dependent thereof), Seller shall retain all Liabilities and obligations for any medical, dental, health, accident or disability claim to the extent that such Liability or obligation relates to claims incurred (whether or not reported or paid) prior to the Closing Date and Buyer and its Affiliates shall be liable for any such claim incurred on or following the Closing Date. For purposes of this Section 5.07(g), a claim shall be deemed to be incurred when (i) with respect to medical, dental and health related benefits, the medical, dental or health related services giving rise to such claim are performed, (ii) with respect to disability and workmen’s compensation benefits, the injury, sickness or other event giving rise to the claim for such benefits occurs, and (iii) with respect to accident or life insurance, the accident or death occurs.

(h) Workforce Matters. Buyer shall pay or cause to be paid at the Closing to Seller an amount equal to the aggregate severance costs for (i) any Affected Employee under clause (a) of the definition thereof and (ii) any other Plant Employee to whom Buyer and its Affiliates fail to offer employment, including as a result of such employee’s failure to satisfy Buyer’s customary pre-employment qualifications and procedures, in each case whose employment is terminated by Seller as of the Closing; provided that, in the case of clauses (i) and (ii), the amount of severance costs payable by Buyer per employee shall be equal to two weeks’ base pay for each year of such employee’s service, subject to a maximum of 52 weeks’ base pay per employee. For the avoidance of doubt, no severance payments will be made to (A) any Plant Employee who rejects an offer of employment made by Buyer in accordance with this Section 5.07 or (B) any Inactive Plant Employee who does not receive an offer of employment because any of the contingencies for such offer described in Section 5.07(a)(i) are not satisfied.

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(i) COBRA Liabilities. Seller shall be responsible for providing notices and coverage under COBRA to any Plant Employee (and his or her qualified beneficiaries) as to whom a “qualifying event” (as defined in Section 4980B of the Code) has occurred on or prior to the Closing Date (including qualifying events that occur in connection with the transactions contemplated by this Agreement). Buyer shall be responsible for providing notices and coverage under COBRA to any Continuing Employee (and his or her qualified beneficiaries) whose “qualifying event” occurs after the Closing Date.

(j) WARN Act. Buyer shall be responsible and assume all liability for all notices or payments due to any Affected Employees under the WARN Act, or to any Plant Employee who becomes entitled to receive notice as required under the WARN Act on account of the aggregation of “employment losses” (as defined in the WARN Act) that occur prior to the Closing with “employment losses” that occur following the Closing, and all notices, payments, fines or assessments due to any Governmental Entity, pursuant to any applicable Law with respect to the employment, discharge or layoff of employees by Buyer or its Affiliates after the Closing Date, including the WARN Act. Seller shall be responsible for and shall indemnify Buyer with respect to all such notices, payments, fines or assessments due to any Plant Employees other than Affected Employees under the WARN Act or any such other applicable Law that are triggered solely by the actions of Seller prior to the Closing. As of the Closing, Seller shall provide to Buyer a list of any “employment losses” experienced by any Plant Employees during the ninety (90)-day period prior to the Closing. Such list shall include, with respect to each such Plant Employee, the date of the employment loss and the applicable site of employment.

(k) Vacation. Seller shall pay to each Continuing Employee all amounts in respect of vacation days and other paid time off accrued but not taken by such Continuing Employee on or prior to the Closing. Buyer shall have no obligation to honor such accrued vacation days or paid time off after the Closing. Following the Closing, the Continuing Employees’ eligibility for vacation and other paid time off shall be determined under Buyer’s vacation and paid time off policies.

(l) Employment Tax Reporting Responsibility. Seller and Buyer hereby agree to follow the standard procedure for employment tax reporting as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, Seller shall have employment tax reporting responsibilities for the wages and other compensation it pays to Plant Employees and Buyer shall have employment tax reporting responsibilities for the wages and other compensation it pays to Plant Employees.

(m) Third-Party Rights. The provisions of this Section 5.07 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Plant Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Seller, Buyer or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement, or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

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SECTION 5.08 Further Actions.

(a) Subject to the terms and conditions of this Agreement, each Party agrees to use commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in an expeditious manner and to cause any of the conditions to such Party’s obligations to consummate the transactions contemplated hereby in Article 6 to be satisfied.

(b) The Parties will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Required Consents, any approvals or waivers of parties to Contracts with Seller, and any Filings or Consents with or from any Governmental Entity, including by (i) as soon as practicable (and in any event within five (5) Business Days following the date of this Agreement) making all notices or filings necessary to obtain the Consents listed in Sections 6.02(e) and 6.02(f) of the Buyer Disclosure Letter, (ii)(A) preparing and filing as soon as practicable (and in any event, for the HSR Act, within five (5) Business Days following the date of this Agreement) all other such Filings or Consents with or from any Governmental Entity or other Person that are required to be filed or obtained prior to Closing in order to consummate the transactions contemplated hereby, (B) assuring that all such Filings are in material compliance with the requirements of applicable regulatory laws, and (C) subject to applicable legal limitations making available to the other Party such information as the other Party may reasonably request in order to complete the Filings or to respond to information requests by any relevant Governmental Entity or members of its staff, (iii) subject to applicable legal limitations and the instructions of any Governmental Entity or members of its staff, keeping each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including but not limited to promptly furnishing the other with copies of notices or other communications, filings or correspondence between the Parties, or any of their respective subsidiaries, and any Person or Governmental Entity (or members of their respective staffs) with respect to the transactions, (iv) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the transactions from any relevant Governmental Entity or members of its staff (including responding to any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable), (v) using their respective commercially reasonable efforts to ensure the prompt expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Entity preventing consummation of the transactions, (vi) using their respective commercially reasonable efforts to take all actions necessary to cause all conditions set forth in Article 6 to be satisfied as soon as practicable, (vii) executing and delivering any additional instruments necessary to fully carry out the purposes of this Agreement, and (viii) using their respective commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby. Prior to

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communicating any information to any Person or Governmental Entity (or members of their respective staffs) in oral or written form, each party shall permit counsel for the other party a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other party in connection with, any proposed communication to any Person or Governmental Entity (or members of their respective staffs) to the extent permitted by Law. Each of Buyer and Seller agrees not to participate in any meeting or discussion, either in person or by telephone, with any Person or Governmental Entity (or members of their respective staffs) in connection with the proposed transaction unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity or by Law, gives the other party the opportunity to attend and participate where appropriate and advisable under the circumstances.

(c) Notwithstanding anything in this Agreement to the contrary, Buyer shall contest, at its cost and expense, any challenge to this Agreement by any Governmental Entity, including contesting through a litigation proceeding initiated by the U.S. Department of Justice, the Federal Trade Commission, or the PUCT to enjoin the transactions contemplated hereby, and Buyer shall control all aspects of said litigation for the Parties, provided that, except as set forth in Section 5.08(d) with respect to any Subsequent Transaction and Subsequent Transaction Plan, Buyer shall afford Seller with reasonable advance written notice of any such contest or litigation, an opportunity to participate in the development and formulation of the legal strategy of such contest or litigation, an opportunity to participate in all associated proceedings, and Buyer shall consider in good faith Seller’s views and opinions in all material respects related to such matters (provided that, Buyer shall retain full discretion and authority with respect to the aspects of any such litigation).

(d) Except as expressly set forth in this Section 5.08(d), Buyer and its Affiliates shall have no obligation hereunder to commit to any divestitures, licenses, hold separate or similar arrangements, conduct of business restrictions or other actions or non-actions with respect to their respective assets and businesses (or with respect to the Facility, Acquired Assets or Assumed Liabilities) as a condition to obtaining the Consents required to be obtained from any Governmental Entity. If, prior to the Closing, Buyer or any of its Affiliates enters into any agreement or similar arrangement in which Buyer and/or any Affiliate would acquire, directly or indirectly, one or more other power generation facilities in ERCOT (a “Subsequent Transaction”) such that Buyer and its Affiliates would own and control installed generating capacity in ERCOT in an amount that exceeds the Generating Capacity Threshold upon the closing of such Subsequent Transaction (when taking into consideration the transaction contemplated by this Agreement), then within twenty (20) Business Days from the entry into a definitive agreement related to such Subsequent Transaction, Buyer and its Affiliates shall propose, and promptly seek approval of, a plan, commitment or arrangement that would reduce Buyer’s and its Affiliates’ installed generating capacity in ERCOT below the Generating Capacity Threshold (a “Subsequent Transaction Plan”), that would permit (i) Buyer and its Affiliates to close on such Subsequent Transaction and (ii) the transaction contemplated by this Agreement to be consummated in the manner contemplated by this Agreement, without any modification to the terms or conditions of this Agreement. Upon the approval or acceptance of such Subsequent Transaction Plan by the PUCT, Buyer and its Affiliates shall implement and comply with such plan as promptly as reasonably practicable. Buyer shall keep Seller reasonably informed of the status of the preparation, submission and implementation of any Subsequent Transaction Plan. Buyer and its Affiliates shall be deemed to have satisfied the covenants and agreements contained in this Section 5.08(d) for all purposes (including for purposes of Article 8) upon the Closing.

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(e) Nothing in this Agreement shall require Seller or any of its Affiliates to incur any expense or Liability (other than costs and expenses of Seller’s attorneys and other advisors), enter into any new commitment or agreement or agree to any modification to any contractual arrangement to obtain the Required Consents or any approvals or waivers of parties to Contracts with Seller and, subject to Section 2.06 (with respect to seeking any Consent other than a Required Consent or any other Consent, approval or waiver from a Governmental Entity), all out-of-pocket costs and expenses (other than costs and expenses of Seller’s attorneys and other advisors) associated with obtaining any such Required Consents or approvals or waivers, including any Consent or waiver fees, if any, that may be required or payable, shall be paid solely by Buyer.

(f) Each Party shall (i) promptly inform the other Party of any communication made to, or received by such Party from, any Governmental Entity or members of its staff regarding any of the transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity or members of its staff, (iii) except as required by applicable Law, and except with written consent of the other Party, not enter into any agreement with any Governmental Entity agreeing not to consummate the transactions contemplated by this Agreement, and (iv) promptly inform the other Party of any communication made to, or received by such Party from, any Governmental Entity or members of its staff regarding any Environmental, Health and Safety Law.

(g) Subject to the compliance of the Parties with this Section 5.08, neither Party shall have any liability whatsoever to the other Party arising out of or relating to the failure to obtain any Consents or make any Filings, or because of the termination of, or default under, any Contract, in each case to the extent such Consents, Filings or Contracts are listed on Section 3.03 of the Seller Disclosure Letter or Section 4.03 of the Buyer Disclosure Letter.

(h) Subject to the terms and conditions of this Agreement, upon the request of either Seller or Buyer, each of the Parties will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement.

(i) The Parties will cooperate and negotiate in good faith to agree to the terms of a confirmation to the existing ISDA Master Agreement between KES and Luminant Energy Company LLC, dated July 21, 2015 (the “Gas Supply Agreement”) within thirty (30) days following the date of this Agreement. For the avoidance of doubt, the failure of the Parties to enter into the Gas Supply Agreement shall not affect the Parties’ conditions set forth in Sections 6.02(a) or 6.03(a).

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SECTION 5.09 Post-Closing Cooperation. After Closing, upon prior reasonable written request, each Party shall use commercially reasonable efforts to cooperate with each other in furnishing records, information, oral or written testimony, oral or written attestations and certifications, and other assistance in connection with transition matters, any required post-Closing filings with Governmental Entities, and any inquiries or proceedings involving Seller, but excluding any proceedings arising from disputes among the Parties. Each such requesting Party shall reimburse such cooperating Party for any reasonable out-of-pocket expenses paid or incurred by such cooperating Party as a result of any such requested cooperation.

SECTION 5.10 Risk of Loss. Buyer shall solely bear the risk of loss with respect to the Acquired Assets for any event or occurrence after the Closing. Except as otherwise provided in this Section 5.10, during the Interim Period all risk of loss or damage to the property or assets of Seller shall, as between Buyer and Seller, be borne by Seller. If during the Interim Period the property or assets of Seller are damaged by fire, equipment breakage or other casualty (each such event, an “Event of Loss”), or are taken by a Governmental Entity by exercise of the power of eminent domain (each, a “Taking”), then the following provisions of this Section 5.10 shall apply:

(a) Following the occurrence of (i) any one or more Events of Loss, if the aggregate costs to restore, repair or replace the property or assets of Seller subject to such Event of Loss to a condition reasonably comparable to their prior condition, plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Event of Loss, such amount pursuant to this clause (i) to be determined by an independent third party appraiser mutually selected by the Parties (collectively, “Restoration Costs”) and (ii) any one or more Takings, if the value of the property subject to such Taking plus the amount of any lost profits reasonably expected to accrue after Closing as a direct result of such Taking, less any condemnation award received by Buyer (provided, that any such condemnation award is made available to Buyer), such amount pursuant to this clause (ii) to be determined by an independent third party appraiser mutually selected by the Parties (collectively, the “Condemnation Value”), is, in the aggregate, less than or equal to $3,500,000, there shall be no effect on the transactions contemplated hereby.

(b) Subject to the termination right of Buyer and Seller set forth in clause (d) below, upon the occurrence of any one or more Events of Loss or Takings involving aggregate Restoration Costs and Condemnation Value in excess of $3,500,000 (a “Major Loss”), Seller shall have, in the case of a Major Loss relating solely to one or more Events of Loss, the option, exercised by notice to Buyer, to restore, repair or replace the damaged assets or properties prior to Closing to a condition reasonably comparable to their prior condition. If Seller elects to so restore, repair or replace the assets or properties relating to a Major Loss, which election shall be made by notice to Buyer prior to the Closing Date and as soon as practicable following the occurrence of the Major Loss, Seller will complete or cause to be completed the repair, replacement or restoration of the damaged assets or property prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such property or assets as reasonably agreed among Buyer and Seller to allow for the restoration, repair or replacement of such assets or properties, provided, that in no event shall such postponement extend beyond the Outside Date). If Seller elects not to cause the restoration, repair or replacement of the property or assets affected by a Major Loss, or such Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, the provisions of Section 5.10(c) will apply.

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(c) Subject to the termination right of Buyer and Seller set forth in clause (d) below, in the event that Seller elects not to cause the restoration, repair or replacement of a Major Loss, or in the event that Seller, having elected to cause repair, replacement or restoration of the Major Loss, fails to cause its completion within the period of time agreed upon by the Parties pursuant to Section 5.10(b) (subject to extension for up to ninety (90) days for causes beyond Seller’s control), or in the event that a Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, then the Parties shall, within thirty (30) days following Seller’s election not to cause the restoration, repair or replacement, failure to complete, or the occurrence of such Major Loss, as the case may be, adjust the Base Purchase Price by the aggregate Restoration Cost and Condemnation Value related thereto, as mitigated by any repair, replacement or restoration work actually completed by Seller on the assets or properties being sold to Buyer, and proceed to Closing. To assist Buyer in its evaluation of any and all Events of Loss, Seller shall provide Buyer such access to the properties and assets and such information as Buyer may reasonably request in connection therewith.

(d) In the event that the aggregate Restoration Costs and Condemnation Value with respect to one or more Events of Loss and/or Takings equals an amount in excess of $35,000,000, then either Buyer or Seller shall have the right to terminate this Agreement.

SECTION 5.11 No Solicitation; Alternative Transactions. From the date hereof until the earlier of (a) the termination of this Agreement pursuant to Article 9 and (b) the Closing Date, Seller shall not, and Seller’s Affiliates, Representatives and agents will not, directly or indirectly, (i) encourage, solicit, participate in or initiate discussions or negotiations with, provide any information to, or otherwise cooperate in any way with, assist or participate in, facilitate or encourage any Person or group (other than any Affiliate, associate or designee of Buyer) concerning any proposal for the sale, merger, combination, joint venture, recapitalization or other transaction involving all or any part of the equity, business or properties of Seller (each, a “Competing Transaction”), other than providing information to Buyer, its Affiliates and their respective Representatives in connection with the transaction contemplated hereby in accordance with the terms hereof or (ii) enter into any Contract or agreement in principle (whether or not legally binding) relating to any Competing Transaction. Seller shall immediately cease and cause to be terminated any and all existing activities, discussions, negotiations or other communications between or among Seller and its officers, directors, employees, agents, advisors, partners, representatives, Affiliates or other intermediaries and any third parties (other than Buyer and its representatives) conducted heretofore with respect to any Competing Transaction.

SECTION 5.12 Schedule Update. From time to time prior to the Closing, Seller may, at its option, supplement or amend and deliver updates to the Seller Disclosure Letter (each a “Letter Update”), that are necessary to complete or correct any information in such Seller Disclosure Letter, or in any representation or warranty of Seller, that has been rendered inaccurate or incomplete due to any change, event, effect or occurrence since the date of this Agreement. Notwithstanding the foregoing, no Schedule Update shall qualify any representations, warranties, covenants or agreements of Seller for any purpose hereunder, affect any remedy available to any Indemnified Buyer Entity hereunder (including indemnification pursuant to Article 8 or the right to specific performance hereunder) or affect the determination of whether the conditions to Closing have been satisfied.

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SECTION 5.13 Non-Solicitation; Confidentiality.

(a) For a period from the date hereof to the second (2nd) anniversary of the Closing Date, Seller shall not, and Koch Ag and its Subsidiaries shall not, and their respective directors, officers and employees shall not cause, solicit, induce or encourage any Continuing Employees to leave such employment or hire, employ or otherwise engage any such individual (other than by means of general advertising of employment).

(b) For a period of three (3) years following the Closing, Koch Ag and its Subsidiaries and Seller shall not, and their respective directors, officers and employees shall not directly or indirectly, disclose or divulge any information of the Facility, the Acquired Assets or the Assumed Liabilities; provided, that the foregoing restriction shall not apply to information (i) which becomes available to Koch Ag, any of its Subsidiaries, Seller or any of their respective directors, officers and employees from a third-party source or (ii) which is in the public domain or enters into the public domain without breach of this Agreement by Koch Ag, any of its Subsidiaries, Seller or any of their respective directors, officers and employees. Notwithstanding the foregoing, (1) the obligations of confidentiality under this Section 5.13(b) shall not (A) limit Koch Ag’s and its Subsidiaries’ use or disclosure of residuals resulting from the ownership or operation of the Facility or the Acquired Assets and (B) restrict the trading activities of Koch Ag or its Subsidiaries and (2) in the event Koch Ag and its Subsidiaries, Seller or any of their respective Affiliates or any of such person’s directors, officers and employees is requested or required (by oral questions, interrogatories, requests for information or documents in a legal proceeding, subpoena or other similar process) to disclose information of the Facility, the Acquired Assets or the Assumed Liabilities; (i) Seller shall promptly notify Buyer in writing unless prohibited by Law or legal process, which notification shall include the nature of such legal requirement and the extent of the required disclosure, and will use its commercially reasonable efforts to cooperate with Buyer, at Buyer’s expense, to preserve, to the extent possible, the confidentiality of such information and (ii) in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, Seller is legally required to disclose such information, Seller may, without liability hereunder, disclose to such Person or tribunal only that portion of the information which Seller has determined in good faith is legally required to be disclosed, provided that Seller uses its reasonable best efforts to preserve the confidentiality of the information. The term “residuals” means non-specific information in non-tangible form, which is retained in the unaided memory of a person who has had access to the Seller’s information.

(c) The covenants and undertakings contained in this Section 5.13 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.13 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 5.13 will be inadequate. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.13 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 5.13 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity. If Buyer were to seek damages for any breach of this Section 5.13, the portion of the Purchase Price which is allocated by the Parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

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(d) The Parties agree that, if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, a specified business limitation or any other relevant feature of this Section 5.13 is unreasonable, arbitrary or against public policy, then a lesser time period, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

SECTION 5.14 Release. Upon and subject to the Closing, the Parties undertake as follows:

(a) Seller Release. Seller, on behalf of itself and its Affiliates, successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives and agents (the “Seller Releasing Parties”), fully, finally and irrevocably releases, acquits and forever discharges Buyer, its Affiliates, officers, directors, predecessors, successors and assigns, and the beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Buyer Released Parties”), from any and all commitments, Claims, promises, agreements, debts, damages, Liabilities, obligations, costs and expenses of every kind and nature whatsoever, whether arising from any Contract or in tort, known or unknown, past, present or future, at law or in equity, contingent or otherwise (collectively, a “Potential Claim”), that such Seller Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the Closing or that may arise in the future, against the Buyer Released Parties, or any of them, for or by reason of any matter, cause or thing whatsoever occurring at any time at or prior to the Closing with respect to the ownership or operation of the Facility, the Acquired Assets or the Assumed Liabilities (collectively, the “Buyer Released Matters”), except that the Buyer Released Matters do not include, and nothing in this Section 5.14 shall affect or be construed as a waiver or release by Seller Releasing Parties of, any Potential Claim by any of the Seller Releasing Parties arising from or relating to (i) the payment of the Purchase Price and any payments resulting from the Purchase Price adjustment pursuant to Section 2.10 on and subject to the terms and conditions hereof, and any Indemnifiable Losses payable by Buyer pursuant to Article 8, (ii) Seller’s right to defend (including through a counterclaim) any claim of indemnification asserted against Seller or (iii) the performance by Buyer of any of its obligations under this Agreement.

(b) No Transfer of Potential Claims. Seller represents and warrants to Buyer and the other Buyer Released Parties that it has not conveyed, pledged, transferred, hypothecated, or in any manner encumbered or assigned, to any other Person any of the Potential Claims for any Buyer Released Matter.

(c) Release Not Considered an Admission. Each Party acknowledges and agrees that neither this Agreement nor the furnishing of the consideration for the release given under this Section 5.14 and Section 7.02(b) will be deemed or construed at any time to be an admission by any Party or any Seller Released Party or any Buyer Released Party of any improper or unlawful conduct.

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(d) Waiver of Unknown Claims. Seller expressly acknowledges that this Section 5.14 is intended to include in its effect all claims with respect to the Buyer Released Matters that it does not know or suspect to exist in its favor as of the date hereof, and that this Agreement contemplates the extinguishment of any such claim or claims. With respect to any and all Potential Claims for any Buyer Released Matter, Seller expressly waives and relinquishes, and the other Seller Releasing Parties shall be deemed to have expressly waived and relinquished, any and all provisions, rights and benefits conferred by any Law of any jurisdiction or principle of common law that provides that a general release does not extend to claims that are unknown or unsuspected to the releasor at the time the releaser executes the release. Seller acknowledges that the inclusion of such unknown Potential Claims herein was separately bargained for and was a key element of this Section 5.14. Seller acknowledges, and the other Seller Releasing Parties shall be deemed to have acknowledged, that they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all Potential Claims herein released and agree that all such unknown Potential Claims are nonetheless released and that this Section 5.14 shall be and remain effective in all respects even if such different or additional facts are subsequently discovered.

(e) Covenant Not to Sue. Seller hereby irrevocably covenants to refrain from, and to cause all Seller Releasing Parties controlled by it to refrain from, asserting any Potential Claim, or commencing, instituting or causing to be commenced, any action of any kind against any of the Buyer Released Parties, in any forum whatsoever (including any administrative agency), that arises out of, relates in any way to, or is based upon, any of the Buyer Released Matters.

(f) Sufficiency of Consideration. Seller acknowledges and agrees that the Purchase Price paid pursuant hereto in respect of the Acquired Assets and the covenants of Buyer has provided good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained herein, including this Section 5.14.

(g) Basis of Defense; Attorneys’ Fees. This Section 5.14 may be pleaded by the Buyer Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them in violation of this Section 5.14. In the event any Potential Claim is brought or maintained by Seller or any Seller Releasing Parties against the Buyer Released Parties in violation of this Section 5.14, Seller shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Buyer Released Parties in defending same.

SECTION 5.15 Transition Services.

(a) Seller shall cause its Affiliates to provide to Buyer for the sixty (60) day period immediately following the Closing Date all or the portion of the transition services listed on Section 5.15 of the Seller Disclosure Letter that are reasonably requested in writing (providing reasonable detail) from Buyer to Seller as soon as reasonably practicable following the date of this Agreement (but in any event at least ten (10) Business Days prior to the Closing) except that Seller shall have no obligation to cause its Affiliates to provide any such services that were not requested in writing from Buyer to Seller at least ten (10) Business Days prior to the Closing (the services referred to in this sentence being the “Transition Services”). Seller shall cause its Affiliates to perform any Transition Services provided hereunder in substantially the same

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quality and manner as the same or comparable services were provided by an Affiliate of Seller to Seller during the three (3)-month period preceding the Closing; provided, however, that notwithstanding anything to the contrary in this Agreement, except for the provisions of Section 5.16(b)(i), which shall govern over anything in this sentence, (A) none of Seller or its Affiliates shall have any liability to Buyer or its Affiliates for any acts or omissions of Seller or its Affiliates in connection with this Section 5.15 and the Transition Services; (B) Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any and all Indemnifiable Losses relating to the Transition Services except to the extent such Indemnifiable Losses were caused by the gross negligence or willful misconduct of Seller or any of its Affiliates; and (C) the exclusive remedy of Buyer and its Affiliates against Seller or any of its Affiliates for breach of this Section 5.15 or otherwise relating to the Transition Services shall be limited to termination (effective upon thirty (30) days’ prior written notice) of the affected Transition Service and, in the case of Seller’s or its Affiliates’ gross negligence or willful misconduct, monetary damages (but in no event exceeding the amount paid to Seller for such Transition Services under Section 5.15(b)).

(b) Buyer, upon not less than fifteen (15) days’ written notice to Seller, at any time and from time to time may, as of the date set forth in such notice (which may not precede the end of such fifteen (15)-day period without Seller’s approval), reduce or terminate its right to receive (and Seller’s associated obligations to provide or cause the provision of) any or all of the applicable Transition Services. Buyer shall reimburse Seller for the reasonable costs or expenses actually incurred by or on behalf of Seller or its Affiliates attributable to the provision of Transition Services, including the costs of all compensation and benefits and employment Taxes on such compensation and benefits, any reasonable allocations of overhead expenses of Seller and its Affiliates and any retention payments required to retain employees who provide Transition Services (such costs and expenses, the “Direct Costs”). No later than the fifteenth (15th) Business Day after the end of each calendar month during which Seller or its Affiliates provided Transition Services, beginning with the calendar month immediately following the Closing, Seller shall submit an invoice to Buyer for the Direct Costs incurred during such calendar month. If the Closing occurs on a day other than the last day of a month, the invoice for the first (1st) month shall be only for those Transition Services provided from such date until the end of the month in which the Closing took place. Buyer shall pay or cause to be paid each such invoice it receives within fifteen (15) days after its receipt thereof.

SECTION 5.16 Post-Closing Collections and Payments. From and after the Closing, (a) Buyer will (i) remit to Seller any payment that Buyer or any of Buyer’s Affiliates receives or collects in respect of any Excluded Asset and (ii) reimburse Seller for any payment Seller or any of Seller’s Affiliates makes to a third-party in payment of an Assumed Liability and (b) Seller will (i) remit to Buyer any payment or settlement that Seller or any of Seller’s Affiliates receives or collects on any note or receivable that constitutes, or any sale of energy or capacity in the wholesale electric market from, an Acquired Asset including any payment or settlement made for Transition Services under Section 5.15 and (ii) reimburse Buyer for any payment Buyer or any of Buyer’s Affiliates makes to a third-party in payment of a Retained Liability. Each Party will provide the other Party with reasonable detail regarding any such payments. Any remittance or reimbursement required to be made by a Party pursuant to this Section 5.16 will be (x) made net of any outstanding remittance or reimbursement owed to such Party pursuant to this Section 5.16 and (y) made promptly, and in any event not later than the fifteenth (15th) day of the calendar month immediately following the calendar month in which the payment giving rise to such remittance or reimbursement, as applicable, was received or made.

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SECTION 5.17 Seller Guarantees. At or prior to the Closing, Buyer will use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller and effective as of the Closing, valid and binding written releases of Seller and any of its Affiliates, as applicable, from any Liability, whether arising before, on or after the Closing Date, under the Seller Guarantees set forth on Section 5.17 of the Seller Disclosure Letter, by providing substitute guarantees by Buyer or an Affiliate of Buyer approved by the applicable counterparty and containing terms that are as favorable to the counterparty as the terms of the applicable Seller Guarantee and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request; provided, however, if Buyer is unable to obtain the valid and binding written release of Seller under any such Seller Guarantees, then (i) Buyer shall indemnify Seller or its Affiliate, as applicable, with respect to any claim for damages resulting from or attributable to such unreleased Seller Guarantee and to provide to Seller or its Affiliate, as applicable, security reasonably acceptable to Seller to provide immediate support in respect of such indemnity obligation and (ii) Buyer shall use its commercially reasonable efforts, from and after the Closing, to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller and effective as of the Closing, valid and binding written releases of Seller and any of its Affiliates under any such Seller Guarantee. Buyer will use its commercially reasonable efforts to provide to any such beneficiary all financial and other information regarding Buyer or its Affiliates as may be reasonably requested by such beneficiary to facilitate such substitute guarantees. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that until the date that is ninety (90) days after the Closing Date, Seller and its Affiliates shall not terminate, obtain release of or otherwise limit its Liability under any and all outstanding Seller Guarantees.

SECTION 5.18 Post-Closing Use of Name; MBM Materials.

(a) Buyer acknowledges and agrees that (i) it has no right, title or interest in or to (A) the MBM Materials, or (B) the Seller Marks, including the Seller Marks described on Section 5.18(a) of the Seller Disclosure Letter, as well as any item generally described in the definition of “Seller Marks” that is confusingly similar to any Seller Mark, (ii) it shall have no right to use the MBM Materials or, except as otherwise expressly provided herein, the Seller Marks after the Closing, and (iii) it shall otherwise cease to hold itself and the Facility out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days after the Closing Date, Buyer shall (A) remove, strike over or otherwise obliterate all Seller Marks from all Acquired Assets, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software, technical guidelines, standards and procedures and other materials included in the Acquired Assets, and (B) remove the name and contact information of the Seller or any of its Affiliates with respect to any pipeline markers on or adjacent to the Real Property. For the avoidance of doubt, Buyer and its Affiliates shall not be deemed to have violated this Section 5.18(a) or to have infringed the rights of Seller or its Affiliates by reason of the use of the Seller Marks in a non-trademark manner for purposes of conveying to customers, suppliers or the general public of the change in ownership of the Acquired Assets, or the historical origins of the Facility.

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(b) The covenants and undertakings contained in this Section 5.18 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.18 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 5.18 will be inadequate. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.18 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 5.18 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity. If Buyer were to seek damages for any breach of this Section 5.18, the portion of the Purchase Price which is allocated by the Parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

SECTION 5.19 Additional Documentation. During the Interim Period, Seller shall use its commercially reasonable efforts to provide such assistance (and to cause its Affiliates and the respective personnel and advisors of each of the foregoing to provide such assistance) reasonably requested by Buyer, including by (a) providing reasonably requested information to Buyer, and its Affiliates and its and their respective Representatives for use in preparing financial statements (including audited financial statements for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 and unaudited interim financial statements), including by making available the applicable personnel of Seller and its Affiliates who were involved in the preparation of the Financial Statements and their outside auditors to provide reasonable assistance and information in connection therewith, (b) assisting Buyer (including by providing Buyer and its Representatives reasonable access, during normal business hours and upon reasonable advance notice to the Facility and the Real Property) in obtaining a survey or surveys of the Real Property (in accordance with the 2016 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys) at Buyer’s sole cost and expense, and (c) assisting Buyer in obtaining a Title Policy, at Buyer’s sole cost and expense including, if required by the applicable title insurer, by delivering a certificate to such title insurer, in form and substance reasonably acceptable to each of the Parties and the title insurer.

SECTION 5.20 Insurance. Buyer shall be solely responsible for providing insurance in respect of the Acquired Assets and for any claims made in connection with any losses from and after the Closing. Without limiting the rights of Buyer set forth elsewhere in this Agreement, if any claims are made or damages, losses or liabilities occur prior to the Closing Date that relate to any of the Acquired Assets, the Assumed Liabilities or the Facility, and such claims, or the claims associated with such damages, losses or liabilities, may be made against third-party insurance policies retained by Seller or any of its Affiliates, then Seller shall use its commercially reasonable efforts, if so requested by Buyer in writing, to ensure that after the Closing Date Buyer can file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies, provided, however, that Buyer will reimburse Seller or its Affiliates, as applicable, for any reasonable and documented out-of-pocket costs incurred by Seller or its Affiliates, including the payment of applicable deductible and retention amounts, from and after the Closing as a result of assisting Buyer in seeking insurance proceeds under a policy.

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SECTION 5.21 Amendment to Spread Strike Schedule. To the extent that the Closing has not occurred prior to December 31, 2017, then prior to the Closing the Parties shall cooperate in good faith to amend Schedule G so that such Schedule includes a spread strike for each month through the month that contains the fifth (5th) year anniversary of the Closing Date.

SECTION 5.22 Firm Transportation Capacity Release.

(a) The Parties will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (i) for Seller to release the full extent of its firm gas transportation capacity rights under the Firm Transportation Agreement to Buyer pursuant to a pre-arranged capacity release under the General Terms and Conditions of EPNG’s FERC Gas Tariff for an initial period of thirty-one (31) days beginning on the Closing Date whereby Buyer is designated as the “Pre-Arranged Shipper,” as such term is defined in EPNG’s FERC Gas Tariff (the “Short-Term Pre-Arranged Capacity Release”), and (ii) to secure the agreement of EPNG, pursuant to Section 4.20(a) or Section 9.10(c) of the General Terms and Conditions of EPNG’s FERC Gas Tariff, that Seller shall be relieved, as of the effective date of Pre-Arranged Capacity Release, of any further liability for payment of charges applicable to the capacity released under the Firm Transportation Agreement. The terms of the Short-Term Pre-Arranged Capacity Release will be the same as those terms contained in the Firm Transportation Agreement, as applicable, so as to effectuate the release of the full extent of the capacity rights held by Seller under the Firm Transportation Agreement for such period and to permit the transfer of such capacity to Buyer. Seller shall not conduct an open season or seek any bids from other potential shippers with respect to the Short-Term Pre-Arranged Capacity Release. No later than one day before the Closing Date, Seller shall deliver notice of the Short-Term Pre-Arranged Capacity Release to EPNG’s Electronic Bulletin Board or EBB (as such terms are defined in EPNG’s FERC Gas Tariff).

(b) During the term of the Short-Term Pre-Arranged Capacity Release, the Parties will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable for Seller to release the full extent of its firm gas transportation capacity rights under the Firm Transportation Agreement to Buyer on a permanent basis pursuant to a pre-arranged capacity release under the General Terms and Conditions of EPNG’s FERC Gas Tariff whereby Buyer is the “Permanent Pre-Arranged Shipper,” as such term is defined in EPNG’s FERC Gas Tariff (the “Pre-Arranged Capacity Release”). The terms of the Permanent Pre-Arranged Capacity Release will be the same as those terms contained in the Firm Transportation Agreement, as applicable, so as to effectuate the release of all capacity rights held by Seller under the Firm Transportation Agreement and to permit the transfer of such capacity to Buyer. Seller shall not seek bids to compete with the non-rate provisions of Buyer’s pre-arranged bid and shall conduct the shortest possible open season permitted under the General Terms and Conditions of EPNG’s FERC Gas Tariff. Neither Seller nor any of its Affiliates shall enter any bids into such open season. Seller shall deliver notice of the Permanent Pre-Arranged Capacity Release to EPNG’s Electronic Bulletin Board or EBB (as such terms are defined in EPNG’s FERC Gas Tariff) as soon as practicable (and in any event within five (5) Business Days following the Closing Date) and shall conduct the open season process for the Pre-Arranged Capacity Release as soon as practicable thereafter, consistent with the General Terms and Conditions of EPNG’s FERC Gas Tariff.

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(c) Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from and against any and all damages, losses or liabilities arising out of (i) Seller’s agreement to structure its release of its firm gas transportation capacity rights under the Firm Transportation Agreement to Buyer as a Pre-Arranged Capacity Release subject to all of the terms and conditions of Section 9 of the General Terms and Conditions of EPNG’s FERC Gas Tariff and (ii) EPNG’s refusal to agree, as contemplated by Section 5.22(a)(ii), that Seller shall be relieved of any further liability for payment of charges applicable to the capacity released under the Firm Transportation Agreement.

ARTICLE 6

CONDITIONS TO CLOSING

SECTION 6.01 Conditions to Each Party’s Obligations. The obligation of each Party to consummate the Closing is subject to the satisfaction (or waiver by such Party) on or prior to the Closing of each of the following conditions:

(a) All of the Required Consents from Governmental Entities set forth on Section 6.01(a) of the Buyer Disclosure Letter shall have been made, given or obtained and shall be in full force and effect.

(b) No Order of any Governmental Entity or other Law preventing the transactions contemplated hereby shall be in effect; provided, that the Party asserting this condition shall have complied in all material respects with its obligations under Section 5.08.

SECTION 6.02 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of each of the following additional conditions:

(a) Seller shall have performed and satisfied in all material respects each of its agreements and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing.

(b) Representations and Warranties of Seller.

(i) The representations and warranties of Seller contained in Article 3 (other than the representations set forth in (A) Section 3.01 (Organization and Existence), Section 3.02 (Authorization) and Section 3.06 (Brokers) (the “Seller Specified Representations”), and (B) Section 3.07(b)(ii) (No Material Adverse Effect)) shall be true and correct as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality or Material Adverse Effect) except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for such breaches that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

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(ii) the Seller Specified Representations shall be true and correct as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality or Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for such breaches that, in the aggregate, are not material; and

(iii) the representations and warranties of Seller set forth in Section 3.07(b)(ii) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date.

(c) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized representative thereof, certifying that the conditions specified in Section 6.02(a) and Section 6.02(b) hereto have been fulfilled.

(d) Since the date hereof, there shall not have been or occurred a Material Adverse Effect.

(e) The Consents listed in Section 6.02(e) of the Buyer Disclosure Letter shall have been obtained.

(f) On or prior to the Closing, Seller shall have delivered or caused to be delivered to Buyer a certificate executed by the secretary or an assistant secretary of Seller, as applicable, dated as of the Closing Date, certifying (i) the effectiveness of the resolutions of Seller’s general partner approving execution and delivery of this Agreement and the documents and instruments delivered hereunder and the transactions contemplated hereby and thereby and (ii) the incumbency and signatures of each officers of Seller (or its general partner) executing any such document or instrument.

(g) The Consents listed in Section 6.02(g) of the Buyer Disclosure Letter shall have been obtained; provided, however, that (i) if at any time from and after the date that is forty-five (45) days following the date of this Agreement, Seller delivers to Buyer a copy of the License Agreement duly executed by Seller, such Consents shall be deemed obtained for purposes of determining whether the condition in this Section 6.02(g) has been satisfied, and (ii) if, at any time after the date of this Agreement, Buyer delivers to Seller written notice agreeing to waive the condition in this Section 6.02(g), Seller shall promptly (but in no event later than two (2) Business Days after such notice) deliver to Buyer a copy of the License Agreement duly executed by Seller and such Consents shall be deemed obtained for purposes of determining whether the condition in this Section 6.02(g) has been satisfied.

(h) Seller shall have delivered to Buyer the agreements, documents and instruments required to be delivered by it pursuant to Section 2.09(a).

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SECTION 6.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of each of the following additional conditions:

(a) Buyer shall have performed and satisfied in all material respects each of its agreements, and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing, including the receipt by Seller of all amounts required to be paid by Buyer at the Closing under Section 2.07.

(b) Representations and Warranties of Buyer.

(i) The representations and warranties of Buyer (other than the representations set forth in Section 4.01 (Organization and Existence), Section 4.02 (Authorization) and Section 4.06 (Brokers) (the “Buyer Specified Representations”)) contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for such breaches that would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(ii) The Buyer Specified Representations shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for such breaches that, in the aggregate, are not material.

(c) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized executive officer thereof, certifying that the conditions specified in Section 6.03(a) and Section 6.03(b) hereto have been fulfilled.

(d) Buyer shall have delivered to Seller the payments and the agreements, documents and instruments required to be delivered by it pursuant to Section 2.09(b).

SECTION 6.04 Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.08.

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ARTICLE 7

SURVIVAL AND RELEASE

SECTION 7.01 Survival of Certain Representations and Warranties. The representations, warranties, covenants and agreements of the Parties contained in this Agreement (other than covenants and agreements which by their terms are to be performed after Closing, which shall survive until the date that is ninety (90) days after the last date that a Party is required to take any action or refrain from taking any action in accordance therewith, it being understood that the covenants set forth in Section 5.04 (Confidentiality; Publicity), Section 5.06 (Expenses) and Section 5.09 (Post-Closing Cooperation) shall survive indefinitely and the covenants set forth in Section 5.05 (Post-Closing Books and Records; Financial Statements), Section 5.07 (Employee Matters), Section 5.13 (Non-Solicitation) and Section 5.15 (Transition Services) shall survive for the time period set forth therein, plus ninety (90) days), shall survive for a period of nine (9) months after the Closing Date and there shall be no liabilities or obligations with respect thereto from and after such date; provided, that (a) the Seller Specified Representations shall survive for a period of six (6) years after the Closing Date and (b) the representations and warranties set forth in Section 3.14 shall survive for a period of ninety (90) days following the expiration of the applicable statute of limitations; provided, further, that any claim made or asserted by a Person (including pursuant to Section 8.01(a)) within the applicable survival period shall continue to survive with respect to such claim until such claim is finally resolved and all obligations with respect thereto are fully satisfied.

SECTION 7.02 “As Is” Sale; Release.

(a) EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3, EXCEPT FOR THOSE ITEMS FOR WHICH BUYER IS EXPRESSLY INDEMNIFIED PURSUANT TO SECTION 8.01(a), (I) THE FACILITY, THE ACQUIRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD, TRANSFERRED, ASSIGNED, CONVEYED AND ASSUMED “AS IS, WHERE IS, WITH ALL FAULTS,” AND (II) BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND SELLER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE FACILITY, ACQUIRED ASSETS AND ASSUMED LIABILITIES OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF SELLER, THE FACILITY, THE ACQUIRED ASSETS AND ASSUMED LIABILITIES.

(b) Except for the obligations of Seller or any of its Affiliates under this Agreement, the License Agreement and for Fraud, for and in consideration of the Acquired Assets, effective as of the Closing, Buyer, on behalf of itself and its Affiliates, successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives and agents (the “Buyer Releasing Parties”) absolutely and unconditionally fully, finally and irrevocably releases, acquits and forever discharges Seller and its Affiliates, each of their present and former officers, directors, managers, and employees and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Seller Released Parties”), from any and all costs, expenses, damages, debts, or any other obligations, Liabilities and Claims whatsoever, including Potential Claims, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from (i) the ownership or operation of the Facility (including the use of any Seller Marks), the Acquired Assets or the Assumed Liabilities, to the extent arising prior to the Closing or (ii) the use of the Seller Marks by any Buyer Releasing Party from and after the Closing (all of the foregoing, collectively, the “Seller Released Matters”). The provisions of Section 5.14(b) through Section 5.14(g) shall apply mutatis mutandis to the release of the Seller Released Matters in the immediately preceding sentence.

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SECTION 7.03 Certain Limitations. Notwithstanding anything in this Agreement to the contrary:

(a) other than Seller Guarantor to the extent provided for in Section 10.15 or Koch Ag to the extent provided in Section 5.13, no Representative, Affiliate of, or direct or indirect equity owner in, Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement, and other than Buyer Guarantor to the extent provided for in Section 10.14, no Representative, Affiliate of, or direct or indirect equity owner in, Buyer shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement; and

(b) except to the extent specifically contemplated by Section 5.13, no Party shall be liable under this Agreement, except in the case of Fraud, for (i) punitive or exemplary damages or losses calculated by reference to any multiple of (A) earnings or earnings before interest, tax, depreciation or amortization or (B) other financial metric or (ii) special, consequential or indirect damages or lost profits that are not the reasonably foreseeable result of a breach of this Agreement, in each case, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby; provided, however, that the foregoing shall not apply to third-party claims for which any Party is obligated to indemnify another Person hereunder.

ARTICLE 8

INDEMNIFICATION

SECTION 8.01 Indemnification by Seller.

(a) From and after the Closing, subject to the other provisions of this Article 8, Seller agrees to indemnify Buyer and its officers, directors, employees, agents, attorneys, representatives, assigns and Affiliates (collectively, the “Indemnified Buyer Entities”) and to hold each of them harmless from and against, any and all Indemnifiable Losses suffered, paid or incurred by such Indemnified Buyer Entity and caused by any (i) breach of, inaccuracy in, or the failure to be true and correct of any of the representations and warranties made by Seller in Article 3 or in any certificate delivered pursuant to this Agreement, (ii) breach of any of the covenants or agreements of Seller contained in this Agreement, (iii) Taxes with respect to the Acquired Assets for any Pre-Closing Period (excluding Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement), other than any Taxes to the extent the Indemnified Seller Entities are entitled to indemnification from Buyer for such Taxes pursuant to Section 8.02(a)(ii) or (iv) Retained Liabilities (excluding Indemnifiable Losses that are the subject of Section 8.01(a)(iii)).

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(b) Notwithstanding anything to the contrary contained in this Section 8.01, the Indemnified Buyer Entities shall be entitled to indemnification:

(i) with respect to any claim for indemnification pursuant to Section 8.01(a)(i), only if the aggregate Indemnifiable Losses to all Indemnified Buyer Entities with respect to all such claims exceeds $3,500,000 (the “Deductible”) whereupon (subject to the provisions of clauses (ii) and (iii) below) Seller shall be obligated to pay in full all such amounts but only to the extent such aggregate Indemnifiable Losses are in excess of the amount of the Deductible; provided, that the Deductible shall not apply to any indemnification obligation of Seller related to any breach of any of the Seller Specified Representations;

(ii) with respect to any claim for indemnification pursuant to Section 8.01(a)(i) and Section 8.01(a)(ii), only with respect to individual items and aggregated items arising out of the same facts, events or circumstances where the Indemnifiable Losses relating thereto are in excess of $100,000 (provided, that any items less than such threshold, other than aggregated items arising out of the same facts, events or circumstances, shall not be aggregated for the purposes of the immediately preceding clause (i)); provided, that the foregoing shall not apply to any indemnification obligation related to (x) any breach of any of the Seller Specified Representations; and

(iii) only if such claims are made on or before the expiration of the survival period pursuant to Section 7.01 for the applicable representation, warranty, covenant or agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Indemnified Buyer Entities be entitled to aggregate Indemnifiable Losses (i) with respect to all claims for indemnification pursuant to Section 8.01(a)(i) (other than any indemnification obligation related to the Seller Specified Representations) and Section 8.01(a)(ii) in excess of $35,000,000 (the “Cap”), or (ii) with respect to claims for indemnification pursuant to Section 8.01(a)(i) (only with respect to the Seller Specified Representations) and claims for indemnification pursuant to Section 8.01(a)(iii) (when aggregated with all other Indemnifiable Losses of the Indemnified Buyer Entities) in excess of the Base Purchase Price.

(d) This Section 8.01 is subject to the limitations set forth in Section 7.03(b).

SECTION 8.02 Indemnification by Buyer.

(a) From and after the Closing Date, subject to the other provisions of this Article 8, Buyer agrees to indemnify Seller and its officers, directors, employees, agents, attorneys, representatives, assigns and Affiliates (collectively, the “Indemnified Seller Entities”) and to hold each of them harmless from and against, any and all Indemnifiable Losses suffered, paid or incurred by any such Indemnified Seller Entity and caused by any (i) breach of, inaccuracy in, or the failure to be true and correct of any of the representations and warranties made by Buyer in Article 4, (ii) breach of any of the covenants or agreements of Buyer contained in this Agreement or (iii) Assumed Liability.

(b) Notwithstanding anything to the contrary contained in this Agreement (other than any indemnification obligation related to the Assumed Liabilities), in no event shall the Indemnified Seller Entities be entitled to aggregate Indemnifiable Losses in excess of the Cap.

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(c) This Section 8.02 is subject to the limitations set forth in Section 7.03(b).

SECTION 8.03 Indemnification Procedures.

(a) If an Indemnified Buyer Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 8 (whether or not the amount of Indemnifiable Losses relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Entity”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a Party or affiliated with any such Party (a “Third Party”), within twenty (20) Business Days following receipt of notice of such claim, suit, action or proceeding by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim, suit, action or proceeding brought by a Third Party, as promptly as practicable after the discovery by the Indemnified Entity of the circumstances giving rise to such claim for indemnity; provided, that in each case in clauses (i) and (ii), that the failure to notify or delay in notifying the Indemnifying Entity, as the case may be, will not relieve the Indemnifying Entity of its obligations pursuant to this Article 8, except to the extent that such Indemnifying Entity is materially prejudiced as a result thereof. Each Claim Notice shall describe the claim and the basis of such claim in reasonable detail.

(b) Upon receipt by an Indemnifying Entity of a Claim Notice in respect of an action or claim described in Section 8.03(a)(i), the Indemnifying Entity shall be entitled to: (i) assume and have sole control over the defense of such action or claim at its sole cost and expense (subject to the last sentence of this Section 8.03(b)) and with its own counsel if it gives written notice to the Indemnified Entity of its intention to do so and acknowledges its unqualified obligation to indemnify the Indemnified Entity as provided hereunder within thirty (30) days of the receipt of such notice from the Indemnified Entity (or sooner, if the nature of the Third Party Claim so requires); provided, that the Indemnifying Entity’s retention of counsel shall be subject to the prior written consent of the Indemnified Entity if such counsel creates a conflict of interest under applicable standards of professional conduct and provided, further that the Indemnifying Entity shall not be entitled to assume and have control over such defense if such action or claim arises in connection with a criminal proceeding (provided, that the Indemnifying Entity shall be entitled to participate in such defense, with counsel reasonably acceptable to the Indemnified Entity, at such Indemnifying Entity’s sole cost and expense); and (ii) negotiate a settlement or compromise of such action or claim; provided, that (A) such settlement or compromise shall include a full and unconditional waiver and release by the Third Party of all Indemnified Entities (without any cost or liability of any nature whatsoever to such Indemnified Entities) and (B) any such settlement or compromise shall be permitted hereunder only with the prior written consent of the Indemnified Entity, which consent shall not be unreasonably withheld, conditioned or delayed. If, within thirty (30) days following receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party action or claim (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Entity (i) advises such Indemnified Entity in writing that the Indemnifying Entity shall not elect to defend, settle or compromise such action or claim, (ii) is not entitled to assume and control the defense of such action or claims, or (iii) fails to make

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such an election in writing, then such Indemnified Entity may, at its option, defend, settle or otherwise compromise or pay such action or claim; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Entity, which consent shall not be unreasonably withheld, conditioned or delayed. Unless and until the Indemnifying Entity makes an election in accordance with this Section 8.03(b) to defend, settle or compromise such action or claim, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Indemnifiable Losses subject to indemnification hereunder to the extent provided herein. Each Indemnified Entity shall make available to the Indemnifying Entity all information reasonably available to such Indemnified Entity relating to such action or claim, except as may be prohibited by applicable Law or necessary to protect any privilege. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The Party in charge of the defense shall keep the other Parties fully and timely apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Entity elects to defend any such action or claim, then the Indemnified Entity shall be entitled to participate in such defense (which participation rights shall include the right to attend any meetings with a Third Party or hearings or proceedings before any Governmental Entity to the extent they relate to such claim and to receive promptly copies of all pleadings, notices and communications related to such claim) with counsel reasonably acceptable to the Indemnifying Entity, at such Indemnified Entity’s sole cost and expense except if (i) a conflict of interest in relation to such action or claim exists between the Indemnifying Entity and the Indemnified Entity in the reasonable judgment of the Indemnified Entity or (ii) such action or claims seeks an injunction or equitable relief against the Indemnified Entity. The Indemnifying Entity must conduct its defense of any Third Party Claim described herein reasonably actively and diligently in order to preserve its rights in this Section 8.03(b). Notwithstanding anything to the contrary, Section 5.03(b) and not this Section 8.03(b) shall govern the conduct of any Tax Contest.

SECTION 8.04 Indemnification Generally.

(a) The amount which the Indemnifying Entity is or may be required to pay to any Indemnified Entity pursuant to this Article 8 shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Entity related to the related Indemnifiable Losses (net of any costs and expenses incurred in pursuing such claim (including increases in insurance premiums as a result of such claims)). If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Entity in respect of Indemnifiable Losses (including any Purchase Price adjustment with respect to the circumstances giving rise to such payment under this Article 8) and shall subsequently receive insurance proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnified Entity shall promptly repay to the Indemnifying Entity a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any costs and expenses incurred in pursuing such claim (including increases in insurance premiums as a result of such claims)).

(b) In addition to the requirements of Section 8.04(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article 8 to use all commercially reasonable efforts to mitigate Indemnifiable Losses upon and after becoming aware of any event which would reasonably be expected to give rise to such Indemnifiable Losses.

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(c) Except for the rights and remedies set forth in Section 2.10 (Post-Closing Adjustment), Section 2.11 (Earnout), Section 5.13 (Non-Solicitation; Confidentiality) and Section 10.07 (Specific Performance) and claims of, or causes of action arising from Fraud: (i) the indemnification provided in this Article 8 shall be the exclusive post-Closing remedy available to any Party with respect to any breach of any representation, warranty, covenant or agreement in this Agreement; and (ii) in furtherance of the foregoing, each of the Parties and its Affiliates hereby waives, from and after the Closing, any and all rights, claims and causes of action it may have against the other Party arising under or based upon this Agreement or any certificate delivered in connection herewith (except with respect to the rights and remedies set forth in this Article 8).

(d) To the extent permitted by Law, any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

(e) For purposes of determining the amount of any Indemnifiable Loss hereunder (but not for the purpose of determining whether any breach has occurred or whether any representation or warranty is inaccurate or is not true and correct), the representations, warranties, covenants and agreements of the Parties set forth in this Agreement or in any other document or instrument delivered hereunder will be considered without regard to any materiality or Material Adverse Effect qualification set forth therein.

(f) Neither Party will have any indemnification obligations relating to, and none of the Indemnified Buyer Entities or the Indemnified Seller Entities will be entitled to indemnification pursuant to this Article 8 for, any Indemnifiable Losses to the extent that such Indemnifiable Losses were included, or should have been included, in the calculation of the Closing Date Net Working Capital Amount or the Closing Date Net Indebtedness Amount.

SECTION 8.05 Setoff Permitted. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, Buyer may set off or recoup the amount of Indemnifiable Losses Seller or any of its Affiliates is required to pay to Buyer or any of its Affiliates pursuant to this Article 8 against any Liability of Buyer to Seller under Section 2.11 (Earnout); provided, however, that (a) in no event shall Buyer have any rights of set off under this Section 8.05 unless a final determination of the amount of Indemnifiable Losses has been made and (b) any such setoff shall be subject to the limitations and other provisions of this Article 8. A “final determination” will exist when (i) the parties to the dispute have reached an agreement in writing, or (ii) a Governmental Entity of competent jurisdiction will have entered a final Order or rendered a final determination with respect to disputes the parties have agreed to submit thereto.

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ARTICLE 9

TERMINATION

SECTION 9.01 Termination. This Agreement may be terminated:

(a) at any time prior to the Closing Date by mutual written agreement of Buyer and Seller;

(b) by either Buyer or Seller if the Closing shall not have occurred on or prior to the date that is the six (6) month anniversary of the date hereof (the “Outside Date”); provided, that (i) so long as Buyer and/or any of its Affiliates have not entered into a Subsequent Transaction, neither Seller nor Buyer shall terminate this Agreement pursuant to this Section 9.01(b) until the date that is the twelve (12) month anniversary of the date hereof if at the Outside Date all of the conditions to Closing have been satisfied (or are capable of being satisfied) other than the condition set forth in Section 6.01(a) with respect to the expiration or termination of the waiting period under the HSR Act and (ii) if Buyer and/or any of its Affiliates has entered into a Subsequent Transaction, Buyer shall not terminate this Agreement pursuant to this Section 9.01(b) until the date that is the twelve (12) month anniversary of the date hereof if at the Outside Date all of the conditions to Closing have been satisfied (or are capable of being satisfied) other than the condition set forth in Section 6.01(a) with respect to the expiration or termination of the waiting period under the HSR Act or the condition set forth in Section 6.01(b) with respect to any Order by the PUCT or otherwise related to the PUCT or PURA; and provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been, directly or indirectly, the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date (as the same may be extended pursuant to clauses (i) or (ii));

(c) by either Buyer or Seller by giving written notice to the other Party if any Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree or ruling or other action shall not be subject to appeal or shall have become final and non-appealable;

(d) by either Buyer or Seller by giving written notice to the other Party if there has been a breach by such other Party of any representation, warranty or covenant contained in this Agreement and, assuming Closing were to occur on the day on which such written notice is provided pursuant to this Section 9.01(d), such breach would result in the failure to satisfy one or more of the conditions to Closing of the Party sending such notice (set forth in Section 6.02 or Section 6.03, as applicable) and such breach is incapable of being cured or, if of a character that is capable of being cured, is not cured by the breaching Party within the earlier of (i) thirty (30) days of its receipt of such written notice from the other Party or (ii) the number of days remaining prior to the Outside Date; or

(e) by either Buyer or Seller pursuant to Section 5.10(d) by giving written notice to the other Party.

SECTION 9.02 Effect of Termination.

(a) If this Agreement is terminated as permitted by Section 9.01(a) through (e), such termination shall be without liability of any Party to the other Parties for any breach of any representations, warranties, covenants or other agreements under this Agreement prior to such termination, except to the extent set forth in Section 9.02(c).

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(b) If this Agreement is terminated by either Party pursuant to Section 9.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party, provided, that Buyer, at its option, shall either (i) return all documents and other material received from Seller, its Affiliates or their advisors or representatives relating to the Facility, the Acquired Assets, the Assumed Liabilities and the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to Seller, or (ii) destroy all copies of the foregoing documents and materials, and deliver a certificate to Seller confirming such destruction, and, in either case, shall continue to treat all confidential information received by Buyer and its Affiliates and their Representatives with respect to the Facility, the Acquired Assets, the Assumed Liabilities in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination hereof.

(c) If this Agreement is terminated, this Agreement shall become null and void and of no further force and effect, except for the following provisions which shall survive such termination: Section 5.04(b) (Publicity); Section 5.06 (Expenses); Section 9.01 (Termination); this Section 9.02 (Effect of Termination) and Article 10 (Miscellaneous). Nothing in this Section 9.02 shall be deemed to release any Party from any Liability to the other Party for any breach by such Party of the covenants and other agreements of this Agreement occurring prior to such termination or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested) or (c) when sent, if sent by email (with written confirmation of receipt). Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01).

(a)	If to Buyer or Buyer Guarantor, to:

Vistra Energy

Energy Plaza

1601 Bryan Street, Suite 34-068

Dallas, TX 75201

Attention: Stephanie Zapata Moore

Email: stephanie.moore@vistraenergy.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: David Kurzweil

Email: david.kurzweil@lw.com

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(b)	if to Seller or Koch Ag, to:

c/o Koch Ag & Energy Solutions, LLC

4111 East 37th Street North

Wichita, Kansas 67220

Attention: President

Email: steve.packebush@kochind.com

with a copy to:

Koch Companies Public Sector, LLC

4111 East 37th Street North

Wichita, Kansas 67220

Attention: Legal Department, Energy Services

Email: matt.ellis@kochps.com

(c)	if to Seller Guarantor, to:

Koch Resources, LLC

4111 East 37th Street North

Wichita, Kansas 67220

Attention: Legal Department

Email: scott.flucke@kochps.com

SECTION 10.02 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, to the extent valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 10.03 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

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SECTION 10.04 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer and Seller. Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.05 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Ancillary Agreements and the Confidentiality Agreement (together with the written agreements, Schedules and certificates referred to herein or delivered pursuant hereto), constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except as provided in Section 5.14 or in Article 8, this Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.06 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 10.07 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.08 Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) The Parties agree that the appropriate, exclusive and convenient forum (“Forum”) for any other disputes between any of the Parties hereto arising out of or related to this Agreement or the transactions contemplated hereby is the Court of Chancery in the City of Wilmington, New Castle County, Delaware except where such court lacks subject matter jurisdiction. In such event, the Forum is in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the Superior Court in the City of Wilmington, New Castle County, Delaware. Each of the Parties hereto irrevocably submits to the jurisdiction of the Forum in respect of any disputes arising out of or related to this Agreement or the transactions contemplated hereby. The Parties further agree that the Parties will not bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the Forum. The preceding sentence will not limit the rights of the Parties to obtain execution of a

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judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any proceeding contemplated in this Section 10.08 will be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and amount of such judgment.

(b) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of the Forum. Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.01.

(c) EACH PARTY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN OR AMONG ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.09 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of Seller, in the case of Buyer, and Buyer, in the case of Seller; provided, that, (a) without such prior written consent, Seller may assign this Agreement and any or all rights or obligations hereunder (including Seller’s right to seek indemnification hereunder) to any Affiliate or Affiliates of Seller so long as Seller and Seller Guarantor (subject to Section 10.15) retain ultimate liability for all obligations of Seller pursuant to this Agreement and (b) without such prior written consent, Buyer may assign this Agreement and any or all rights or obligations hereunder (including Buyer’s right to seek indemnification hereunder) to any Affiliate or Affiliates of Buyer so long as Buyer and Buyer Guarantor (subject to Section 10.14) retain ultimate liability for all obligations of Buyer pursuant to this Agreement. Upon any such permitted assignment, the references in this Agreement to such Party shall also apply to any such assignee unless the context otherwise requires. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10.09 shall be null and void, ab initio.

SECTION 10.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in the Seller Disclosure Letter or Buyer Disclosure Letter corresponding to and qualifying a specific numbered paragraph or section hereof shall be deemed to correspond to and qualify such numbered paragraph or section and any other numbered paragraph or section with respect to which applicability of such disclosure is readily

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apparent on its face. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material.

SECTION 10.12 Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the provisions of the “bulk sales,” “bulk transfer” and similar Laws set forth in Article 6 of the Uniform Commercial Code as it is in effect in the states where the Acquired Assets are located and all other similar Laws of any Governmental Entity other than bulk-transfer tax notice provisions.

SECTION 10.13 Conflict of Interest; Privilege.

(a) Conflict of Interest. If Seller so desires, and without the need for any consent or waiver by Buyer, Jones Day is permitted to represent Seller or any of its Affiliates after the Closing in connection with any matter, including any matter related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto.

(b) With respect to any attorney-client and work product privileges belonging to a Party with respect to the Facility, the Acquired Assets or the Assumed Liabilities (collectively, “Privileges”) for matters relating to the business records, documents, communications or other information (collectively, “Information”) of Seller or any of its Affiliates, including the Excluded Assets and Retained Liabilities, to the extent prepared in connection with this Agreement, the Confidentiality Agreement, or the transactions contemplated hereby or thereby (“Acquisition Information”), Seller will have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Affiliates. Buyer and its Affiliates will take no action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller relating to the Acquisition Information. After the Closing, Buyer will have sole authority to determine whether to assert or waive any Privileges with respect to Information relating to the Facility, the Acquired Assets and the Assumed Liabilities other than the Acquisition Information, and Seller and its Affiliates will take no action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. Notwithstanding the foregoing, Buyer will not assert any Privileges related to (i) pre-Closing Information, advice or communications relating to the Facility, the Acquired Assets or the Assumed Liabilities against Seller or its Affiliates or (ii) Privileged Information to the extent relating to the Excluded Assets or Retained Liabilities.

(c) The rights and obligations created by Section 10.13(b) and this Section 10.13(c) will apply to all Information as to which Seller or any of its Affiliates would be entitled to assert or has asserted a Privilege (the “Privileged Information”). Upon receipt by Seller or its Affiliates, or Buyer or its Affiliates, of, or any such Person becomes aware that a current or former employee of such Person has received, any subpoena, discovery or other request from any Person that actually or arguably calls for the production or disclosure of Privileged Information of one or more of the other Parties, Buyer or Seller, as the case may be, will promptly notify the

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other Party of the existence of the request and will provide such other Party a reasonable opportunity to review the Privileged Information and to assert any rights it may have under Section 10.13(b) or otherwise to prevent the production or disclosure of any such Privileged Information. Seller’s transfer of any Information to Buyer in accordance with this Agreement and Seller’s agreement to permit Buyer to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements to maintain the confidentiality of such Information in accordance with the Confidentiality Agreement and Section 5.04 and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Buyer, as the case may be, as set forth in this Section 10.13. The access to Information being granted pursuant to this Agreement, including Sections 5.01, 5.05 and 5.19, and the disclosure to Buyer or Seller of Privileged Information relating to the Facility, the Acquired Assets and the Assumed Liabilities or any of other business of Seller or its Affiliates pursuant to this Agreement in connection with the transactions contemplated hereby will not be asserted by Buyer or Seller to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under Section 10.13(b), this Section 10.13(c) or otherwise.

SECTION 10.14 Buyer Guaranty.

(a) Buyer Guarantor hereby unconditionally and irrevocably guarantees, as a principal and not as a surety, to Seller the prompt and full performance and payment of Buyer’s obligations under this Agreement (the “Buyer Obligations”), and Seller hereby agrees and acknowledges that Buyer Guarantor is a signatory to this Agreement solely for such purpose. Seller may seek remedies directly from Buyer Guarantor with respect to the Buyer Obligations without first exhausting its remedies against Buyer. The liability of Buyer Guarantor hereunder is, in all cases, subject to all defenses, setoffs and counterclaims available to Buyer with respect to performance or payment of the Buyer Obligations. Buyer Guarantor waives presentment, demand and any other notice with respect to any of the Buyer Obligations and any defenses that Buyer Guarantor may have with respect to any of the Buyer Obligations other than as set forth in the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, the guarantee set forth in this Section 10.14 shall terminate and be of no further force or effect upon the earlier to occur of (i) the Closing and (ii) termination of this Agreement pursuant to Section 9.01, except that the obligations of Buyer Guarantor shall terminate thirty (30) days following the termination of this Agreement pursuant to Section 9.01(d) (unless a Claim is made hereunder prior to the end of such thirty (30) day period, in which case the obligations pursuant to this Section 10.14 shall terminate upon the resolution of such Claim).

(b) For purposes of Sections 10.01 through 10.10, Buyer Guarantor shall be deemed to be a Party.

(c) Notwithstanding anything to the contrary contained herein, Buyer Guarantor’s aggregate obligations pursuant to this Section 10.14 shall not exceed the Purchase Price.

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SECTION 10.15 Seller Guaranty.

(a) Seller Guarantor hereby unconditionally and irrevocably guarantees, as a principal and not as a surety, to Buyer the prompt and full payment of Seller’s monetary obligations under this Agreement that are required to be paid by Seller from and after the Closing (the “Seller Obligations”), and Buyer hereby agrees and acknowledges that Seller Guarantor is a signatory to this Agreement solely for such purpose. Buyer may seek remedies directly from Seller Guarantor with respect to the Seller Obligations without first exhausting its remedies against Seller. The liability of Seller Guarantor hereunder is, in all cases, subject to all defenses, setoffs and counterclaims available to Seller with respect to performance or payment of the Seller Obligations and limitations contained in this Agreement. Seller Guarantor waives presentment, demand and any other notice with respect to any of the Seller Obligations and any defenses that Seller Guarantor may have with respect to any of the Seller Obligations other than as set forth in the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, the guarantee set forth in this Section 10.15 shall terminate and be of no further force or effect upon (i) with respect to the indemnification obligations set forth in (A) Sections 8.01(a)(iii) and 8.01(a)(iv), the date that is thirty (30) days after the fourth (4th) anniversary of the Closing Date or (B) with respect to a breach of the covenant set forth in Section 5.13(a) (Non-Solicitation), the date that is thirty (30) days after the second (2nd) anniversary of the Closing Date, (ii) with respect to any indemnification obligations arising out of the breach of any pre-Closing covenant or agreement of the Seller set forth herein, the date that is nine (9) months after the Closing Date and (iii) with respect to all representations, warranties and all other obligations of the Seller hereunder, the earlier of (A) the date on which such representations, warranties or other obligations of Seller no longer survive in accordance with Section 7.01 and (B) the second (2nd) anniversary of the Closing Date (unless, in each case, a Claim is made hereunder prior to the end of such survival period, in which case the obligations pursuant to this Section 10.15 shall terminate upon the resolution of such Claim).

(b) For purposes of Sections 10.01 through 10.10, Seller Guarantor shall be deemed to be a Party.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

SELLER:

Odessa-Ector Power Partners, L.P.

By:	/s/ Kurt Kolbeck
Name: Kurt Kolbeck
Title: President

SELLER GUARANTOR:

Koch Resources, LLC

By:	/s/ Steven Packebush
Name: Steven Packebush
Title: Senior Vice President

Koch Ag & Energy Solutions, LLC

By:	/s/ Steven Packebush
Name: Steven Packebush
Title: President

[Signature Page to Asset Purchase Agreement]

BUYER:

La Frontera Holdings, LLC

By:	/s/ Sara Graziano
Name: Sara Graziano
Title: Senior Vice President – Corporate Development & Strategy

BUYER GUARANTOR:

Vistra Operations Company LLC

By:	/s/ Sara Graziano
Name: Sara Graziano
Title: Senior Vice President – Corporate Development & Strategy

[Signature Page to Asset Purchase Agreement]

Exhibit A

Defined Terms

As used in the Agreement, the following terms have the following meanings:

“Affected Employee” means (a) each Plant Employee who is discharged by Seller prior to the Closing at the request of Buyer and (b) each Plant Employee who was an employee of Seller immediately prior to the Closing, became a Continuing Employee and is subsequently discharged by Buyer (or one of its Affiliates) after the Closing.

“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Air Emission Allowance” means any air emission allowance or air emission reduction or similar credit required to comply with applicable Environmental, Health and Safety Laws in relation to the operation of the Facility.

“Ancillary Agreements” means all agreements and instruments executed and delivered in accordance with this Agreement or in connection with the consummation of the transactions contemplated by this Agreement, including the Bill of Sale, the Real Property Deed, the Excluded Easements Deed, the Assignment and Assumption Agreement and, to the extent executed and delivered by Buyer and Seller, the License Agreement.

“Anti-Corruption Laws” means any applicable domestic or international Laws relating to anti-bribery, anti-money laundering or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act.

“Applicable Days” means, for any calendar month, all of the calendar days in such month, except that (a) the Applicable Days for the calendar month in which the Closing occurs means all of the calendar days in such calendar month occurring on and after the Closing Date and (b) the Applicable Days for the calendar month in which the fifth (5th) anniversary of the Closing occurs means all of the calendar days in such calendar month occurring prior to (but not on) the fifth (5th) anniversary of the Closing Date.

“Balance Sheet” means the unaudited balance sheet of Seller prepared in accordance with GAAP as of April 30, 2017.

“Business Day” means any day other than a Saturday, Sunday or any day banks in the State of New York are authorized or required to be closed.

“Buyer Disclosure Letter” means the letter attached hereto as Letter A.

“Buyer’s Required Consents” means the consents specified in Section 4.03 of the Buyer Disclosure Letter.

“Capital Spare and Inventory Amount” means an amount equal to $5,000,000.

“Cash Equivalents” means the sum of restricted and unrestricted cash, cash equivalents and liquid investments of Seller, plus all deposited but uncleared bank deposits and cash held by counterparties of Seller, and less all outstanding checks and cash posted by counterparties of Seller.

“Claim” means any demand, claim, notice of a possible claim, action, legal proceeding (whether at law or in equity), formal or informal investigation, formal or informal request for information, charge, notice of violation, notice of potential violation, complaint, Order, litigation, suit, cause of action, audit, inspection, assessment, controversy or interference, cancellation, opposition, re-examination, concurrent use, mediation, administrative enforcement, arbitration or other hearing or proceeding by, before, or under the direction or supervision of any court or other Governmental Entity or arbitrator. In this definition, Governmental Entity includes the staff of the Governmental Entity and the IMM and its staff.

“Closing Date Net Indebtedness Amount” means the Net Indebtedness Amount as of 12:01 a.m. Wichita time on the Closing Date.

“Closing Date Net Working Capital Amount” means, an amount, which may be positive or negative, equal to the sum of (a) the Net Working Capital determined as of 12:01 a.m. Wichita time on the Closing Date, in accordance with Section 2.10(b) minus (b) the applicable Target Net Working Capital for the fiscal quarter in which the Closing occurs.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any comparable state or local Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commodity Hedge” means any agreement with respect to any swap, forward, future, cap, collar, hedge or derivative transaction or option (including heat rate call options) or similar agreement involving, or settled by reference to, one or more commodities (including natural gas or power).

“Contract” means any written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, note, bond, instrument, sublease, binding bid, letter of credit, security agreement, commitment, obligation, undertaking or other agreement, whether express or implied, that is legally binding.

“control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302, 303 or 4068(a) of ERISA, (c) under Section 412, 430, 4971 of the Code or (d) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, in the case of each of the foregoing clauses (a) through (d), with respect to Seller or any ERISA Affiliate.

“Dollars” or “$” means the lawful currency of the United States of America.

“Earnout Amount” means an amount equal to the aggregate amount to be paid by Buyer to Seller pursuant to Section 2.11.

“EHS Permits” means any permits, certificates, licenses, registrations, franchises, writs, waivers, variances, exemptions, orders and other authorizations of all Governmental Entities issued under any Environmental, Health and Safety Law.

“Environmental, Health and Safety Law” means any applicable present and future federal, state, tribal or local Law or valid and legally-binding Order, permit or license of any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the possession, presence, use, storage, generation, management, transportation, emission, release, threatened release, abatement, removal, remediation, treatment, or disposal of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 3001 et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Federal Pipeline Safety Act, 49 U.S.C. § 60101 et seq., and any so-called “Super Fund” or “Super Lien” law, including those administered by the Environmental Protection Agency, the Occupations Safety and Health Administration, the Pipeline and Hazardous Materials Transportation Administration, and any similar federal, state, tribal and local Laws concerning the environment, industrial hygiene, pipeline safety, hazardous materials transportation, chemical security and anti-terrorism or public health or safety.

“EPNG” means El Paso Natural Gas Company, L.L.C.

“ERCOT” means the Electric Reliability Council of Texas or any successor thereto, if applicable.

“ERCOT Protocols and Other Binding Documents” mean the documents adopted by ERCOT, including any attachments or exhibits referenced therein, as amended from time to time, that contain the scheduling, operating, planning, reliability, and settlement (including registration) policies, rules, guidelines, procedures, standards, and criteria of ERCOT. Other Binding Documents include the ERCOT Market Guides. The version of the ERCOT Protocols or Other Binding Document in effect at the time of the performance or non-performance of an action shall govern with respect to that action.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with Seller or (b) which together with Seller is treated as a single employer under Section 414(t) of the Code.

“Estimated Closing Date Payment” means an amount equal to the sum of (a) the Base Purchase Price, plus (b) the Estimated Net Working Capital Amount, minus (c) the Estimated Net Indebtedness Amount, and plus (d) the Capital Spare and Inventory Amount.

“Estimated Net Indebtedness Amount” means Seller’s good faith estimate of the Closing Date Net Indebtedness Amount, as set forth on the notice delivered by Seller pursuant to Section 2.07(b).

“Estimated Net Working Capital Amount” means Seller’s good faith estimate of the Closing Date Net Working Capital Amount, as set forth on the notice delivered by Seller pursuant to Section 2.07(b).

“FERC” means the Federal Energy Regulatory Commission or any successor thereto.

“Firm Transportation Agreement” means that certain Transportation Service Agreement (Firm), dated April 1, 2017, between EPNG and Seller.

“Fraud” means any knowing and intentional misrepresentation with such misrepresentation being made with the intent to defraud, but not including negligent misrepresentation.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Gas Cost” means, for a particular calendar month, (a) (i) (A) (1) the simple arithmetic mean of the Permian Gas Index for each Applicable Day of such month, plus (2) $0.025, multiplied by (B) 0.73, plus (ii) (A) (1) the simple arithmetic mean of the Waha Gas Index for each Applicable Day of such month, plus (2) $0.075, multiplied by (B) 0.27, multiplied by (b) 7.1. The historical Gas Cost for the month of May 2017, including the references to the applicable underlying Indices, is attached hereto as Schedule D and provided for illustrative purposes only.

“Good Utility Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric generation industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or non-governmental body administering, regulating, or having general oversight over gas, electricity, power or other energy-related markets such as FERC, the North American Electric Reliability Corporation, ERCOT, Texas Reliability Entity, Inc., Railroad Commission of Texas, or the PUCT. For the avoidance of doubt and unless otherwise specified, Governmental Entity means an entity acting in its official capacity and with any required quorum and does not include members of the staff of such entity.

“Hazardous Substance” means any substance or material listed, defined, classified or regulated as a pollutant, contaminant, hazardous material, hazardous substance, toxic substance, hazardous, industrial, special or other waste, or otherwise, under any applicable Environmental, Health and Safety Law, including, petroleum, petroleum products, explosives, radioactive materials, volatile organic compounds, semi-volatile organic compounds, pesticides, polychlorinated biphenyls, and friable asbestos and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IMM” means the Independent Market Monitor, as defined in the PUCT Rules.

“Income Tax” means (a) any Tax imposed on or measured by net income or profits and (b) any franchise Taxes imposed under the Laws of the State of Texas.

“Income Tax Return” means a Tax Return in respect of Income Taxes.

“Indebtedness” means, with respect to any Person, the aggregate amount (including the current portions thereof) of all (a) indebtedness for money borrowed from others, purchase money obligations, obligations under installment Contracts or conditional sale or title retention Contracts, capitalized lease obligations, obligations to pay deferred purchase price of assets, services or securities, obligations under any commodity, swap, derivative, currency, interest rate or hedging Contract, indebtedness evidenced by any note, bond, debenture or other debt security or instrument, and reimbursement obligations for letters of credit or similar instruments that have been drawn, in each case of such Person, (b) indebtedness of the type described in subsection (a) above guaranteed, directly or indirectly, in any manner by such Person or for which such Person may be liable, but excluding endorsements of checks, and (c) interest, prepayment penalties, premiums, make-whole payments, expenses, late charges, indemnities, breakage costs, bank overdrafts or other penalties or fees relating to any of such indebtedness.

“Indemnifiable Losses” means any and all claims, injuries, lawsuits, liabilities, losses, damages, deficiencies, demands, payments, judgments, fines, interest, Taxes, obligations, penalties, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and other professionals, or amounts paid in connection with any assessments, judgments, awards or settlements, and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.

“Intellectual Property” means all intellectual property and proprietary rights including, but not limited to: (a) all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, brand names, trade names, internet domain names and corporate names, together with all goodwill of the business connected with the use thereof and symbolized thereby, and all applications and registrations in connection therewith; (c) all copyrights and copyrightable works, and all applications and registrations in connection therewith; (d) all mask works, industrial designs and protectable designs, and all applications and registrations and renewals in connection therewith; (e) all software and electronic data, databases and data collections and all related documentation; and (f) all trade secrets, know-how, research and development information, formulas, compositions, inventions, processes, techniques, technical data, designs, drawings, specifications, financial, marketing and business data, customer and supplier information, pricing and cost information, and business and marketing plans and proposals.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (a) in the case of Seller, the actual knowledge (after due inquiry) of the individuals listed in Section 1.01 of the Seller Disclosure Letter and (b) in the case of Buyer, the actual knowledge (after due inquiry) of the individuals listed in Section 1.01 of the Buyer Disclosure Letter.

“Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial, tribal or local statute, law, ordinance, rule, binding administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other lawful and binding requirement of any Governmental Entity directly applicable to such Person or any of its respective properties or assets, as amended from time to time. For the avoidance of doubt, Laws include PUCT Rules, ERCOT Protocols and Other Binding Documents, Railroad Commission of Texas Rules and Reliability Standards.

“Letters” means, collectively, Seller Disclosure Letter and Buyer Disclosure Letter, and each is referred to as a “Letter.”

“Liability” means any Indebtedness, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether determined or determinable, whether disputed or undisputed, whether liquidated or unliquidated, whether due or to become due and whether in contract, tort, strict liability or otherwise), including any liability for Taxes.

“License Agreement” means that certain License Agreement, to be dated as of the Closing Date, by and between Buyer and Seller, in the form attached hereto as Exhibit G.

“Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, easement, right of way, encroachment, or other similar encumbrance or restriction, excluding any transfer restrictions in the Organizational Documents of Seller which are not applicable to the transactions contemplated hereby or any future transaction.

“Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, factor, occurrence or effect (any such item, an “Effect”) that, individually or in the aggregate with any one or more other Effects, is or would reasonably expect to be (a) materially adverse to the business, financial condition, assets, Liabilities or results of operations of the Facility, the Acquired Assets and the Assumed Liabilities, (b) materially adverse to the operability of the Facility or Seller’s business to produce power in the ordinary course of business consistent with past practice, or (c) materially adverse to the ability of Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, provided, that, with respect to clause (a), none of the following Effects, individually or in the aggregate, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any such change, event or effect resulting from or arising out of (i) any changes generally affecting the industries in which Seller operates (including the electric and natural gas generating, transmission or distribution industries), whether international, national, regional, state, provincial or local, (ii) changes in international, national, regional, state, provincial or local wholesale or retail markets for electric power, natural gas or other fuel supply or transportation or related products and operations, including those due to actions by competitors and regulators, (iii) changes after the date hereof in regulatory or political conditions applicable to generation facilities, including acts of war or terrorist activities, (iv) changes in electric transmission or distribution systems generally, (v) changes in the markets for or costs of commodities or supplies, including fuel, (vi) changes in the markets for or costs of electricity, generally, (vii) Effects of weather, meteorological events or other natural disasters or natural occurrences beyond the control of Seller, (viii) any change of Law or regulatory policy, including any rate or tariff, (ix) changes or adverse conditions in the financial, banking or securities markets, including those relating to debt financing and, in each case, including any disruption thereof and any decline in the price of any security or any market index, (x) the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, (xi) any change after the date hereof in accounting requirements or principles required by any Governmental Entity, (xii) any labor strike, request for representation, organizing campaign, work stoppage, slowdown or other labor dispute, (xiii) any new generating facilities in the ERCOT region and their effect on pricing or transmission, and (xiv) any actions expressly consented to in writing by Buyer; except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xii) and (xiii) above, to the extent that any such Effect has a disproportionate effect on the business, financial condition, assets, Liabilities or results of operations of the Facility, relative to other natural gas-fired power plants in the ERCOT region.

“Monthly Earnout Amount” means, for any calendar month, an amount equal to the greater of (a) (i) the Spark Spread for such month, multiplied by (ii) 16, multiplied by (iii) the number of Applicable Days in such month, multiplied by (iv) 495 or (b) zero. Schedule E sets forth an example calculation of the Monthly Earnout Amount for the month of May 2017, which is provided for illustrative purposes only.

“Net Indebtedness Amount” means an amount, which may be a positive or a negative, equal to the sum of (a) the aggregate outstanding Indebtedness of Seller (other than any undrawn letters of credit, surety bonds and other credit support) minus (b) the aggregate amount of Cash Equivalents of Seller that is included as an Acquired Asset, in each case determined in accordance with the policies, procedures and values set forth on Schedule C, which, for the avoidance of doubt, is an illustrative calculation of the Net Indebtedness Amount as of April 30, 2017; provided, however, that in no event shall the calculation of the Net Indebtedness Amount include any amounts relating to any amounts or items included in the calculation of Net Working Capital or Seller Transaction Expenses.

“Net Working Capital” means the net working capital of Seller determined in accordance with the policies, procedures and values set forth on Schedule C (as consistently applied in accordance with the past practices of Seller), which, for the avoidance of doubt, is an illustrative calculation of Net Working Capital as of April 30, 2017; provided, however, that in no event shall the calculation of Net Working Capital include any amounts relating to (a) any amounts or items included in the calculation of the Net Indebtedness Amount or the Seller Transaction Expenses, (b) any undrawn letters of credit, surety bonds and other credit support or the mark-to-market derivative assets or liabilities with respect to the Commodity Hedges, or (c) any Tax assets or Tax liabilities.

“Odessa Market Price” means the simple arithmetic mean of the Day-Ahead Market price for power for any particular day as reported by ERCOT for the OECCS_1 and OECCS_2 nodes, taking into account any correction to any Day-Ahead Market price for on-peak hours (i.e., each hour ending at 0700 through 2200 Central Time) for any such day posted by ERCOT; provided, however, that if (a) the price for only the OECCS_1 node or the OECCS_2 node is available for any particular day, such price shall be used in place of the mean price with respect thereto for such day, and (b) if the price for neither the OECCS_1 node nor the OECCS_2 node is available for any particular day, the Day Ahead Market price for power for on peak hours (i.e., each hour ending at 0700 through 2200 Central Time) for such day, as reported by ERCOT for the nearest reasonably comparable node, taking into account any correction to any Day Ahead Market price for any such day posted by ERCOT, shall be used in place of the mean price with respect thereto for such day.

“Order” means any judgment, writ, ruling, order, decree, preliminary or permanent injunction, temporary or permanent restraining order, assessment or arbitration award of any Governmental Entity or any arbitrator. For the avoidance of doubt, only the lawful action by any required quorum of a Governmental Entity or its board shall constitute an Order, and action by staff of a Governmental Entity or action by the IMM or its staff shall not constitute an Order.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or such other organizational documents of such Person.

“Permian Gas Index” means, for each Applicable Day, the midpoint price for such day as published by Platt’s Gas Daily publication for the El Paso, Permian location.

“Person” means any individual, corporation, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.

“Plant Employee” means any current or former director, officer or employee (including those on layoff, short-term disability, long-term disability or leave of absence, whether paid or unpaid) of Seller.

“Power Price” means, for a particular calendar month, the simple arithmetic mean of the Odessa Market Price for each Applicable Day of such month. The Power Price for the month of May 2017, including the reference to the underlying Index, is attached hereto as Schedule F and provided for illustrative purposes only.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“PUCT” means the Public Utility Commission of Texas.

“PUCT Rules” means the substantive rules of the PUCT as set forth in Title 16, Chapter 25 of the Texas Administrative Code.

“PURA” means the Texas Public Utility Regulatory Act, TEX. UTIL. CODE §§ 11.001 et seq.

“Railroad Commission of Texas Rules” mean the substantive rules of the RRC set forth in Title 16, Chapters 3, 8, and 18 of the Texas Administrative Code.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Reliability Standards” means the enforceable North American Electric Reliability Corporation or Texas Reliability Entity, Inc. Reliability Standards that have been approved by FERC.

“Representatives” means, as to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisers and consultants of such Person.

“Required Consents” means, collectively, the Buyer’s Required Consents and Seller’s Required Consents.

“Seller Benefit Plan” means (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA), (b) all specified fringe benefit plans as defined in Section 6039(D) of the Code, (c) all cafeteria plans as defined in Section 125 of the Code, and (d) any other plan, program, policy, agreement or arrangement, whether or not in writing, relating to compensation, employee benefits, severance, change in control, retention, deferred compensation, equity, employment, consulting, vacation, sick leave, paid time off, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs, incentive compensation or bonus compensation, in each case that is sponsored, maintained or contributed to or required to be sponsored, maintained or contributed to by, or otherwise covering Seller or, in the case of a Seller Benefit Plan that is an agreement, with respect to which Seller is a party.

“Seller Disclosure Letter” means the letter attached hereto as Schedule B.

“Seller Guarantee” means any guarantee, letter of credit, bond, surety or other credit support or assurance (including the Financial Assurances) provided by any of Seller’s Affiliates in support of any obligations of Seller, the Facility or any Acquired Assets.

“Seller Marks” means: (a) any and all of the following containing or comprising the words or phrases “Koch”, and all rights arising out of or associated therewith, in each case, in any jurisdiction in the world: trademarks; service marks; certification marks; trade names; corporate names; logos; trade dress; and other protectable indicia of source or origin, including unregistered and common law rights in the foregoing; all translations, adaptations, derivations and combinations of any of the foregoing; (b) all goodwill associated with each of the foregoing; and (c) all registrations of and applications to register any of the foregoing.

“Seller Transaction Expenses” means, without duplication of any amounts included in the calculation of the Net Working Capital Amount or the Net Indebtedness Amount, all expenses of Seller incurred in connection with the preparation, execution and consummation of this Agreement and the Closing, including (a) all brokerage commissions and all fees and disbursements of attorneys, accountants and other professional advisors and service providers of Seller and (b) all cash bonuses, change of control payments, retention bonuses, sale bonuses and similar payments payable by Seller in connection with the transactions contemplated by this Agreement, including the amounts payable under all phantom stock and performance bonus Contracts and the employer portion of any employment, payroll, social security, unemployment or withholding Taxes related to all such amounts; provided, that “Seller Transaction Expenses” shall not include any of the costs and expenses of Buyer or its Affiliates incurred in connection with the transactions contemplated hereby.

“Seller’s Required Consents” means the consents specified in Section 3.03 of the Seller Disclosure Letter.

“Spark Spread” means, for a particular calendar month, (a) the Power Price for such month, minus (b) the Gas Cost for such month, minus (c) the spread strike for such month as set forth on Schedule G.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Target Net Working Capital” means, (i) if the Closing occurs between the date hereof and September 30, 2017 or between July 1, 2018 and September 30, 2018, $1,327,118.00, (ii) if the Closing occurs between October 1, 2017 and December 31, 2017, -$2,248,026.00, (iii) if the Closing occurs between January 1, 2018 and March 31, 2018, -$2,302,735.00, and (iv) if the Closing occurs between April 1, 2018 and June 30, 2018, -$563,026.00.

“Tax” or “Taxes” means any (a) United States federal, state, local or foreign income, profits, gross receipts, gross margins, transfer, stamp, environmental, registration, estimated, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise and other taxes, charges, levies or other similar assessments imposed or collected by a Taxing Authority, including any interest, penalty or addition thereto, (b) liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period pursuant to applicable Law, and (c) liability for the payment of any amounts of the type described in clauses (a) or (b) of this sentence as a result of being a transferee of or successor to any person or as a result of any legal obligation to indemnify or pay any other Person.

“Tax Returns” means any return, report or similar statement required to be filed with a Taxing Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the assessment or collection of such Tax for such entity or subdivision.

“Title Policy” means a Texas Land Title Association owner policy insuring title to the Real Property other than the Excluded Easements (and all improvements thereon which constitute real property) as being vested in Buyer, subject only to Permitted Liens.

“Transfer Taxes” means all transfer, real or personal property transfer, sales, use, goods and services, permit, stock, value added, documentary, stamp duty, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges (including interest, penalties and additions to Tax), but excluding any Income Taxes.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Waha Gas Index” means, for each Applicable Day, the midpoint price for such day as published by Platt’s Gas Daily publication for the Waha location.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and regulations promulgated thereunder, and any comparable state or local Law.

Additional defined terms have the meanings ascribed to them in the Sections specified below:

Defined Term	Section
Acquired Assets	Section 2.02
Acquisition Information	Section 10.13(b)
Agreement	Preamble

Defined Term	Section
Allocation	Section 5.03(e)
Assignment and Assumption Agreement	Section 2.09(a)(iii)
Assumed Liabilities	Section 2.04
Base Purchase Price	Section 2.07(a)
Bill of Sale	Section 2.09(a)(i)
Buyer	Preamble
Buyer Guarantor	Preamble
Buyer Obligations	Section 10.14(a)
Buyer Released Matters	Section 5.14(a)
Buyer Released Parties	Section 5.14(a)
Buyer Releasing Parties	Section 7.02 (b)
Buyer Specified Representations	Section 6.03(b)(i)
Buyer’s Statement	Section 2.10(a)
Cap	Section 8.01(c)
Claim Notice	Section 8.03(a)
Closing	Section 2.08
Closing Date	Section 2.08
Closing Purchase Price	Section 2.07(a)
Competing Transaction	Section 5.11(b)(i)
Condemnation Value	Section 5.10(a)(ii)
Confidentiality Agreement	Section 5.04(a)
Consent	Section 3.03
Continuing Employees	Section 5.07
Deductible	Section 8.01(b)(i)
Designated Account	Section 2.11(a)
Direct Costs	Section 5.15(b)
Easement Real Property	Section 3.11(a)(iii)
Easements	Section 3.11(a)(iii)
Effect	Definition of “Material Adverse Effect”
Event of Loss	Section 5.10
Excluded Assets	Section 2.03
Excluded Easements	Section 3.11(c)
Excluded Easements Deed	Section 2.09(a)(ii)
Facility	Recitals
Filing	Section 3.03
Financial Assurances	Section 2.03(l)
Financial Statements	Section 3.07(a)
Forum	Section 10.08(a)
Gas Supply Agreement	Section 5.08(i)
Indemnified Buyer Entities	Section 8.01(a)
Indemnified Entity	Section 8.03(a)
Indemnified Seller Entities	Section 8.02(a)
Indemnifying Entity	Section 8.03(a)
Independent Accountants	Section 2.10(b)
Index	Section 2.11(d)

Defined Term	Section
Information	Section 10.13(b)
Insurance Policies	Section 3.16
Interim Period	Section 5.02(a)
KES	Section 2.02(a)
Major Loss	Section 5.10(b)
Material Contracts	Section 3.10(a)
MBM Materials	Section 2.03(k)
Monthly Earnout Statement	Section 2.11(b)
Objection Notice	Section 2.11(b)
Outside Date	Section 9.01(b)
Owned Real Property	Section 3.11(a)(i)
Party	Preamble
Permanent Pre-Arranged Shipper	Section 5.22(b)
Permits	Section 3.09(b)
Permitted Liens	Section 3.11(a)(iv)
Pre-Arranged Capacity Release	Section 5.22(b)
Pre-Arranged Shipper	Section 5.22(a)
Privileged Information	Section 10.13(c)
Privileges	Section 10.13(b)
PUHCA	Section 3.17
Purchase Price	Section 2.07(a)
QSE Receivable	Section 2.02(a)
Real Property	Section 3.11(a)(iii)
Real Property Deed	Section 2.09(a)(ii)
Restoration Costs	Section 5.10(a)(i)
Retained Liabilities	Section 2.05
Schedule Update	Section 5.12
Seller	Preamble
Seller Guarantor	Preamble
Seller Intellectual Property	Section 3.11(f)
Seller Obligations	Section 10.15(a)
Seller Released Matters	Section 7.02(b)
Seller Released Parties	Section 7.02(b)
Seller Releasing Parties	Section 5.14(a)
Seller Specified Representations	Section 6.01(b)(i)
Short-Term Pre-Arranged Capacity Release	Section 5.22(a)
Spread Strike	Definition of “Spark Spread”
Subsequent Transaction	Section 5.08(b)
Subsequent Transaction Plan	Section 5.08(b)
Taking	Section 5.10
Tax Contest	Section 5.03(b)
Third Party	Section 8.03(a)
Transition Services	Section 5.15(a)

Exhibit B

Form of Bill of Sale

BILL OF SALE

This BILL OF SALE, dated as of [            ], 2017 (this “Bill of Sale”), is executed and delivered by Odessa-Ector Power Partners, L.P., a Delaware limited partnership (“Seller”), to La Frontera Holdings, LLC , a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer entered into that certain Asset Purchase Agreement, dated as of July 5, 2017 (the “Asset Purchase Agreement”), pursuant to which, at the Closing, Seller has agreed to sell, convey, transfer, assign and deliver to Buyer, and Buyer has agreed to purchase and assume from Seller, the Acquired Assets, other than the Excluded Assets, for the consideration and upon the terms set forth in the Asset Purchase Agreement;

WHEREAS, Buyer and Seller now desire to carry out the intent and purpose of the Asset Purchase Agreement by, among other things, the execution and delivery of this Bill of Sale; and

WHEREAS, capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, Seller agrees as follows:

AGREEMENT

1. Transfer of Assets. On the terms and subject to the conditions set forth in the Asset Purchase Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, its successors and assigns all of Seller’s right, title and interest in, to and under the Acquired Assets to have and to hold forever, together with all rights and privileges thereto, and Buyer hereby purchases such Acquired Assets and accepts such conveyance, transfer, assignment and delivery from Seller.

2. Further Assurances. At the request of Buyer, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such further instruments and take such other actions as may be reasonably necessary to carry out the transactions contemplated by this Bill of Sale.

3. Successors and Assigns. This Bill of Sale shall be binding upon Seller and its successors and assigns.

4. Asset Purchase Agreement. This Bill of Sale is being executed and delivered pursuant to Section 2.09(a)(i) of the Asset Purchase Agreement and is subject in all respects to the terms and conditions of the Asset Purchase Agreement, and all of the representations, warranties, covenants and agreements of the Seller and Buyer contained therein, all of which shall survive the execution and delivery of this Assignment Agreement in accordance with the terms of the Asset Purchase Agreement. Nothing contained herein shall supersede, amend, alter or modify (nor shall it be deemed or construed to supersede, amend, alter or modify) any of the terms or conditions of the Asset Purchase Agreement in any manner whatsoever. In the event of any conflict between the provisions of this Bill of Sale and the provisions of the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall control and prevail.

B-1

5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, including their successors and permitted assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

7. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer and Seller. Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8. Governing Law. This Bill of Sale shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9. Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) The Parties agree that the Forum for any other disputes between any of the parties hereto arising out of or related to this Agreement or the transactions contemplated hereby is the Court of Chancery in the City of Wilmington, New Castle County, Delaware except where such court lacks subject matter jurisdiction. In such event, the Forum is in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the Superior Court in the City of Wilmington, New Castle County, Delaware. Each of the Parties hereto irrevocably submits to the jurisdiction of the Forum in respect of any disputes arising out of or related to this Agreement or the transactions contemplated hereby. The Parties further agree that the Parties will not bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the Forum. The preceding sentence will not limit the rights of the Parties to obtain execution of a judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any proceeding contemplated in this Section 8 will be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and amount of such judgment.

B-2

(b) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of the Forum. Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.01 of the Asset Purchase Agreement.

(c) EACH PARTY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN OR AMONG ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature page follows]

B-3

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of the date first written above.

ODESSA-ECTOR POWER PARTNERS, L.P.

By:
Name:
Title:

B-4

Exhibit C-1

Form of Real Property Deed

{THE EXHIBITS ARE SUBJECT TO CHANGE BEFORE CLOSING IN CONNECTION WITH UPDATED TITLE WORK AND ANY SURVEY.}

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

When recorded return to:

Republic Title of Texas, Inc.

2626 Howell Street

Dallas, Texas 75204

SPECIAL WARRANTY DEED

STATE OF TEXAS	§
	§	KNOW ALL BY THESE PRESENTS:
COUNTIES OF ECTOR AND MIDLAND	§

THAT ODESSA-ECTOR POWER PARTNERS, L.P., a Delaware limited partnership (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) cash and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, paid by                     , a                      (“Grantee”), whose address is                     , HAS GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents DOES GRANT, BARGAIN, SELL and CONVEY unto Grantee (i) all of that certain real property situated in Ector County, Texas, described on Exhibit A attached hereto and made a part hereof for all purposes (the “Land”), and all buildings, structures, parking areas and other improvements located thereon, together with all related rights and appurtenances, including but not limited to all right, title and interest of Grantor in and to any land lying in the bed of any street, road, highway or alley (whether opened or proposed) adjoining the Land, any water or water rights benefiting the Land, any oil, gas and other minerals lying under the Land, any easements benefiting the Land, and any strips and gores adjoining the Land (the Land and all of such buildings, structures, parking areas and other improvements and other rights and appurtenances being collectively referred to herein as the “Fee Property”), together with (ii) all of Grantor’s right, title and interest in, to and under (a) the easements described on Exhibit B attached hereto and made a part hereof for all purposes (the “Easement Property,” and together with the Fee Property, the “Property”) and (b) all buildings, structures and other improvements located on the Easement Property.

C-1

TO HAVE AND TO HOLD the Property unto Grantee, and Grantee’s successors and assigns forever, and Grantor does hereby bind itself and its successors and assigns to WARRANT and FOREVER DEFEND all and singular the Property unto Grantee and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise, subject only to the matters listed on Exhibit C attached hereto and made a part hereof for all purposes.

[Signature on following page]

C-2

EXECUTED to be effective as of the              day of             , 2017.

GRANTOR:

ODESSA-ECTOR POWER PARTNERS, L.P., a Delaware limited partnership

By:	Odessa-Ector Power I, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

STATE OF ______________	§
§
COUNTY OF ____________	§

This instrument was ACKNOWLEDGED before me on             , 2017, by             ,              of Odessa-Ector Power I, LLC, a Delaware limited liability company, general partner of Odessa-Ector Power Partners, L.P., a Delaware limited partnership, on behalf of said limited partnership.

_____________________________________

Notary Public – State of __________________

My Commission Expires:

____________________

[seal]

[Signature Page of Deed]

C-3

Exhibit A

Legal Description of Fee Property

FEE TRACTS

TRACT I:

Lot 1, Block 1, Odessa-Ector Power Partners Addition, an addition to the City of Odessa, Ector County, Texas, being a 196.29 acre tract of land in Section 36, Block 42, T-2-S, T & P RR. Co. Survey, Ector County, Texas, according to the map or plat thereof of record in Cabinet A, Page 153-C, Plat Records, Ector County, Texas, SAVE AND EXCEPT a 1.272 acre tract as recorded in Volume 2385, Page 906, Official Public Records of Ector County, Texas.

Boundary being more fully described by metes and bounds as follows:

BEGINNING at (Y=10,640,094.50’ and X=1,680,134.39’) a 5/8” iron rod with a 2” aluminum cap marked “LCA ODESSA TX” found at the southeast corner of D&S Industrial Park Subdivision as recorded in Cabinet A, Page 37-A, Ector County Plat Records and the northeast corner of Lot 1, Block 1, Odessa-Ector Power Partners Addition as recorded in Cabinet A, Page 153-C, Ector County Plat Records, also being the northeast corner of the south half of Section 36, Block 42, T-2-S, T&P RR Co. Survey, Ector County, Texas, in the east line of said Section 36, whence the northeast corner of said Section 36 bears North 14°13’58” West, a distance of 2,636.79 feet;

THENCE South 14°14’32” East, along the east line of said Section 36, the east line of said Lot 1, Block 1, a distance of 1,796.28 feet, to a  1⁄2” iron rod with plastic cap marked “JFL 2410” found at the northernmost southeast corner of said Lot 1, Block 1, and the northeast corner of a 4.86 acre tract as recorded in Volume 1509, Page 233 of the Ector County Deed Records, whence a 3” brass disk found at the southeast corner of said Section 36 bears S 14°14’32” E, a distance of 843.12 feet;

THENCE, South 77°15’37” West, along the north line of said 4.86 acre tract and a south line of said Lot 1, Block 1, a distance of 720.96 feet to a 5/8” iron rod with a  1⁄2” iron rod with plastic cap marked “JFL 2410” found at an ell corner of said Lot 1, Block 1 and the northwest corner of said 4.86 acre tract;

THENCE, South 14°14’10” East, along an east line of said Lot 1, Block 1 and the west line of said 4.86 acre tract, a distance of 293.44 feet to a  1⁄2” iron rod with plastic cap marked “JFL 2410” found at the westernmost southeast corner of said Lot 1, Block 1 and the southwest corner of said 4.86 acre tract, and also being in the north line of that certain 20.9 acre tract as recorded in Volume 384, Page 472 of the said Ector County Deed Records;

THENCE, South 77°15’10” West, along the south line of said Lot 1, Block 1 and the north line of said 20.9 acre tract, a distance of 2,276.42 feet to a 5/8” iron rod with a 2” aluminum cap marked “LCA ODESSA TX” found at the southeast corner of that certain 0.37 acre tract as recorded in Volume 408, Page 388 of the said Ector County Deed Records, and being an ell corner of this tract;

A-1

THENCE, North 12°47’31” West, along a west line of said Lot 1, Block 1, and the east line of said 0.37 acre tract, a distance of 24.99 feet to a 5/8” iron rod with a 2” aluminum cap marked “LCA ODESSA TX” found at an ell corner of this tract and the northeast corner of said 0.37 acre tract;

THENCE, South 77°14’14” West, along a south line of said Lot 1, Block 1, and the north line of said 0.37 acre tract, a distance of 631.32 feet to a 5/8” iron rod with a 2” aluminum cap marked “GORRONDONA” found at the southeast corner of that certain 1.272 acre tract as recorded in Volume 2385, Page 906 of said Ector County Deed Records, and being an ell corner of this tract;

THENCE, North 13°36’11” West, along the east line of said 1.272 acre tract, a distance of 341.31 feet to a 5/8” iron rod with a 2” aluminum cap marked “GORRONDONA” found at the northeast corner of said 1.272 acre tract and an ell corner to this tract;

THENCE, South 76°03’44” West, along the north line of said 1.272 acre tract, a distance of 805.70 feet to a  1⁄2” iron rod found at the northwest corner of said 1.272 acre tract and in the west line of said Lot 1, Block 1 and in the east line of that certain 24.7 acre tract as recorded in Volume 520, Page 228 of said Ector County Deed Records;

THENCE, North 14°15’58” West, along the east line of said 20.9 acre tract and the west line of said Lot 1, Block 1, a distance of 1,299.97 feet to a 5/8” iron rod with a 2” aluminum cap marked “LCA ODESSA TX” the westernmost northwest corner of this tract and the northeast corner of said 24.7 acre tract, in the southeastern right-of-way of Interstate Highway 20;

THENCE, North 44°17’12” East, along the northwesterly line of said Lot 1, Block 1 and the southeasterly right-of-way of said Interstate 20, a distance of 714.32 feet to a 5/8” iron rod with a 2” aluminum cap marked “LCA ODESSA TX” found at the northernmost northwest corner of this tract and the southwest corner of said D&S Industrial Park Subdivision;

THENCE, North 76°29’02” East, along the north line of said Lot 1, Block 1, and the south line of said D&S Industrial Park Subdivision, a distance of 3,820.21 feet to the Point of Beginning, containing 195.02 surface acres.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.99985488 and a theta angle of -01°01’37” near the center of said Lot 1, Block 1. Acreage stated is average surface distance.

TRACT II:

Being a 4.86 acre tract of land in Section 36, Block 42, T-2-S, T & P RR Co. Survey, Ector County, Texas; being the remainder of land out of a 201.14 acre tract described in Deed dated January 1, 2000 recorded in Volume 1509, Page 233, Official Public Records, Ector County, Texas, from William D. Pool a/k/a/ William Donald Pool to Odessa-Ector Power Partners, L.P.; LESS Lot 1, Block 1, Odessa-Ector Power Partners Addition, an addition to the City of Odessa, Ector County, Texas, according to the map or plat thereof of record in Cabinet A, Page 153-C, Plat Records, Ector County, Texas.

A-2

Boundary being more fully described by metes and bounds as follows:

BEGINNING at (Y=10,638,353.56’ and X=1,680,576.31’) a  1⁄2” iron rod with plastic cap marked “JFL 2410” found at the most easterly southeast corner of Lot 1, Block 1, Odessa-Ector Power Partners Addition as recorded in Cabinet A, Page 153-C Ector County Plat Records and in the east line of said Section 36 also being the northeast corner of this tract; whence a 3” brass disk found at the southeast corner of said Section 36 bears S 14°14’32” E, a distance of 843.12 feet;

THENCE S 14°14’32” E with the east line of said Section 36, a distance of 293.35 feet to a  1⁄2” iron rod with plastic cap marked “JFL 2410” found at the southeast corner of this tract;

THENCE S 77°15’10” W, a distance of 720.93 feet to a  1⁄2” iron rod with plastic cap marked “JFL 2410” found at the most southerly southeast corner of said Lot 1, Block 1 and being the southwest corner of this tract;

THENCE N 14°14’10” W with an east line of said Lot 1, Block 1, a distance of 293.44 feet (Plat: 293.19 feet) to a  1⁄2” iron rod with plastic cap marked “JFL 2410” found at an interior ell corner of said Lot 1, Block 1 and being the northwest corner of this tract;

THENCE N 77°15’37” E with a south line of said Lot 1, Block 1, a distance of 720.96 feet to the Point of Beginning, containing 4.86 acres of land.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.99985488 and a theta angle of -01°01’37” near the center of said Lot 1, Block 1. Acreage stated is average surface distance.

A-3

Exhibit B

Description of Easement Property

EASEMENT TRACTS

TRACT 10, PARCEL B (GAS METER SITE):

Easement and Right-of-Way dated September 11, 1999 from William D. Pool to Odessa-Ector Power Partners, L.P., filed for record on October 5, 1999 and recorded in Volume 1492, Page 176, Ector County Deed Records, as corrected and re-filed for record on February 17, 2000 and rerecorded in Volume 1514, Page 0633, Ector County Deed Records, being more fully described below:

Legal description of a 0.500 acre tract of land in Section 31, Block 41, T-2-S, T&P R.R. Co. Survey, Ector County, Texas. Boundary being further described by metes & bounds as follows:

Beginning at (Y=10,639,414.50’, X=1,685,743.66’) at  1⁄2” iron rod with plastic cap set in the East line of said Section 31, and the West line of Section 32, this block and being in the North line of a Tesco tract as recorded in Volume 384, Page 472, E.C.D.R. and being the Southeast corner of this tract, whence a 2” iron pipe found at the Southeast corner of said Section 31 bears South 14°08’59” East, a distance of 549.92 feet;

Thence South 75°12’33” West with the North line of said Tesco tract, a distance of 217.80 feet to a  1⁄2” iron rod with plastic cap marked “JFL2410” set at the Southwest corner of this tract;

Thence North 14°08’59” West, at a distance of 25.00 feet pass a  1⁄2” iron rod with plastic cap marked “JFL 2410” previously set on the centerline of a 50 foot wide pipeline easement, continuing for a total distance of 99.99 feet to a  1⁄2” iron rod with plastic cap marked “JFL2410” set at the Northwest corner of this tract;

Thence North 75°12’33” East a distance of 217.80 feet to a  1⁄2” iron rod with plastic cap marked “JFL2410” set in the East line of said Section 31 and being the Northeast corner of this tract;

Thence South 14°08’59” East with the East line of said Section 31, a distance of 99.99 feet containing 21,780 square feet or 0.500 acres of land, more or less.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°00’46” near the center of this survey.

TRACT 10, PARCEL C (50-FOOT PIPELINE EASEMENT):

Pipeline Easement and Right-of-Way dated August 7, 1999 from William D. Pool to Odessa-Ector Power Partners, L.P., filed for record on September 1, 1999 and recorded in Volume 1486, Page 75, Ector County Deed Records; as corrected and re-filed for record on February 17, 2000 and rerecorded in Volume 1514, Page 0626, Ector County Deed Records, being more fully described below:

Legal description of a 50 foot wide pipeline easement in Section 31, Block 41, T-2-S, T&P RR Co. Survey, Ector County, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,638,093.34’, X=1,680,642.08’) a  1⁄2” iron rod with plastic cap “JFL2410” set in the West line of said Section 31 and the East line of Section 36, Block 42, T-2-S, and 25.00 feet North of the North line of a Tesco tract as recorded in Volume 384, Page 472, E.C.D.R., whence a 3” Tesco aluminum disk in concrete marked “31-36-37” found at the common corners of said Sections 31 and 36 bears South 14°13’58” East, a distance of 574.92 feet;

Thence North 75°12’33” East with said centerline and being 25 feet North of the North line of said Tesco tract, a distance of 5052.30 feet to a  1⁄2” iron rod with plastic cap marked “JFL2410” set in the West line of a 0.500 acre tract, for the end of this description whence a 2” iron pipe found at the Southeast corner of said Section 31 bears North 75°12’33” East, a distance of 217.80 feet and South 14°08’59” East, a distance of 574.92 feet.

Centerline consists of 5053.05 linear (surface) feet or 306.25 rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°01’03” near the center of this survey.

TRACT 11-A AND TRACT 12, PARCELS A AND B:

Easement estate as created in Pipeline Easement and Right-of-Way dated November 22, 1999 from Houston Endowment Inc. to Odessa-Ector Power Partners, L.P., filed for record on January 3, 2000, and recorded in Volume 1506, Page 0684, Ector County Deed Records; Pipeline Easement and Right-of-Way dated December 9, 1999 from Charlotte Parks Kimberlin Trust, to Odessa-Ector Power Partners, L.P., filed for record on December 15, 1999 and recorded in Volume 1503, Page 0888, Ector County Deed Records; Pipeline Easement and Right-of-Way dated November 29, 1999, from James E. Hibbert and Josephine Hibbert Barnard, Independent Co-Executors of the Estate of R. E. Hibbert, Deceased, to Odessa-Ector Power Partners, L.P., filed for record on January 5, 2000, and recorded in Volume 1507, Page 0248, Ector County Deed Records; Pipeline Easement and Right-of-Way dated effective November 30, 1999, from Harriett Ellen Parks Bell Trust, Martha Ann Parks Trust and Roy Parks, Jr. Life Estate, to Odessa-Ector Power Partners, L.P., filed for record on December 15, 1999, and recorded in Volume 1503, Page 0900, Ector County Deed Records; and Pipeline Easement and Right-of-way dated February 7, 2000 from Henry J. N. Taub to Odessa-Ector Power Partners, L.P., filed for record on February 10, 2000 and recorded in Volume 1513, Page 0533, Ector County Deed Records, being more fully described below:

Tract 11A (30-foot road easement):

Legal description of a 30 foot wide road easement in Sections 29, 32 and 33, Block 41, T-2-S, T&P RR. Co. Survey, Ector and Midland Counties, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,649,338.32’, X=1,687,983.01’) a 3/8” spike set in the edge of asphalt of the existing edge of Interstate 20 Frontage Road and the projected centerline of an existing 30 foot wide caliche road, whence the Northeast corner of said Section 29 bears North 14°06’27” West, a distance of 992.34 feet and North 75°10’34” East, a distance of 720.25 feet;

Thence South 14°06’27” East with the centerline of said existing 30 foot wide caliche road, a distance of 3711.74 feet to a 3/8” spike set at a point of deflection of this centerline;

Thence South 27°09’10” East with the centerline of said existing 30 foot wide caliche road, a distance of 140.05 feet to a 3/8” spike set at a point of deflection of this centerline;

Thence South 41°26’02” East with the centerline of said existing 30 foot wide caliche road, a distance of 407.26 feet to a 3/8” spike set at a point of deflection of this centerline;

Thence South 14°08’57” East with the centerline of said existing 30 foot wide caliche road at a distance of 77.64 feet cross the South line of said Section 29 and the North line of said Section 32, from this point the Southeast corner of said Section 29 and the Northeast corner of said Section 32 bears North 75°07’52” East, a distance of 503.26 feet, continuing on for a total distance of 5351.07 feet to a 3/8” spike set at a point of intersection of said 30 foot wide road and an existing 18 foot wide caliche road;

Thence North 75°17’32” East with the centerline of said existing 18 foot wide caliche road at a distance of 505.53 feet cross the East line of said Section 32 and the West line of said Section 33, from this point the Southeast corner of said Section 32 and the Southwest corner of said Section 33 bears South 14°10’26” East, a distance of 6.88 feet, continuing on for a total distance of 857.21 feet to a 3/8” spike set at a point of deflection of this centerline;

Thence North 14°54’28” West, a distance of 561.54 feet to a point in the South line of a 0.50 acre tract previously surveyed by J. Stan Piper, R.P.L.S. #1974 on September 16-21, 1999 for the end of this description, whence the Southwest corner of said Section 33 bears South 75°05’32” West, a distance of 344.50 feet and South 14°10’26” East, a distance of 567.24 feet.

Centerline consists of 11,030.51 linear (surface) feet or 668.52 rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°00’26” near the center of this survey.

Tract 12, Parcel A (gas meter site):

Plat and legal description of a 0.500 acre tract located in Section 33, Block 41, T-2-S, T&P RR. Co. Survey, Midland County, Texas.

Boundary being more particularly described by metes and bounds as follows:

Beginning at (Y=10,640,852.23’, X=1,691,108.89’) a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set at the Southwest corner of this tract in the North boundary line of a 120 foot wide Texas Electric Service Company Easement recorded in Volume 403, Page 285, Deed Records of Ector County, Texas, from whence the Southwest corner of Section 33, Block 41, T-2-S, bears S 75°05’25” W a distance of 235.60 feet and S 14°10’33” E a distance of 567.24 feet;

Thence N 14°54’35” W, a distance of 100.00 feet to a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set at the Northwest corner of this tract;

Thence N 75°05’25” E, a distance of 217.80 feet to a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set at the Northeast corner of this tract;

Thence S 14°54’35” E, a distance of 100.00 feet to a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set at the Southeast corner of this tract;

Thence S 75°05’25” W parallel and continuous with the North boundary line of said 120 foot wide easement, a distance of 217.80 feet to the Place of Beginning.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.9998577 and a theta angle of -01°00’51” near the center of this survey.

Tract 12, Parcel B (30-foot pipeline easement):

Plat and legal description of a 30 foot wide gas pipeline easement located in Sections 32 and 33, Block 41, T-2-S, T&P R.R. Co. Survey, Ector and Midland Counties, Texas.

Survey of centerline No. 1 being more particularly described as follows:

Beginning at (Y=10,639,437.71’, X=1,685,738.08’) a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set in the West boundary line of Section 32, Block 41, T-2-S, from whence an old 2” iron pipe found at the Southwest corner of Section 32, Block 41, T-2-S, bears S 14°09’08” E a distance of 573.69 feet, also from said beginning point a copper weld marked “2” found under a fence on the centerline of the Texas Electric Company line bears S 14°09’08” E a distance of 75.00 feet and S 75°05’25” W a distance of 5.00 feet;

Thence N 75°05’25” E with said survey of centerline parallel to the centerline of T.U. Electric Easement, South boundary of this easement and North boundary of said Electric Easement is contiguous, a distance of 199.93 feet to a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set in the West boundary line of State Loop 338 and the end of this centerline description.

Survey of centerline No. 2 being more particularly described as follows:

Beginning at (Y=10,639,540.61, X=1,686,124.56) a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set in the East boundary line of State Loop 338, from whence an old 2” iron pipe found at the Southwest corner of Section 32, Block 41, T-2-S, bears S 75°05’25” W a distance of 399.95 feet and S 14°09’08” E a distance of 573.69 feet;

Thence N 75°05’25” E with said survey of centerline parallel to the centerline of T.U. Electric Easement, South boundary of this easement and North boundary of said Electric Easement is contiguous, at 3867.41 feet pass the Midland and Ector County line, at 4918.59 feet pass a point in the East boundary line of said Section 32 and the West boundary line of said Section 33, from whence the common South corner of said Sections bears S 14°10’33” E, a distance of 582.24 feet, continuing for a total distance of 5154.00 feet to a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set in the West boundary line of a 0.50 acre tract surveyed, from whence a  1⁄2” iron rod with plastic cap marked “PLS 1974” bears S 14°54’35” E, a distance of 15.00 feet.

Centerline consists of 5353.93 linear feet or 324.48 rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.9998577 and a theta angle of -01°00’51” near the center of this survey.

TRACT 13, PARCEL A (PIPELINE EASEMENT):

Easement and Right-of-Way dated January 26, 2000, from TXU Electric Company to Odessa-Ector Power Partners, L.P., filed for record on February 1, 2000 and recorded in Volume 1511, Page 0573, and Ector County Deed Records, being more fully described below:

Plat and legal description of a pipeline easement, in Section 36, Block 42, T-2-S, T&P R.R. Co. Survey, Ector County, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,637,072.99’, X=1,677,945.18’) a point in the South line of a Tesco tract as recorded in Volume 575, Page 47, E.C.D.R., whence a 3” aluminum disk stamped “Tesco 31-36-37” found at the Southeast corner of said Section 36 bears North 77°14’50” East, a distance of 2865.97 feet and South 14°13’58” East, a distance of 174.90 feet;

Thence North 12°45’10” West, a distance of 374.86 feet to a point in the North line of a Tesco tract as recorded in Volume 384, Page 472, E.C.D.R. and being the end of this description, whence the said 3” aluminum disk found at the Southeast corner of said Section 36 bears North 77°14’50” East, a distance of 2856.25 feet and South 14°13’58’ East, a distance of 549.88 feet.

Centerline consists of 374.92 linear (surface) feet or 22.72 rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°01’34” near the center of this survey.

TRACT 13, PARCEL B (50-FOOT PIPELINE EASEMENT):

Pipeline Easement and Right-of-Way dated October 19, 1999 from William D. Pool to Odessa-Ector Power Partners, L.P., filed for record on November 9, 1999 and recorded in Volume 1498, Page 58, Ector County Deed Records, being more fully described below:

Plat and legal description of a 50 foot wide pipeline easement, in Section 36, Block 42, T-2-S, T&P RR Co. Survey, Ector County, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,636,865.16’, X=1,677,992.22’) a point in the South line of said Section 36, whence a 3” aluminum disk stamped “Tesco 31-36-37” found at the Southeast corner of said Section 36 bears North 76°29’02” East, a distance of 2870.74 feet;

Thence North 12°45’10” West, a distance of 213.08 feet to a point in the South line of a Tesco tract as recorded in Volume 575, Page 47, E.C.D.R. and being the end of this description, whence the said 3” aluminum disk found at the Southeast corner of said Section 36 bears North 77°14’50” East, a distance of 2865.97 feet and South 14°13’58” East, a distance of 174.90 feet.

Centerline consists of 213.11 linear (surface) feet or 12.92 rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°01’34” near the center of this survey.

TRACT 15, PARCELS A, C, D, F AND H:

Easement dated February 4, 2000 from Huntsman Polymers Corporation to Odessa-Ector Power Partners Services, L.P. (now known as Odessa-Ector Power Partners, L.P.), filed for record on February 10, 2000 and recorded in Volume 1513, Page 0545, Ector County Deed Records, being more fully described below:

Tract 15, Parcel A (50-foot pipeline easement):

Plat and legal description of a 50 foot wide pipeline easement in Section 37, Block 42, T-2-S, T&P RR. Co. Survey, Ector County, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,636,030.06’, X=1,680,387.22’) a point in the northwest line of a Tesco tract as recorded in Volume 940, Page 178, E.C.D.R., whence a 3” aluminum disk stamped ‘Tesco 31-36-37” found at the Northeast corner of said Section 37, bears North 13°30’58” West, a distance of 1371.74 feet and North 76°29’02” East, a distance of 737.24 feet;

Thence North 18°39’30” East with said survey of centerline, a distance of 25.00 feet to a point of deflection of this centerline;

Thence North 71°20’30” West with said survey of centerline and 25 feet northwest and parallel to the northwest line of said Tesco tract, a distance of 2536.30 feet to a point in the north line of said Section 37 and being the end of this description, whence the said 3” aluminum disk found at the northeast corner of said Section 37 bears North 76°29’02” East, a distance of 2870.74 feet.

Centerline consists of 2561.68 linear (surface) feet or 155.25 rods.

Bearings, distances, and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -1°01’26” near the center of this survey.

Tract 15, Parcel C (50-foot pipeline easement):

Plat and legal description of a 50 foot wide pipeline easement in Section 37, Block 42, T-2-S, T&P RR Co. Survey, Ector County, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,632,293.78’, X=1,681,602.11’) a point in the South line of said Section 37, whence a railroad spike found at the Southeast corner of said Section 37 bears North 76°20’30” East, a distance of 489.51 feet;

Thence North 15°38’03” West with said survey of centerline and 25 feet Westerly and parallel to the West line of a Tesco tract as recorded in Volume 940, Page 178, E.C.D.R., a distance of 3421.00 feet to a point of deflection of this centerline;

Thence North 71°20’30” West with said survey of centerline and 25 feet southwesterly and parallel to the Southwest line of said Tesco tract, a distance of 418.90 feet to a point of deflection of this centerline;

Thence North 18°39’30” East with said survey of centerline, a distance of 25.00 feet to a point in the Southwest line of said Tesco tract and being the end of this description, whence a 3” aluminum disk stamped “Tesco 31-36-37” found at the Northeast corner of said Section 37 bears North 13°30’58” West a distance of 1625.58 feet and North 76°29’02” East, a distance of 896.94 feet.

Centerline consists of 3865.47 linear (surface) feet or 234.27 (surface) rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°01’14” near the center of this survey.

Tract 15, Parcel D (20-foot general utility easement):

Plat and legal description of a 20 foot wide general utility easement in Section 37, Block 42, T-2-S, T&P R.R. Co. Survey, Ector County, Texas

Centerline being more particularly described as follows:

Beginning (Y=10,636,851.95’, X=1,678,031.36’) a point in the centerline of a 50 foot wide pipeline easement previously surveyed on January 15, 2000, whence the northeast corner of said Section 37 bears North 13°30’58” West, a distance of 22.00 feet and South 76°29’02” West, a distance of 2441.10 feet;

Thence South 76°29’02” West with said survey of centerline, a distance of 46.95 feet to a point in the northwest line of a Tesco tract as recorded in Volume 940, Page 178, Ector County Deed Records and being the end of this description, whence the northwest corner of said Section 37 bears North 13°30’58” West, a distance of 22.00 feet, and South 76°29’02” West, a distance of 2394.15 feet.

Consists of 46.96 linear (surface) feet or 2.84 (surface) rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°01’33” near the center of this survey.

Tract 15, Parcel F (20-foot general utility easement):

Plat and legal description of a 20 foot wide general utility easement in section 37, Block 42, T-2-S, T&P R.R. Co. Survey, Ector County, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,636,709.35’, X=1,677,438.12’) a point in the southwest line of a Tesco tract as recorded in Volume 940, Page 178, Ector County Deed Records, whence the northwest corner of said Section 37 bears North 13°30’58” West, a distance of 22.00 feet and South 76°29’02” West, a distance of 1830.96 feet;

Thence South 76°29’02” West with said survey of centerline, a distance of 717.37 feet to a point in the east line of a 4.56 acre Tesco tract as recorded in Volume 384, Page 472, Ector County Deed Records and being the end of this description, whence the northwest corner of said Section 37 bears North 13°30’58’ West, a distance of 22.00 feet and South 76°29’02” West, a distance of 1113.58 feet.

Centerline consists of 717.48 linear (surface) feet or 43.48 (surface) rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°01’39” near the center of this survey.

Tract 15, Parcel H (20-foot general utility easement):

Plat and legal description of a 20 foot wide general utility easement in Section 37, Block 42, T-2-S, T&P R.R. Co. Survey, Ector County, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,636,524.16’, X=1,676,667.70’) a point in the west line of a 4.56 acre Tesco tract as recorded in Volume 384, Page 472, Ector County Deed Records, whence the northwest corner of said Section 37 bears North 13°30’58” West, a distance of 22.00 feet and South 76°29’02” West, a distance of 1038.60 feet;

Thence South 76°29’02” West with said survey of centerline, a distance of 1038.35 feet to a point in the west line of said Section 37 and being the end of this description, whence the northwest corner of said Section 37 bears North 14°08’58” West, a distance of 22.00 feet.

Centerline consists of 1038.50 linear (surface) feet or 62.94 (surface) rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°01’44” near the center of this survey.

TRACT 15, PARCELS B and E:

Easement and Right-of-Way dated January 26, 2000, from TXU Electric Company to Odessa-Ector Power Partners, L.P., filed for record on February 1, 2000 and recorded in Volume 1511, Page 566, Ector County Deed Records, being more fully described below.

Tract 15, Parcel B (30-foot pipeline easement):

Plat and legal description of a pipeline easement, in Section 37, Block 42, T-2-S, T&P HR Co. Survey, Ector County, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,635,745.92’, X=1,680,291.28’) a point in the southwest line of a Tesco tract as recorded in Volume 940, Page 178, E.C.D.R. whence a 3” aluminum disk stamped “TESCO 31-36-37” found at the Northeast corner of said Section 37 bears North 13°30’58” West, a distance of 1625.58 feet, and North 76°29’02” East, a distance of 896.94 feet;

Thence North 18°39’30 East with said survey of centerline, a distance of 299.90 feet to a point in the northwest line of said Tesco tract and being the end of this description, whence said 3” aluminum disk found at the northeast corner of said Section 37 bears North 13°30’58” West, a distance of 1371.74 feet and North 76°29’02” East, a distance of 737.24 feet.

Centerline consists of 299.95 linear (surface) feet or 18.18 (surface) rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°01’18” near the center of this survey.

Tract 15, Parcel E (20-foot general utility easement):

Plat and legal description of a general utility easement in Section 37, Block 42, T-2-S, T&P R.R. Co. Survey, Ector County, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,362,840.97’, X=1,677,985.71’) a point in the northwest line of Tesco tract as recorded in Volume 940, Page 178, Ector County Deed Records, whence the northwest corner of said Section 37 bears North 13°30’58” West, a distance of 22.00 feet and South 76°29’02” West, a distance of 2394.15 feet;

Thence South 76°29’02” West with said survey of centerline, a distance of 563.19 feet to a point in the Southwest line of said Tesco tract and being the end of this description, whence the northwest corner of said Section 37 bears North 13°30’58” West, a distance of 22.00 feet, and South 76°29’02” West, a distance 1830.96 feet.

Centerline consists of 563.27 Linear (surface) feet or 34.14 (surface) rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°01’35” near the center of this survey.

TRACT 15, PARCEL G (GENERAL UTILITY EASEMENT):

Easement and Right-of-Way dated January 26, 2000, from TXU Electric Company to Odessa-Ector Power Partners, L.P., filed for record on February 1, 2000 and recorded in Volume 1511, Page 560, Ector County Deed Records, being more fully described below.

Plat and legal description of a General Utility Easement in Section 37, Block 42, T-2-S, T&P R.R. Co. Survey, Ector County, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,636,541.68’, X=1,676,740.62’) a point in the east line of a 4.56 acre Tesco tract as recorded in Volume 384, Page 472, Ector County Deed Records, whence the northwest corner of said Section 37 bears North 13°30’58” West, a distance of 22.00 feet and South 76°29’02” West, a distance of 1113.58 feet;

Thence South 76°29’02” West with said survey of centerline, a distance of 74.99 feet to a point in the west line of said 4.56 acre tract and being the end of this description, whence the northwest corner of said Section 37 bears North 13°30’58” West, a distance of 22.00 feet and South 76°29’02” West, a distance of 1038.60 feet.

Centerline consists of 75.00 linear (surface) feet or 4.54 (surface) rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°01’41” near the center of this survey.

TRACT 18, PARCEL A (30- FOOT PIPELINE EASEMENT):

Pipeline Easement dated December 16, 1999, from Equilon Enterprises LLC to Odessa-Ector Power Partners, L.P., filed for record on January 21, 2000 and recorded in Volume 1509, Page 0787, Ector County Deed Records, being more fully described as follows:

Plat and legal description of a pipeline easement in the North half of Section 48, Block 42, T-2-S, T&P RR Co. Survey, Ector County, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,632,182.15’, X=1,681,660.07’) a point in the West line of a Tesco tract as recorded in Volume 926, Page 744 E.C.D.R. and being 30 feet South of an existing pipeline, whence a railroad spike found at the Northeast corner of said Section 48 bears North 76°28’59” East, a distance of 460.71 feet and North 14°11’56” West, a distance of 123.31 feet;

Thence South 76°28’59” West 30 feet south of and parallel to the said existing pipeline, a distance of 4570.00 feet to a point of deflection;

Thence South 24°38’55” West, a distance of 654.00 feet to a point of deflection;

Thence South 11°08’51” East, a distance of 841.53 feet to a point in the West line of said North half of Section 48 and being the end of this description, whence a  1⁄2” GIP found at the Southwest corner of said North half of Section 48 bears South 14°14’13” East, a distance of 1185.36 feet.

Centerline consists of 6066.43 linear (surface) feet or 367.66 (surface) rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°01’28” near the center of this survey.

TRACT 18, PARCEL B (30-FOOT PIPELINE EASEMENT):

Pipeline Easement dated December 16, 1999, from Equilon Enterprises LLC to Odessa-Ector Power Partners, L.P., filed for record on January 21, 2000 and recorded in Volume 1509, Page 0794, Ector County Deed Records, being more fully described as follows:

Plat and legal description of a 30 foot wide pipeline easement in the North half of Section 48 Block 42, T-2-S, T&P RR Co. Survey, Ector County, Texas.

Centerline being more particularly described as follows:

Beginning at (Y=10,629,741.33’, X=1,682,324.80’) a point in the South line of the North half of said Section 48, whence a  1⁄2” iron pipe found at the Southeast corner of said North half of Section 48 bears North 76°21’03” East, a distance of 414.98 feet;

Thence North 15°34’27” West, 15 feet West of the West line and parallel to a Tesco tract as recorded in Volume 926, Page 744, E.C.D.R., a distance of 2652.41 feet to a point in the North line of said Section 48 and being the end of this description, whence a railroad spike found at the Northeast corner of said Section 48 bears North 76°20’30” East, a distance of 478.64 feet.

Centerline consists of 2652.80 linear (surface) feet or 160.78 rods.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.999851 and a theta angle of -01°01’09” near the center of this survey.

TRACT 24, PARCELS A, B AND C:

Right-of-Way Agreement dated November 30, 1999 from Cowden C. Ward, Jr. and wife, Sherry Ward to Odessa-Ector Power Partners, L.P., filed for record on December 22, 1999 and recorded in Volume 1505, Page 0075, Official Public Records of Ector County, Texas; Right-of-Way Agreement dated November 30, 1999 from Gloria Hope Ward Youngblood to Odessa-Ector Power Partners, L.P., filed for record on December 22, 1999 and recorded in Volume 1505, Page 0061, Official Public Records of Ector County, Texas; Right-of-Way Agreement dated November 30, 1999 from C. Dwain Youngblood to Odessa-Ector Power Partners, L.P., filed for record on December 22, 1999 and recorded in Volume 1505, Page 0089, Official Public Records of Ector County, Texas; and Right-of-Way Agreement dated November 30, 1999 from Double E. Business Trust to Odessa-Ector Power Partners, L.P., filed for record on December 22, 1999, and recorded in Volume 1505, Page 0047, Official Public Records of Ector County, Texas; as affected by Assignment and Assumption Agreement dated January 28, 2000, by and between Odessa-Ector Power Partners, L.P. and Odessa-Ector Power Partners Services, L.P. (now known as Odessa-Ector Power Partners, L.P.) recorded in Volume 1537, Page 887 of the Official Public Records of Ector County, Texas, and as affected by Assignment and Assumption Agreements dated February 4, 2000, by and between Odessa-Ector Power Partners, L.P. and Odessa-Ector Power Partners Services, L.P. (now known as Odessa-Ector Power Partners, L.P.), said assignments recorded in Volume 1512, Page 0941; Volume 1512, Page 0968; and Volume 1512, Page 0974, all of the Official Public Records of Ector County, Texas, all as more fully described below:

Tract 24, Parcel A (30-foot pipeline easement):

Plat and legal description of a 30 foot wide right-of-way and pipeline easement located in Sections 9 and 10, Block 42, T-3-S, T&P RR Co. Survey, Ector County, Texas.

Survey of centerline being more particularly described as follows:

Beginning at (Y=10,612,089.00’, X=1,665,608.56’) a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set in the East boundary line of a 0.500 acre tract, from whence the Southwest corner of said Section 9, Block 42, T-3-S bears S 14°38’21” E, a distance of 16.25 feet and S 76°21’39” W, a distance of 584.83 feet;

Thence N 76°22’57” E with said survey of centerline, at 4692.57 feet pass a point in the East boundary line of said Section 9 and the West boundary line of said Section 10, from whence the position of a 4” iron pipe with collar, found at the common South corners of Sections 9 and 10, bears S 14°10’31” E, a distance of 14.47 feet, continuing with survey of centerline for a total distance of 10,172.12 feet to a point in the East boundary line of said Section 10 and the end of this centerline description, from whence a  1⁄2” iron rod found at the Southeast corner of said Section 10 bears S 13°37’03” E, a distance of 15.00 feet.

Consists of 10,172.12 linear feet or 616.49 rods and 7.01 acres.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.9998374 and a theta angle of -01°01’55” near the center of this survey.

Tract 24, Parcel B (gas meter site):

Plat and legal description of a 0.500 acre tract located in Section 9, Block 42, T-3-S, T&P RR. Co. Survey, Ector County, Texas.

Boundary being more particularly described by metes and bounds as follows:

Beginning at (Y=10,612,023.15’, X=1,665,400.45’) a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set at the Southwest corner of this tract under a pasture fence from whence the Southwest corner of said Section 9, Block 42, T-3-S, bears S 13°38’21” E, a distance of 1.34 feet and S 76°21’39” W, a distance of 367.06 feet;

Thence N 13°37’03” W, a distance of 100.00 feet to a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set at the Northwest corner of this tract;

Thence N 76°22’57” E, a distance of 217.80 feet to a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set at the Northeast corner of this tract;

Thence S 13°37’03” E, a distance of 100.00 feet to a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set at the Southeast corner of this tract;

Thence S 76°22’57” W along said pasture fence, a distance of 217.80 feet to the Place of Beginning.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.9998577and a theta angle of -01°00’51” near the center of this survey.

Tract 24, Parcel C (30-foot roadway and access easement):

Plat and legal description of a 30 foot wide roadway and access easement located in Section 9, Block 42, T-3-S, T&P RR. Co. Survey Ector County, Texas.

Survey of centerline being more particularly described as follows:

Beginning at (Y=10,511,968.13’, X=1,665,109.59’) a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set in the East boundary line of State Highway No. 385 from whence the Southwest corner of said Section 9, Block 42, T-3-S, bears S 14°28’10” E, a distance of 16.45 feet and S 76°21’39” W, a distance 71.67 feet;

Thence N 76°22’57” E with said survey of centerline, a distance of 295.64 feet to a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set in the West boundary line of a 0.50 acre tract and the end of the centerline description, from whence a  1⁄2” iron rod set under a pasture fence at the Southwest corner of said 0.50 acre tract bears S 13°37’03” E, a distance of 15.00 feet.

Consists of 295.64 linear feet or 17.92 rods, and 0.20 acres.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.9998374 and a theta angle of -01°01’55” near the center of this survey.

TRACT 26, PARCEL A (PIPELINE EASEMENT):

Easement of Right-of-Way dated January 26, 2000, from TXU Electric Company to Odessa-Ector Power Partners Services, L.P. (now known as Odessa-Ector Power Partners, L.P.), filed for record on February 1, 2000 and recorded in Volume 1511, Page 0554, Deed Records of Ector County, Texas.

Plat and legal description of a pipeline easement located in the South half of Section 48, Block 42, T-3-S, T&P RR. Co. Survey, Ector County, Texas.

Survey of centerline being more particularly described as follows:

Beginning at (Y=10,629,668.64’, X=1,682,343.13’) a point in the South boundary line of the Texas Electric Service Company Tract, recorded in Volume 479, Page 137, Deed Records of Ector County, Texas, from whence a  1⁄2” iron pipe found at the Southeast corner of said Section 48, Block 42, T-2-S, bears N 76°17’00” E, a distance of 415.08 feet and S 14°10’58” E, a distance of 2574.99 feet;

Thence N 14°11’00” W with said survey of centerline, a distance of 75.00 feet to a point in the North boundary line of the South Half of said Section 48 and the end of this centerline description, from whence a  1⁄2” iron pipe, found at the Northeast corner of said South Half of Section 48, bears N 76°17’00” E a distance of 415.08 feet.

Consists of 75.00 linear feet or 4.54 rods and 0.05 acres.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.9998374 and a theta angle of -01°01’55” near the center of this survey.

TRACT 26, PARCELS B AND D:

Right-of-Way Agreement dated December 22, 1999, from Averitt Family Ltd. to Odessa-Ector Power Partners, L.P., filed for record on January 21, 2000 and recorded in Volume 1509, Page 0801, Official Public Records of Ector County, Texas, as affected by Assignment and Assumption Agreement dated February 4, 2000, by and between Odessa-Ector Power Partners, L.P. and Odessa-Ector Power Partners Services, L.P. (now known as Odessa-Ector Power Partners, L.P.), recorded in Volume 1512, Page 0947, Official Public Records of Ector County, Texas, being more fully described below:

Tract 26, Parcel B (30-foot right of way and pipeline easement):

Survey of centerline being more particularly described as follows:

Beginning at (Y=10,619,611.00’, X=1,674,216.91’) a point in the South boundary line of said Section 2, Block 42, T-3-S, from whence a  1⁄2” iron rod found at the Southwest corner of said Section 2, Block 42, T-3-S, bears S 76°27’00” W, a distance of 15.00 feet;

Thence N 14°03’43” W with said survey of centerline, a distance of 522.85 feet to a  1⁄2” iron rod with a plastic cap marked “JFL 2410” set at a point of deflection;

Thence N 45°03’41” E with said survey of centerline 5.00 feet Southeasterly of a Southeast boundary line of the Texas Electric Service Company Easement recorded in Volume 630, Page 228, Deed Records of Ector County, at 6370.53 feet pass the East boundary line of said Section 2, continuing for a total distance of 6429.13 feet to a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set at a point of deflection;

Thence N 54°55’41” E with said survey of centerline 5.00 feet Southeasterly of a Southeast boundary line of said Texas Electric Service Company Easement, at 3883.43 feet pass a point in the North boundary line of Section 1, from whence a  1⁄2” iron pipe found at the Northeast corner of said Section 1 bears N 75°17’00” E, a distance of 1603.34 feet, continuing with said centerline a total distance of 5155.13 feet to a  1⁄2” iron rod with a plastic cap marked “PLS 1974” set at a point of deflection;

Thence N 14°11’00” W, with said survey of centerline, a distance of 2112.72 feet to a point in the South boundary line of Texas Electric Service Tract recorded in Volume 479, Page 137, Deed Records of Ector County and the end of this centerline description, from whence a  1⁄2” iron pipe found at the Southeast corner of the North part of Section 48 as described in Volume 460, Page 591, Deed Records of Ector County, bears N 76°21’02” E, a distance of 415.08 feet and N 14°10’58” W, a distance of 75.00 feet.

Consists of 14,219.83 linear feet or 861.81 rods and 9.80 acres.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.9998374 and a theta angle of -01°01’55” near the center of this survey.

Tract 26, Parcel D (30-foot right of way and pipeline easement):

Legal description of a 30 foot wide Right-of-Way and pipeline easement located in Section 11, Block 42, T-3-S, T&P RR. Co. Survey, Ector County, Texas;

Boundary being further described by metes and bounds as follows:

Beginning at (Y=10,514,469.37’, X=1,575,498.40’) a  1⁄2” iron rod found at the Southwest corner of said Section 11, Block 42, T-3-S and being the Southwest corner of this tract:

Thence North 14°09’27” West with the West line of said Section 11, a distance of 5099.47 feet to a point in the South right of way fence of Loop 338 and being the most Northwest corner of this tract;

Thence North 76°17’26” East with the said South right of way line of Loop 338, a distance of 30.00 feet to a point for the Northeast corner of this tract;

Thence South 14°09’27” East, being 30 feet Easterly and parallel to the West line of said Section 11, a distance of 5099.52 feet to a point in the South line of said Section 11 and being the Southeast corner of this tract;

Thence South 76°23’17” West with the said South line of Section 11, a distance of 30.00 feet to the Point of Beginning containing 153,031 square feet or 3.51 acres of land more or less.

Bearings, distances and coordinates are relative to the Texas State Plane Coordinate System, 1983 NAD, Central Zone, with a combined grid factor of 0.9998374 and a theta angle of -01°01’55” near the center of this survey.

Exhibit C

Permitted Exceptions

A.	Standby fees, taxes and assessments for 2017 and subsequent years.

B.	The following restrictive covenants of record itemized below:

Document 2016-00019099, as corrected in Document 2017-00001512, recorded in the Official Public Records of Ector County, Texas.

C.	The following matters and all terms of the documents creating or offering evidence of the matters:

AS TO ALL TRACTS:

1.	All encroachments, encumbrances, violations, variations, and adverse circumstances affecting the title that would be disclosed by an accurate and complete survey of the Property which do not and would not reasonably be expected to, in the aggregate, materially interfere with the ownership or operation of the Property.

2.	All leases, grants, exceptions or reservations of coal, lignite, oil, gas and other minerals, together with all rights, privileges and immunities relating thereto, appearing in the Public Records whether or not listed in this Exhibit C.

AS TO THE FEE TRACTS (TRACT I AND TRACT II):

3.	50’ drainage easement as shown on subdivision plat recorded in Cabinet A, Page 153-C, Plat Records, Ector County, Texas.

4.	20’ and 15’ water line easement as shown on subdivision plat recorded in Cabinet A, Page 153-C, Plat Records, Ector County, Texas.

5.	General easement of ingress and egress for trash collection purposes as set forth on subdivision plat recorded in Cabinet A, Page 153-C, Plat Records, Ector County, Texas.

6.	Ten foot (10’) wide easement to TXU Electric Company recorded in Volume 1528, Page 618, Official Public Records of Ector County, Texas.

7.	Power Line easement to TXU Electric Company recorded in Volume 1582, Page 509, Official Public Records of Ector County, Texas.

8.	Thirty Foot (30’) wide pipeline easement to Texland Great Plains Water Supply Ltd. recorded in Volume 1613, Page 316, Official Public Records of Ector County, Texas.

9.	Thirty Foot (30’) wide easement to Energas recorded in Volume 1621, Page 125, Official Public Records of Ector County, Texas.

10.	Easement ranging from 20’ wide to 30’ wide to Navasota Odessa Energy Partnership, LP recorded in Volume 2199, Page 210, Official Public Records of Ector County, Texas.

11.	15’ wide water line easement to City of Odessa recorded in Volume 1976, Page 592, Official Public Records of Ector County, Texas.

12.	30’ wide general utility easement to City of Odessa recorded in Volume 2080, Page 791, Official Public Records of Ector County, Texas.

13.	25’ wide gas pipeline easement to Odessa Fuels, LLC under Document Number 2010-00017526, Official Public Records of Ector County, Texas.

14.	Easement to State of Texas as shown by instrument recorded in Volume 428, Page 155, Deed Records of Ector County, Texas.

15.	Forty-five foot (45’) pipeline easement to El Paso Natural Gas of record in Volume 487, Page 305, Deed Records, Ector County, Texas and as shown on subdivision plat recorded in Cabinet A, Page 153-C, Plat Records of Ector County, Texas.

16.	Twenty foot (20’) sewer easement to City of Odessa of record in Volume 255, Page 486, Deed Records, Ector County, Texas and as shown on subdivision plat recorded in Cabinet A, Page 153-C, Plat Records of Ector County, Texas.

17.	Twenty foot (20’) utility and drainage easement to City of Odessa recorded in Volume 364, Page 289, Deed Records of Ector County, Texas and as shown on subdivision plat recorded in Cabinet A, Page 153-C, Plat Records of Ector County, Texas.

18.	Drainage Easements to City of Odessa of record in Volume 358, Page 564, Deed Records of Ector County, Texas and as shown on subdivision plat recorded in Cabinet A, Page 153-C, Plat Records of Ector County, Texas.

19.	All oil, gas and other minerals reserved in deed to Oso W. Pool recorded in Volume 42, Page 421, Deed Records, Ector County, Texas.

20.	Oil and gas lease to Gulf Production Company recorded in Volume 23, Page 77, Deed Records, Ector County, Texas.

21.	Oil, gas and mineral lease by and between Earl Allison and wife, Bessie Fay Allison, and Lonnie C. Gaston recorded in Volume 995, Page 592, Deed Records, Ector County, Texas.

22.	Oil, gas and other minerals reserved in Deed to Giovanni Castelazo and wife, Melina Castelazo, recorded in Volume 1002, Page 164, Deed Records, Ector County, Texas.

23.	Ratification and Rental Division Order between Oso W. Pool and Lonnie C. Gaston recorded in Volume 940, Page 529, Deed Records, Ector County, Texas.

24.	Oil, gas and mineral lease by and between Texas Commerce Bank, Independent Executor and Trustee of the Estate of Helen A. Pool, Deceased, and Lonnie C. Gaston recorded in Volume 940, Page 538, Deed Records, Ector County, Texas.

25.	Notice of Declaration of Covenants, Conditions and Restrictions recorded in Volume 1267, Page 490, Deed Records, Ector County, Texas.

THE FOLLOWING AFFECT EASEMENT TRACT 11-A AND TRACT 12, PARCELS A AND B:

26.	Oil and Gas Lease recorded in Volume 140, Page 273, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

27.	Oil and Gas Lease recorded in Volume 139, Page 201, Deed Records, Ector County, Texas. (Sections 32 and 33, Block 41, T2S)

28.	Telephone and Telegraph Line Easement granted by Roy Parks and JoJo Parks to American Telephone & Telegraph, dated March 25, 1925, filed for record on January 18, 1925 and recorded in Volume 19, Page 66, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

29.	Pipeline Easement granted by Houston Endowment Inc. and Sam Taub to Texas-New Mexico Pipe Line, dated November 18, 1955, filed for record on October 6, 1955 and recorded in Volume 267, Page 46, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

30.	40 foot Pipeline Easement granted by Harriett P. Faudree, individually and as guardian of the persons and estates of Martha Ann Parks, Charlotte Jane Parks and Harriett Ellen Parks, joined by her husband Bill B. Faudree, to Texas New Mexico Pipe Line, dated April 3, 1957, filed for record on May 17, 1957 and recorded in Volume 283, Page 311, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

31.	Easement granted to Texas New Mexico Pipe Line, recorded in Volume 347, Page 480, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

32.	Easement granted to Texas New Mexico Pipe Line, recorded in Volume 351, Page 500, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

33.	Easement granted to Texas Electric Service Co., recorded in Volume 322, Page 137, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

34.	Easement granted to Texas Electric Service Co., recorded in Volume 322, Page 68, Deed Records, Ector County, Texas. (Section 29, Block41, T2S)

35.	Easement granted to Texas Electric Service Co., recorded in Volume 388, Page 104, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

36.	Easement granted to Texas Electric Service Co., recorded in Volume 393, Page 317, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

37.	Easement granted to Texas Electric Service Co., recorded in Volume 577, Page 159, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

38.	Fifty foot pipeline easement granted to Texas Gulf Producing Co., recorded in Volume 335, Page 195, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

39.	Easement granted to Texas Gulf Producing Co., recorded in Volume 344 Page 540, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

40.	Easement granted to Texas Gulf Producing Co., recorded in Volume 358, Page 466, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

41.	Easement granted to Texas Gulf Producing Co., recorded in Volume 358, Page 473, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

42.	Easement granted to Texas Gulf Producing Co., recorded in Volume 404, Page 590, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

43.	Easement granted to Texas Gulf Producing Co., recorded in Volume 404, Page 592, Deed Records, Ector County, Texas. (Section 29, Block 41, T2 S)

44.	Easement granted to Texas Gulf Producing Co., recorded in Volume 439, Page 201, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

45.	Easement granted to Texas Gulf Producing Co., recorded in Volume 439, Page 175, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

46.	Twenty foot Pipeline Easement and Right-of-Way granted to Texas Gulf Producing Co., recorded in Volume 462, Page 443, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

47.	Correction Easement and Right-of-Way granted to Texas Gulf Producing Co., recorded in Volume 472, Page 111, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

48.	Easement granted to Phillips Petroleum Co., recorded in Volume 376, Page 239, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

49.	Easement granted to Phillips Petroleum Co., recorded in Volume 376, Page 254, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

50.	Easement granted to Phillips Petroleum Co., recorded in Volume 384, Page 258, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

51.	Pipeline Right-of-Way Grant to Phillips Petroleum Co., recorded in Volume 1433, Page 312, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

52.	Easement granted to Phillips Petroleum Co., recorded in Volume 1433, Page 317, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

53.	Pipeline Easement and Right of Way granted by Houston Endowment Inc. to Pioneer Natural Gas Company, dated June 29, 1967, filed for record on January 9, 1958 and recorded in Volume 540, Page 631, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

54.	Pipeline Easement and Right of Way granted by William B. Neely to Pioneer Natural Gas Company, dated March 5, 1968, filed for record on April 19, 1968 and recorded in Volume 546, Page 297, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

55.	Pipeline Easement and Right of Way granted by Harriett P. Faudree, individually and as guardian of the person and estate of Harriett Ellen Parks, a minor, joined by her husband Bill B. Faudree, to Pioneer Natural Gas Company, dated March 6, 1968, filed for record on April 19, 1968 and recorded in Volume 546, Page 300, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

56.	Easement granted to Pioneer Natural Gas, recorded in Volume 659, Page 79, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

57.	Easement granted to El Paso Products Pipe Line, recorded in Volume 450, Page 489, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

58.	Easement granted to El Paso Products Pipe Line, recorded in Volume 457, Page 568, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

59.	Easement granted to City of Odessa, recorded in Volume 784, Page 41, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

60.	Water and Sewer Easement granted to City of Odessa, recorded in Volume 784, Page 283, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

61.	Water and Sewer Easement granted to City of Odessa, recorded in Volume 784, Page 287, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

62.	Water and Sewer Easement granted to City of Odessa, recorded in Volume 784, Page 292, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

63.	Water and Sewer Easement granted to City of Odessa, recorded in Volume 784, Page 302, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

64.	Water and Sewer Easement granted to City of Odessa, recorded in Volume 784, Page 307, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

65.	Water and Sewer Easement granted to City of Odessa, recorded in Volume 784, Page 312, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

66.	Fifty foot wide Pipeline Right of Way granted by Houston Endowment Inc. to Texaco Natural Gas Inc. as recorded in Volume 1309, Page 884, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

67.	Fifty foot wide Pipeline Right of Way granted by Charlotte Jane Parks Kimberlin, as Manager of the Parks Ranch, to Texaco Natural Gas Inc., as recorded in Volume 1309, Page 889, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

68.	Pipeline Right-of-Way Grant to Texaco Natural Gas Inc., recorded in Volume 1309, Page 880, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

69.	Pipeline right-of-way granted to Texaco Natural Gas Inc., recorded in Volume 1309, Page 889, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

70.	Easement granted to Phillips Petroleum Co., recorded in Volume 1433, Page 317, Deed Records, Ector County, Texas. (Section 29, Block 41, T2S)

71.	Pipeline Easement granted by Will F. Miller to Gulf Pipe Line Company and Gulf Production Company, dated February 7, 1929, filed for record on February 23, 1929 and recorded in Volume 27, Page 114, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

72.	Telephone and Telegraph Line Right-of-Way Agreement granted by Will F. Miller to American Telephone & Telegraph Company, dated March 25, 1929, filed for record on March 29, 1929 and recorded in Volume 27, Page 261, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

73.	Electric Line Easement and Right-of-Way granted to Texas Electric Service Company, recorded in Volume 194, Page 251, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

74.	Electric Line Easement and Right-of-way granted to Texas Electric Service Company recorded in Volume 196, Page 151, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

75.	Electric line Easement and Right of Way granted by Harriett P. Faudree, individually and as Guardian of Martha Ann Parks, Charlotte Jane Parks and Harriett Ellen Parks, minors, joined by Bill B. Faudree, her husband, to Texas Electric Service Company, dated November 29, 1961, filed for record on February 26, 1962 and recorded in Volume 403, Page 285, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

76.	Easement granted to Texas Electric Service Company recorded in Volume 409, Page 99, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

77.	Easement and Right-of-Way granted to Texas Electric Service Company recorded in Volume 551, Page 206, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

78.	Electric line Easement and Right of Way granted by Harriett P. Faudree, Individually and as Guardian for the Estate of Harriett Ellen Parks, minor, and Harriett P. Faudree and William B. Neely, as Trustees for Martha Ann Parks under Trust Agreement dated March 20, 1967, and as Trustees for Charlotte Jane Parks Kimberlin under Trust Agreement dated September 1, 1966, to Texas Electric Service Company, dated April 1, 1968, filed for record on July 29, 1968 and recorded in Volume 551, Page 214, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

79.	Fifteen foot Pipeline Easement granted by Houston Endowment Inc. and Sam Taub to Texas New Mexico Pipe Line, dated November 18, 1955, filed for record on October 6, 1956 and recorded in Volume 267, Page 46, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

80.	40 foot wide Pipeline Easement granted by Harriett P. Faudree, individually and as guardian of the persons and estates of Martha Ann Parks, Charlotte Jane Parks and Harriett Ellen Parks, joined by her husband Bill B. Faudree, to Texas-New Mexico Pipe Line, dated April 3, 1957, filed for record on May 17, 1957 and recorded in Volume 283, Page 311, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

81.	50 foot wide Pipeline Easement granted by Harriett P. Faudree, individually and as guardian of the estate of Martha Ann Parks, Charlotte Jane Parks and Harriett Ellen Parks, minors, joined by her husband, Bill B. Faudree, to Texas Gulf Producing Company, dated March 25, 1959, filed for record on April 7, 1959 and recorded in Volume 335, Page 195, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

82.	50 foot Pipeline Easement and Right of Way granted by Harriett P. Faudree, individually and as guardian of the estates of Martha Ann Parks, Charlotte Jane Parks and Harriett Ellen Parks, minors, joined by Bill B. Faudree, her husband, to Texas Gulf Producing Company, dated July 19, 1963, filed for record on August 29, 1963 and recorded in Volume 439, Page 181, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

83.	Electric Pole Line Easement and Right of Way granted by Harriett P. Faudree, individually and as guardian of the estates of Martha Ann Parks, Charlotte Jane Parks and Harriett Ellen Parks, minors, joined by Bill B. Faudree, her husband, to Texas Gulf Producing Company, dated July 19, 1963, filed for record on August 29, 1963 and recorded in Volume 439, Page 183, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

84.	Twenty foot Pipeline Easement and Right of Way granted by Harriett P. Faudree, individually and as guardian of the estates of Martha Ann Parks, Charlotte Jane Parks and Harriett Ellen Parks, minors, joined by her husband, Bill B. Faudree, to Texas Gulf Producing Company, a corporation, dated August 13, 1954, filed for record on September 2, 1964 and recorded in Volume 462, Page 443, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

85.	100’ Pipeline Easement and Right of Way granted by Harriett P. Faudree, individually and as guardian of the estates of Martha Ann Parks, Charlotte Jane Parks and Harriett Ellen Parks, minors, joined by her husband, Bill B. Faudree, to Texas Gulf Producing Company, dated August 13, 1964, filed for record on September 2, 1964 and recorded in Volume 462, Page 460, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

86.	Correction Easement and Right of Way granted by Harriett P. Faudree, individually and as guardian of the estates of Martha Ann Parks, Charlotte Jane Parks and Harriett Ellen Parks, minors, joined by her husband, Bill B. Faudree, to Texas Gulf Producing Company, dated August 13, 1964, filed for record on January 25, 1965 and recorded in Volume 472, Page 111, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

87.	Easement granted to El Paso Products Pipe Line, recorded in Volume 450, Page 489, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

88.	Easement granted to El Paso Products Pipe Line, recorded in Volume 457, Page 568, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

89.	Right-of-Way Easement granted to Pioneer Natural Gas Company, recorded in Volume 540, Page 631, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

90.	Pipeline Easement and Right-of-Way granted to Pioneer Natural Gas Company, recorded in Volume 546, Page 297, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

91.	Pipeline Easement and Right of Way granted by Harriett P. Faudree, individually and as guardian of the person and estate of Harriett Ellen Parks, a minor, joined herein by her husband, Bill B. Faudree, to Pioneer Natural Gas Company, dated March 6, 1958, filed for record on April 19, 1968 and recorded in Volume 546, Page 300, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

92.	Water and Sewer Easement granted to City of Odessa, recorded in Volume 784, Page 283, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

93.	Water and Sewer Easement granted to City of Odessa, recorded in Volume 784, Page 287, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

94.	Water and Sewer Easement granted to City of Odessa, recorded in Volume 784, Page 292, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

95.	Water and Sewer Easement granted to City of Odessa, recorded in Volume 784, Page 302, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

96.	Water and Sewer Easement granted to City of Odessa, recorded in Volume 784, Page 307, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

97.	Water and Sewer Easement granted to City of Odessa, recorded in Volume 784, Page 312, Deed Records, Ector County, Texas. (Section 32, Block 41, T2S)

98.	Pipeline Easement and Right-of-Way granted by Will F. Miller to Gulf Pipe Line Company, dated February 7, 1929, filed for record on February 23, 1929 and recorded in Volume 27, Page 114, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

99.	Right-of-Way Agreement between Will F. Miller and American Telephone and Telegraph, dated March 25, 1929, filed for record on March 29, 1929 and recorded in Volume 27, Page 261, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

100.	Electric Line Easement and Right-of-Way granted by Sam Taub and Houston Endowment Inc. to Texas Electric Service Co., dated June 25, 1953, filed for record on August 5, 1953 and recorded in Volume 194, Page 251, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

101.	Easement and Right-of-Way granted to Texas Electric Service Co., recorded in Volume 403, Page 285, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

102.	Electric line Easement and Right of Way granted by Houston Endowment Inc. and Ben Taub, individually and as Independent Executor of the Estate of Sam Taub, deceased, and Rosa Taub Kahn and Sylvan Kahn to Texas Electric Service Company, dated September 20, 1961, filed for record on May 21, 1962 and recorded in Volume 409, Page 99, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

103.	Electric line Easement and Right of Way granted by Houston Endowment Inc., Ben Taub, a single man, Rosa Taub Kahn, joined proforma by her husband, Sylvan Kahn, Mary Taub Hibbert, joined proforma by her husband, R.E. Hibbert, Joanna Taub Ross, joined pro forma by her husband, Jack S. Ross, and Mary Hibbert Wright, joined proforma by her husband, John Hunter Wright, to Texas Electric Service Company, dated April 9, 1968, filed for record on July 29, 1968 and recorded in Volume 551, Page 206, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

104.	Easement granted to Texas Electric Service Co., recorded in Volume 551, Page 214, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

105.	Pipeline Easement granted by Houston Endowment Inc. and Sam Taub to Texas-New Mexico Pipe Line, dated November 18, 1955, filed for record on October 6, 1956 and recorded in Volume 267, Page 46, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

106.	40 foot wide Pipeline Easement granted by Harriett P. Faudree, individually and as guardian of the persons and estates of Martha Ann Parks, Charlotte Jane Parks and Harriett Ellen Parks, joined herein by her husband, Bill B. Faudree, to Texas New Mexico Pipe Line, dated April 3, 1957, filed for record on May 17, 1957 and recorded in Volume 283, Page 311, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

107.	Easement granted to Texas Gulf Producing Co., recorded in Volume 404, Page 594, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

108.	Easement granted to Texas Gulf Producing Co., recorded in Volume 404, Page 598, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

109.	Easement granted to Texas Gulf Producing Co., recorded in Volume 439, Page 188, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

110.	Easement granted to Texas Gulf Producing Co., recorded in Volume 439, Page 175, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

111.	Easement granted to Texas Gulf Producing Co., recorded in Volume 439, Page 178, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

112.	Easement and Right-of-Way granted to Texas Gulf Producing Co., recorded in Volume 462, Page 460, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

113.	Correction Easement and Right-of-Way granted to Texas Gulf Producing Co., recorded in Volume 472, Page 111, Deed Records, Ector County, Texas. (Section 33, Block 41, T2S)

114.	Mineral Deed executed by Commerce Company to Houston Endowment Inc. dated February 17, 1953, recorded in Volume 189, Page 511, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

115.	Right of Way executed by Houston Endowment Inc. and Sam Taub to Texas Electric Service Company, dated June 25, 1953, and recorded in Volume 197, Page 337, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

116.	Oil, Gas and Mineral Lease between S.D. Wimberly and wife, Mollie Wimberly, Lessor, and Robert M. Payne, Lessee, dated February 3, 1948, and recorded in Volume 100, Page 69, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

117.	Easement executed by Houston Endowment Inc. and Sam Taub to Texas-New Mexico Pipe Line Co., dated November 18, 1955, recorded in Volume 261, Page 180, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

118.	Right of Way executed by Houston Endowment Inc. et al to Texas-New Mexico Pipe Line Co., dated March 22, 1955, recorded in Volume 248, Page 492, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

119.	Easement executed by Harriett P. Faudree, et al to Texas-New Mexico Pipe Line Co., dated April 3, 1957, recorded in Volume 271, Page 499, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

120.	Assignment executed by Gulf Pipe Line Co. to Gulf Refining Company, dated December 31, 1956, recorded in Volume 284, Page 374, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

121.	Easement executed by Harriett P. Faudree et al to Texas Gulf Producing Co. dated March 25, 1959, recorded in Volume 312, Page 405, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

122.	Easement executed by Harriett P. Faudree et vir to Gulf Refining Company dated December 5, 1960, recorded in Volume 351, Page 549, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

123.	Easement executed by Harriett P. Faudree, et vir to Gulf Refining Co. dated December 5, 1950, recorded in Volume 352, Page 584, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

124.	Right of Way executed by Houston Endowment Inc. et al to Gulf Refining Company dated November 1, 1950, recorded in Volume 356, Page 12, Deed Records Midland County, Texas. (Section 33, Block 41, T2S)

125.	Easement and Right of Way executed by Harriett P. Faudree et al to Texas Electric Service Company dated November 29, 1961, recorded in Volume 374, Page 396, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

126.	Easement and Right of Way executed by Houston Endowment Inc. et al to Texas Electric Service Company dated September 20, 1961, recorded in Volume 384, Page 527, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

127.	Easement and Right of Way executed by Harriett P. Faudree et al to Texas Gulf Producing Co. dated July 19, 1953, recorded in Volume 411, Page 572, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

128.	Easement and Right of Way executed by Harriett P. Faudree to Texas Gulf Producing Co. dated July 19, 1963, recorded in Volume 411, Page 576, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

129.	Easement and Right of Way executed by Harriett P. Faudree to Texas Gulf Producing Co. dated July 19, 1963, recorded in Volume 411, Page 578, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

130.	Easement executed by Harriett P. Faudree et al to Texas Gulf Producing Co. dated August 13, 1964, recorded in Volume 432, Page 476, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

131.	Easement executed by Harriett P. Faudree et al to Texas Gulf Producing Co. dated August 24, 1964, recorded in Volume 432, Page 494, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

132.	Easement executed by Harriett P. Faudree et al to Texas Gulf Producing Co. dated August 24, 1964, recorded in Volume 432, Page 496, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

133.	Easement executed by Harriett P. Faudree et al to Texas Gulf Coast Producing Co. dated August 24, 1954, recorded in Volume 432, Page 498, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

134.	Easement executed by Harriett P. Faudree et al to Texas Electric Service Company dated April 1, 1968, recorded in Volume 502, Page 86, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

135.	Easement executed by Houston Endowment Inc. to Texas Electric Service Company dated April 9, 1968, recorded in Volume 502, Page 92, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

136.	Notice of Lis Pendens executed by Santa Fe Pipeline Company v. Harriett P. Faudree et al dated September 9, 1970, recorded in Volume 2, Page 242, Lis Pendens Records, Midland County, Texas. (Section 33, Block 41, T2S)

137.	Right of Way Easement executed by Harriett P. Faudree et al to Santa Fe Pipeline Company dated September 23, 1970, recorded in Volume 533, Page 514, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

138.	Easement executed by Houston Endowment Inc. et al to Santa Fe Pipeline Company dated October 16, 1970, recorded in Volume 535, Page 328, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

139.	Easement executed by Harriett P. Faudree Roberts et al to City of Odessa dated November 20, 1984, recorded in Volume 847, Page 77, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

140.	Easement executed by Houston Endowment Inc. to City of Odessa dated November 25, 1984, recorded in Volume 847, Page 81, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

141.	Easement executed by Harriett P. Faudree et al to City of Odessa dated November 20, 1984, recorded in Volume 847, Page 85, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

142.	Easement executed by Harriett Faudree Roberts et al to City of Odessa dated November 20, 1984, recorded in Volume 847, Page 89, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

143.	Easement executed by Harriett Faudree Roberts et al to City of Odessa dated November 20, 1984, recorded in Volume 847, Page 93, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

144.	Easement executed by Harriett Faudree Roberts et al to City of Odessa dated November 20, 1984, recorded in Volume 847, Page 97, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

145.	Easement executed by Harriett Faudree Roberts et al to City of Odessa dated November 20, 1994, recorded in Volume 847, Page 101, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

146.	Easement and Right of Way executed by Harriett P. Faudree et al to Houston Endowment Inc. dated January 26, 1987, recorded in Volume 931, Page 685, Deed Records, Midland County, Texas. (Section 33, Block 41, T2S)

147.	Oil and Gas Lease executed by Atlantic Richfield Co. to Charlotte P. Kimberlin dated January 23, 1998, recorded in Volume 1543, Page 28, Official Record, Midland County, Texas. (Section 33, Block 41, T2S)

148.	Non-Drilling Agreement executed by Tierra Del Este, LLC to Charlotte P. Kimberlin, Trustee, dated October 15, 1998, recorded in Volume 1616, Page 253, Official Record, Midland County, Texas. (Section 33, Block 41, T2S)

149.	Non-Drilling Agreement executed by Tierra Del Este, LLC to Charlotte P. Kimberlin, Trustee, dated October 15, 1998, recorded in Volume 1616, Page 263, Official Records, Midland county, Texas. (Section 33, Block 41 T2S)

150.	Agreement to Amend Oil and Gas Lease executed by Atlantic Richfield Co. and Charlotte Kimberlin dated April 10, 1998, recorded in Volume 1624, Page 292, Official Records, Midland County, Texas. (Section 33, Block 41, T2S)

THE FOLLOWING AFFECT EASEMENT TRACT 10, PARCELS B AND C:

151.	Pipeline Easement and Right of Way granted by William D. Pool, a married man dealing in his sole and separate property, to Odessa-Ector Power Partners, L.P., dated August 7, 1999, filed for record on September 1, 1999 and recorded in Volume 1486, Page 0075, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

152.	Pipeline Easement and Right of Way granted by William D. Pool, a married man dealing in his sole and separate property to Odessa-Ector Power Partners, L.P., dated August 6, 1999, filed for record on September 1, 1999 and recorded in Volume 1486, Page 0081, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

153.	Telephone and Telegraph Line Easement granted by G.W. Vierling, Sr. and Mary M. Vierling to American Telephone and Telegraph Company, dated March 11, 1929, filed for record on March 20, 1929 and recorded in Volume 27, Page 217, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

154.	Right-of-Way Agreement by and between G.W. Vierling, Sr. and Gulf Production Company, dated March 28, 1929, filed for record on April 13, 1929 and recorded in Volume 27, Page 309, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

155.	Electric Line Easement and Right of Way granted by Oso W. Pool to Texas Electric Service Company, dated July 13, 1953, filed for record on July 31, 1953 and recorded in Volume 194, Page 78, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

156.	Easement granted by to City of Odessa, recorded in Volume 255, Page 494, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

157.	Twenty foot Water and Sewer Easement granted by Oso W. Pool to City of Odessa, a municipal corporation, dated January 8, 1979, filed for record on January 11, 1979 and recorded in Volume 760, Page 353, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

158.	Electric Line Easement and Right of Way granted by Oso W. Pool and wife, Helen A. Pool, to Texas Gulf Producing Company, dated December 5, 1960, filed for record on December 15, 1960 and recorded in Volume 375, Page 200, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

159.	Electric Line Easement and Right of Way granted by Oso W. Pool and wife, Helen A. Pool, to Texas Gulf Producing Company, dated January 31, 1961, filed for record on February 9, 1961 and recorded in Volume 379, Page 6, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

160.	Twenty foot Pipeline Easement granted by Oso W. Pool and wife, Helen A. Pool, to Texas Gulf Producing Company, dated December 17, 1963, filed for record on December 24, 1963 and recorded in Volume 445, Page 587, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

161.	Fifty foot Pipeline Easement granted by Oso W. Pool and wife, Helen A Pool, to Texas Gulf Producing Company, dated December 17, 1963, filed for record on December 24, 1963 and recorded in Volume 445, Page 589, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

162.	Sixty foot Pipeline and Powerline Easement granted by Oso W. Pool and Helen Pool to El Paso Products Pipeline Company, dated February 28, 1963, filed for record on March 19, 1953 and recorded in Volume 428, Page 23, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

163.	Forty-five foot Pipeline and Powerline Easement granted by Oso Pool and Helen Pool to El Paso Natural Gas Products Company, dated October 20, 1964, filed for record on August 3, 1965 and recorded in Volume 487, Page 305, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

164.	Easement granted to Texaco Natural Gas, recorded in Volume 1309, Page 876, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

165.	Easement granted to Texaco Natural Gas, recorded in Volume 1309, Page 880, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

166.	Fifty foot Right of Way Contract granted by William D. Pool to Phillips Petroleum Company, dated October 21, 1998, filed for record on November 5, 1998 and recorded in Volume 1429, Page 553, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

167.	Fifty foot Right of Way Contract granted by John R. Pool to Phillips Petroleum Company, dated October 23, 1998, filed for record on November 5, 1998 and recorded in Volume 1429, Page 549, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

168.	Pipeline Right of Way Grant by Deloris Pool Weinberger, sole and separate property, to Texaco Natural Gas Inc., a Delaware corporation, dated July 10, 1996, filed for record on October 25, 1996 and recorded in Volume 1309, Page 0876, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

169.	Pipeline Right-of-Way Grant to Texaco Natural Gas, recorded in Volume 1309, Page 880, Deed Records, Ector County, Texas. (Section 31, Block 41, T2S)

THE FOLLOWING EXCEPTIONS AFFECT EASEMENT TRACT 13, PARCEL B:

170.	Forty-five foot Pipeline and Powerline Easement granted by Oso Pool and Helen Pool to El Paso Natural Gas Products Company, dated October 20, 1964, filed for record on August 3, 1965 and recorded in Volume 487, Page 305, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

171.	Easement granted by Oso W. Pool to City of Odessa, dated March 22, 1960, filed for record on March 30, 1960 and recorded in Volume 358, Page 564, Deed Records, Ector county, Texas. (S/2 of Section 36, Block 42, T2S)

172.	Correction and Exchange of Easement granted by Oso W. Pool et ux Helen A. Pool to City of Odessa, dated June 6, 1950, filed for record on June 29, 1960 and recorded in Volume 364, Page 289, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

173.	Utility and Drainage Easement granted by Oso W. Pool and wife, Helen A. Pool, to the City of Odessa, dated June 6, 1960, filed for record on June 29, 1960 and recorded in Volume 364, Page 288, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

174.	Easement granted to State of Texas, recorded in Volume 428, Page 155, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

175.	General Utility Easement granted by Oso W. Pool to the City of Odessa, dated June 9, 1972, filed for record on August 15, 1970 and recorded in Volume 624, Page 490, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

176.	Distribution Easement and Right of Way granted by Oso W. Pool to Texas Electric Service Company, dated July 6, 1973, filed for record on September 20, 1973 and recorded in Volume 650, Page 679, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

177.	Easement for Highway Purposes granted by Oso W. Pool and Helen A. Pool to Ector County, State of Texas, dated August 1, 1978, filed for record on August 1, 1978 and recorded in Volume 751, Page 213, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

178.	Oil, gas and other minerals reserved in Deed to Texas Electric Service Company recorded in Volume 253, Page 230, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

179.	Easement granted to the State of Texas, recorded in Volume 255, Page 445, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

180.	Twenty (20) foot sewer easement to city of Odessa of record in Volume 255, Page 486, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

181.	Oil, gas and other minerals reserved in Deed from Oso Pool and wife, Helen Pool, to Texas Electric Service Company, recorded in Volume 384, Page 472, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

182.	Oil, gas and other minerals reserved in Deed from Oso W. Pool and wife, Helen Pool, to Texas Electric Service Company, dated March 15, 1962, filed for record on May 11, 1962 and recorded in Volume 408, Page 388, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

183.	Easement granted to State of Texas, recorded in Volume 428, Page 155, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

184.	Oil, gas and other minerals reserved in Deed from Oso W. Pool et ux, Helen Pool, to Texas Electric Service Company, dated February 23, 1965, filed for record on February 23, 1965 and recorded in Volume 474, Page 327, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

185.	Oil, gas and other minerals reserved in Deed from Oso W. Pool and wife, Helen A. Pool, to Texas Electric Service Company, dated January 20, 1967, filed for record on January 23, 1967 and recorded in Volume 520, Page 228, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

186.	Oil, gas and other minerals reserved in Deed from Oso W. Pool and his wife, Helen Pool, to Texas Electric Service company, filed for record on November 24, 1969 and recorded in Volume 575, Page 47, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

187.	Oil, gas and other minerals reserved in Deed from Oso W. Pool to John R. Pool and William Bryce Pool, dated August 22, 1981, filed for record on October 28, 1981, and recorded in Volume 832, Page 655, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

188.	Oil, gas and other minerals reserved in Deed from Oso W. Pool to Texas Electric Service Company, dated September 12, 1984, filed for record on September 14, 1984 and recorded in Volume 911, Page 53, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

189.	Oil, gas and other minerals reserved in Correction of Deed from Oso W. Pool to Texas Electric Service Company, a division of Texas Utilities Electric Company, a corporation, dated October 15, 1984, filed for record on February 21, 1984 and recorded in Volume 921, Page 689, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

190.	Oil, gas and other minerals reserved in correction of Deed from Oso W. Pool to Texas Electric Service Company, dated October 15, 1984, filed for record on January 22, 1986 and recorded in Volume 945, Page 111, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

191.	Easement granted to Texas Electric Service Company, recorded in Volume 912, Page 565, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

192.	Correction Warranty Deed from Oso W. Pool to Texas Electric Service Company, dated October 10, 1984, filed for record on February 21, 1985 and recorded in Volume 921, Page 686, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

193.	Correction Warranty Deed from Oso W. Pool to Texas Electric Service Company, dated October 10, 1984, filed for record on January 22, 1986, recorded in Volume 945, Page 108, Deed Records, Ector County, Texas. (S/2 of Section 36, Block 42, T2S)

THE FOLLOWING EXCEPTIONS AFFECT EASEMENT TRACT 15, PARCELS A, B AND C:

194.	Oil and Gas Lease recorded in Volume 171, Page 491, Deed Records, Ector County, Texas, assigned to Gulf Oil Corp. in Volume 171, Page 495, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

195.	Oil and Gas Leases recorded in Volume 992, Page 763 and Volume 992, Page 784, Deed Records, Ector County, Texas, assigned to Cities Service Oil and Gas recorded in Volume 997, Page 518 and Volume 997, Page 519, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

196.	Minerals as reserved in Volume 476, Page 423, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

197.	Right-of-Way to State of Texas recorded in Volume 255, Page 437, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

198.	Right-of-Way to State of Texas recorded in Volume 377, Page 205, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

199.	Right-of-Way to Shell Pipe Line Corp. recorded in Volume 486, Page 184, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

200.	Right-of-Way to Shell Pipe Line Corp. recorded in Volume 486, Page 187, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

201.	Right-of-Way to Shell Pipe Line Corp. recorded in Volume 490, Page 308, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

202.	Right-of-Way to Shell Pipe Line Corp. recorded in Volume 490, Page 309, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

203.	Right-of-Way to El Paso Natural Gas Products recorded in Volume 487, Page 305, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

204.	Right-of-Way to Texas Electric Service Co. recorded in Volume 492, Page 467, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

205.	Right-of-Way to Texas Electric Service Co. recorded in Volume 492, Page 469, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

206.	Right-of-Way to Texas Electric Service Co. recorded in Volume 499, Page 707, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

207.	Right-Of-Way to Santa Fe Pipe Line Co. recorded in Volume 599, Page 642, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

208.	Easement to Texas Electric Service Company recorded in Volume 133, Page 293, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

209.	Easement to Texas Electric Service Co. recorded in Volume 308, Page 447, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

210.	Easement to Texas Electric Service Co. recorded in Volume 383, Page 4, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

211.	Easement to Texas Electric Service Co. recorded in Volume 443, Page 324, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

212.	Easement to Texas Electric Service Co. recorded in Volume 445, Page 270, Deed Records, Ector county, Texas. (E/2 of Section 37, Block 42)

213.	Easement to Texas Electric Service Co. recorded in Volume 567, Page 150, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

214.	Easement to Texas Electric Service Company recorded in Volume 561, Page 297, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

215.	Easement to Texas Electric Service Co. recorded in Volume 672, Page 697, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

216.	Easement to Texas Electric Service Company, recorded in Volume 731, Page 192, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

217.	Easement to Gulf Refining Co. recorded in Volume 464, Page 480, Deed Records, Ector County, Texas.

218.	Easement to Odessa Natural Corporation recorded in Volume 702, Page 635, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

219.	Easement to Texaco Natural Gas, Inc. recorded in Volume 1315, Page 663, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

220.	Easement to Orrex Plastics Co. recorded in Volume 1386, Page 382, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

221.	Easement to Texas Utilities Electric recorded in Volume 1407, Page 548, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

222.	Easement to Shell Pipe Line Corp. recorded in Volume 1244, Page 416, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

223.	Agreement between Oso W. Pool et al and El Paso Natural Gas Products that El Paso Natural Gas Products is owner of N/2 except portions conveyed to State of Texas recorded in Volume 476, Page 428, Deed Records of Ector County, Texas. (E/2 of Section 37, Block 42)

224.	Waste Disposal Agreement between El Paso Products and Industrial Solid Waste recorded in Volume 793, Page 306, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

225.	Industrial District Contract between City of Odessa and Rexene Corp. recorded in Volume 1128, Page 319, Deed Records, Ector County, Texas. (E/2 of Section 37, Block 42)

226.	Certificate of Remediation between Huntsman Polymers Corp. and Industrial Solid Waste, recorded in Volume 1477, Page 995, Deed Records, Ector County, Texas and refiled in Volume 1484, Page 407 to correct legal description. (E/2 of Section 37, Block 42)

THE FOLLOWING EXCEPTIONS AFFECT EASEMENT TRACT 18 AND TRACT 26, PARCEL A:

227.	Oil, Gas and Mineral Lease granted to R.L. York recorded in Volume 214, Page 373, Deed Records, Ector County, Texas. (NE/4 except N 40’, Section 48, Block 42, T2S) (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

228.	Oil, Gas and Mineral Lease by and between Walter Fay Cowden Averitt, a widow, and Bessye Cowden, a widow, to Clifton Wilderspin Ward, recorded in Volume 449, Page 294, Deed Records, Ector County, Texas. (NE/4 except N 40’, Section 48, Block 42, T2S) (Tract 18 and Tract 26, Parcel A and part of Parcels Band C)

229.	Oil, Gas and Mineral Lease by and between Walter Fay Cowden Averitt, a widow, and Bessye Cowden Ward, a widow, to General American Oil Company of Texas, recorded in Volume 562, Page 141, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

230.	One-fourth of all of the oil, gas and other minerals conveyed to Bessye C. Ward and Walter Fay C. Averitt and all other elements not considered a part of the surface estate having been reserved in instrument recorded in Volume 98, Page 290, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

231.	One-fourth of all of the oil, gas and other minerals conveyed to Texas Electric Service Company and all other elements not considered a part of the surface estate having been reserved in instrument recorded in Volume 479, Page 137, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

232.	Easement and Right of Way to City of Odessa recorded in Volume 261, Page 34, Deed Records, Ector County, Texas. (Tract 18 and Tract 25, Parcel A and part of Parcels B and C)

233.	Pipeline Right of Way Easement to Morton Salt Company recorded in Volume 278, Page 61, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcels A and part of Parcels B and C)

234.	Easement and Right of Way Deed to Texas Electric Service Co. recorded in Volume 284, Page 484, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

235.	Easement and Right of Way Deed to Texas Electric Service Co. recorded in Volume 923, Page 514, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

236.	Right of Way Deed to Union Texas Petroleum recorded in Volume 522, Page 304, Deed Records, Ector County, Texas. (Tract 18 and Tract 25, Parcel A and part of Parcels B and C)

237.	Assignment of Pipeline Rights between El Paso Products Company and Odessa Natural Corp. recorded in Volume 589, Page 368, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

238.	Right of Way Grant by Shell Oil Company to Shell Pipeline Corp recorded in Volume 1283, Page 916, Official Public Records, Ector County, Texas. (Tract 18 and Tract 25, Parcel A and part of Parcels B and C)

239.	Oil, gas and other minerals reserved in Deed to the City of Odessa recorded in Volume 130, Page 85, Deed Records, Ector County, Texas. (Tract 18 and Tract 25, Parcel A and part of Parcels B and C)

240.	Pipeline Easement to the El Paso Natural Gas Products recorded in Volume 266, Page 81, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

241.	Pipeline Easement to the El Paso Natural Gas Products recorded in Volume 285, Page 298, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

242.	Easement and Right-of-Way by to the Texas Electric Service Co. recorded in Volume 573, Page 117, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

243.	Pipeline Easement by Shell Oil Company to the City of Odessa recorded in Volume 1194, Page 945, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

244.	Right-of-Way Agreement to American Telephone & Telegraph recorded in Volume 27, Page 205, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

245.	Telephone and Telegraph Line Easement to American Telephone & Telegraph recorded in Volume 28, Page 552, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

246.	Affidavit re: Waste Disposal by Shell Oil Company to Public recorded in Volume 705, Page 58, Deed Records, Ector County, Texas. (Tract 18 and Tract 26, Parcel A and part of Parcels B and C)

THE FOLLOWING EXCEPTIONS AFFECT EASEMENT TRACT 24, PARCELS A, B AND C:

247.	Easement and Right of Way to Texas Electric Service Company recorded in Volume 24, Page 3, Deed Records, Ector County, Texas. (Tract 24, Parcels A, B and C)

248.	Right of Way Agreement to Texas Electric Service Company recorded in Volume23, Page 463, Deed Records, Ector County, Texas. (Tract 24, Parcels A, B and C)

249.	Easement and Right of Way to Texas Electric Service Company recorded in Volume 133, Page 297, Deed Records, Ector County, Texas. (Tract 24, Parcels A, B and C)

250.	Right of Way Deed to State of Texas recorded in Volume 67, Page 381, Deed Records, Ector County, Texas. (Tract 24, Parcels A, B and C)

251.	Sixty foot Pipeline Easement and Right-of-Way to El Paso Natural Gas Company recorded in Volume 250, Page 420, Deed Records, Ector County, Texas. (Tract 24, Parcels A, B and C)

252.	Easement and Right of Way for electric transmission and distribution line to Texas Electric Service Company recorded in Volume 298, Page 280, Deed Records, Ector County, Texas. (Tract 24, Parcels A, B and C)

253.	Easement and Right of Way for electric and distribution line to Texas Electric Service Company recorded in Volume 23, Page 521, Deed Records, Ector County, Texas. (Tract 24, Parcels A, B and C)

254.	Grant of Pipeline Easement to Mid-America Pipeline Company recorded in Volume 368, Page 255, Deed Records, Ector County, Texas. (Tract 24 Parcels A, B and C)

255.	Grant of Pipeline Easement to Mid-America Pipeline Company recorded in Volume 369, Page 11, Deed Records, Ector County, Texas. (Tract 24, Parcels A, B and C)

256.	Pipeline Easement and Right of Way to Pioneer Natural Gas Company recorded in Volume 523, Page 465, Deed Records, Ector County, Texas. (Tract 24, Parcels A, B and C)

257.	Easement and Right of Way to Texas Electric Service Company recorded in Volume 630, Page 228, Deed Records, Ector County, Texas. (Tract 24, Parcels A, B and C)

258.	Channel Easement to State of Texas recorded in Volume 67, Page 361, Deed Records, Ector County, Texas. (Tract 24, Parcels A, B and C)

259.	Unitization Agreement—South Cowden Unit—Grayburg-San Padres Formation recorded in Volume 467, Page 189, Deed Records, Ector County, Texas. (Tract 24, Parcels A, B and C)

260.	Final Judgment by State of Texas et al vs. Jess C. Ward, Jr., et al recorded in Volume 1178, Page 777, Official Public Records of Ector County, Texas. (58.535 acres out of Sections 4, 9 and 10, Block 42, T3S) (Tract 24, Parcels A, B and C)

THE FOLLOWING EXCEPTION AFFECTS EASEMENT TRACT 26:

261.	Right of Way Easement by Bessye Cowden Ward and Walter Fay Cowden Averitt to Pioneer Natural Gas Company, recorded in Volume 523, Page 465, Deed Records, Ector County, Texas. (Tract 26, Parcel D)

THE FOLLOWING EXCEPTIONS AFFECT EASEMENT TRACT 11-A AND TRACT 12, PARCELS A AND B:

262.	Rights or claims, if any, of Henry 3. N. Taub, owner of an undivided 1/60th interest in Fee Simple Title to Tract 0, Parcels 1, 2, 3 and 4; Tract 1—Parcel B; Tracts 2 & 3—Parcel A; Tract 6; Tract 11-A; and Tract 12—Parcels A & B, Ector County, Texas.[1]

263.	Amended Easement and Right-of-Way from Houston Endowment Inc. to ONCOR Electric Delivery Company filed on July 8, 2004, recorded in Volume 1852, Page 166, Official Public Records of Ector County, Texas, amending the easement recorded in Volume 196, Page 251, Deed Records of Ector County, Texas.

264.	Gas Pipeline Easement and Right-of-Way from Harriett Ellen Parks Grantor Trust and Houston Endowment Inc. to Navasota Odessa Energy Partnership, LP, filed on September 20, 2006, recorded in Volume 2065, Page 272, Official Public Records of Ector County, Texas as corrected by instrument filed on April 25, 2007, recorded in Volume 2128, Page 305, Official Public Records of Ector County, Texas.

265.	Right-of-Way and Easement Agreement from Parks Ranch Family Joint Venture, Houston Endowment, Inc. and Texas Land and Cattle II, Ltd, to Odessa Fuels, LLC, filed on March 10, 2009, recorded in Volume 2323, Page 641, Official Public Records of Ector County, Texas.

THE FOLLOWING EXCEPTIONS AFFECTS TRACT 13, PARCELS A AND B:

266.	Pipeline Easement and Right-of-Way from TXU Electric Delivery Company to Navasota Energy filed on April 4, 2007, recorded in Volume 2122, Page 565, Official Public Records of Ector County, Texas.

THE FOLLOWING EXCEPTION AFFECTS EASEMENT TRACT 15, PARCELS A, C, D, F AND H:

267.	Pipeline Easement from Huntsman Polymers Corporation to Navasota Odessa Energy Partners, L. P. filed on January 11, 2007, recorded in Volume 2098, Page 167, Official Public Records of Ector County, Texas.

THE FOLLOWING EXCEPTION AFFECTS EASEMENT TRACT 15, PARCELS B, E AND G:

268.	Pipeline easement from TXU Electric Delivery Company to Navasota Odessa Energy Partners, L. P. filed on April 4, 2007, recorded in Volume 2122, Page 565, Official Public Records of Ector County, Texas.

[1]	To be revised before Closing upon receipt of clarifying information from title company.

THE FOLLOWING EXCEPTION AFFECTS TRACT 18, PARCELS A AND B:

269.	Pipeline Easement from Equilon Enterprises dba Shell Oil Products US to Magellan Pipeline Company, L.P. filed on October 18, 2004, recorded in Volume 1878, Page 716, Official Public Records of Ector County, Texas.

THE FOLLOWING EXCEPTIONS AFFECT EASEMENT TRACT 26, PARCELS B AND D:

270.	Right-of Way and Easement from Averitt Family, Ltd. to DCP Midstream, LP filed on March 30, 2009, recorded in Volume 2327, Page 923, Official Public Records of Ector County, Texas.

271.	Right-of-Way and Easement from Averitt Family, Ltd. to DCP Midstream, LP filed on January 12, 2010, recorded in Volume 2400, Page 491, Official Public Records of Ector County, Texas.

AS TO ALL TRACTS:

272.	The following items as shown on the survey dated October 10, 2011 prepared by John F. Landgraf, RPLS No. 2410:

1) Loading dock encroaches onto 20’ storm sewer easement recorded under Clerk’s File No. 255, Page 486.

2) a 40’x40’ Texland metering station in the southeast portion of the property adjacent to easement granted in Volume 1613, Page 316

3) drill sites shown on the survey and identified as “Henry Resources” and “Lynn Energy Madyson”

4) MET tower in middle of property

5) THO easement in northwest corner recorded under Volume 441, Page 203

273.	Pipeline right-of-way and easement to Navasota Odessa Energy Partners LP as set forth in instrument recorded in Volume 2199, Page 204, Official Public Records of Ector County, Texas.[2]

[2]	On confirmation that this affects Easement Tract 13, Parcel B, not all of the tracts, this will be appropriately labeled (if applicable) before Closing.

Exhibit C-2

Form of Excluded Easements Deed

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

When recorded return to:

Republic Title of Texas, Inc.

2626 Howell Street

Dallas, Texas 75204

QUITCLAIM DEED OF EASEMENT PROPERTY

STATE OF TEXAS	§
	§	KNOW ALL BY THESE PRESENTS:
COUNTY OF ECTOR	§

THAT ODESSA-ECTOR POWER PARTNERS, L.P., a Delaware limited partnership (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) cash and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, paid by                         , a                                  (“Grantee”), whose address is                                              , has QUITCLAIMED, and by these presents does hereby QUITCLAIM, unto Grantee, all of Grantor’s right, title and interest in and to the easement described on Exhibit A attached hereto and made a part hereof for all purposes (the “Easement Property”).

TO HAVE AND TO HOLD all of Grantor’s right, title and interest in and to the Easement Property unto Grantee, and Grantee’s successors and assigns, forever, so that neither Grantor nor Grantor’s successors and assigns shall have, claim or demand any right or title to the Easement Property or any party thereof.

Grantee, by its acceptance hereof, hereby assumes and agrees to pay all standby fees, taxes and assessments on or against the Easement Property by any taxing authority for the calendar year 2017 and subsequent years.

[Signature on following page]

C-2

EXECUTED to be effective as of the              day of                     , 2017.

GRANTOR: ODESSA-ECTOR POWER PARTNERS, L.P., a Delaware limited partnership By: Odessa-Ector Power I, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

STATE OF	§
§
COUNTY OF	§

This instrument was ACKNOWLEDGED before me on                     , 2017, by                             ,                              of Odessa-Ector Power I, LLC, a Delaware limited liability company, general partner of Odessa-Ector Power Partners, L.P., a Delaware limited partnership, on behalf of said limited partnership.

Notary Public – State of

My Commission Expires:

[seal]

[Signature Page of Quitclaim Deed]

Exhibit A

Easements

VOLUME 1510, PAGE 51 (as to 49.34% interest in the Easement Property)

Pipeline Easement and Right-of-Way dated December 27, 1999, from Sam F. Hurt, Jr., Sam F. Hurt III, John Hurt and Tom Hurt to Odessa-Ector Power Partners, L.P., recorded as Instrument 919 in Volume 1510, Page 52, of the Official Public Records of Ector County, Texas.

VOLUME 1510, PAGE 61 (as to 1.33% interest in the Easement Property)

Pipeline Easement and Right-of-Way dated December 27, 1999, from James McNamara to Odessa-Ector Power Partners, L.P., recorded as Instrument 920 in Volume 1510, Page 61, of the Official Public Records of Ector County, Texas.

VOLUME 1510, PAGE 66 (as to 49.33% interest in the Easement Property)

Pipeline Easement and Right-of-Way dated December 27, 1999, from James R. Hurt, Mary Helen Hurt, James R. Hurt, Jr., Joseph S. Hurt and Sally Bolton to Odessa-Ector Power Partners, L.P., recorded as Instrument 921 in Volume 1510, Page 66, of the Official Public Records of Ector County, Texas.

A-1

Exhibit D

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is executed and delivered as of [            ], 2017, between La Frontera Holdings, LLC, a Delaware limited liability company (“Buyer”) and Odessa-Ector Power Partners, L.P., a Delaware limited partnership (“Seller”).

RECITALS

WHEREAS, Seller and Buyer entered into that certain Asset Purchase Agreement, dated as of July 5, 2017 (the “Asset Purchase Agreement”), pursuant to which Seller agreed to, at the Closing, sell, convey, transfer, assign and deliver to Buyer all of Seller’s right, title and interest in, to and under the Contracts included as Acquired Assets (the “Assumed Contracts”), and Buyer agreed to, at the Closing, assume all Liabilities under the Assumed Contracts and all other Assumed Liabilities;

WHEREAS, Buyer and Seller now desire to carry out the intent and purpose of the Asset Purchase Agreement by, among other things, the execution and delivery of this Agreement; and

WHEREAS, capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1. Assignment of Assumed Contracts. On the terms and subject to the conditions set forth in the Asset Purchase Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, and its successors and assigns, all of Seller’s right, title and interest in, to and under the Assumed Contracts, including those listed on Section 2.2(e) of the Seller Disclosure Letter, and Buyer hereby accepts such sale, conveyance, transfer, assignment and delivery from Seller.

2. Assumption of Assumed Liabilities. On the terms and subject to the conditions set forth in the Asset Purchase Agreement, Buyer hereby assumes, accepts and agrees to discharge or perform when due in accordance with their respective terms and subject to the respective conditions thereof, the Liabilities under the Assumed Contracts and all other Assumed Liabilities.

3. Asset Purchase Agreement. This Agreement is being executed and delivered pursuant to and is subject in all respects to the terms and conditions of the Asset Purchase Agreement, and all of the representations, warranties, covenants and agreements of the Seller and Buyer contained therein, all of which shall survive the execution and delivery of this Assignment Agreement in accordance with the terms of the Asset Purchase Agreement. Nothing in this Agreement shall, or shall be deemed to, defeat, limit, alter or impair, enhance or enlarge any right, obligation, claim or remedy created by the Asset Purchase Agreement. In the event of a conflict between this Agreement and the Asset Purchase Agreement, the Asset Purchase Agreement shall control and prevail.

4. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, including their successors and permitted assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

6. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer and Seller. Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8. Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) The Parties agree that the Forum for any other disputes between any of the Parties hereto arising out of or related to this Agreement or the transactions contemplated hereby is the Court of Chancery in the City of Wilmington, New Castle County, Delaware except where such court lacks subject matter jurisdiction. In such event, the Forum is in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the Superior Court in the City of Wilmington, New Castle County, Delaware. Each of the Parties hereto irrevocably submits to the jurisdiction of the Forum in respect of any disputes arising out of or related to this Agreement or the transactions contemplated hereby. The Parties further agree that the Parties will not bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the Forum. The preceding sentence will not limit the rights of the Parties to obtain execution of a judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any proceeding contemplated in this Section 8 will be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and amount of such judgment.

(b) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of the Forum. Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.01 of the Asset Purchase Agreement.

(c) EACH PARTY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN OR AMONG ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first written above.

ODESSA-ECTOR POWER PARTNERS, L.P.

By:
Name:
Title:

AGREED AND ACCEPTED: LA FRONTERA HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

Exhibit G

Form of License Agreement

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made and entered into effective as of [            ], 2017 (the “Effective Date”) by and between Odessa-Ector Power Partners, L.P., a Delaware limited partnership (“Licensor”) and La Frontera Holdings, LLC, a Delaware limited liability company(“Licensee”). Licensee and Licensor are sometimes hereinafter referred to collectively as the “Parties” and singularly as a “Party”.

WHEREAS, Licensor and Licensee, among others, are parties to an Asset Purchase Agreement, dated as of July 5, 2017 (the “APA”);

WHEREAS, pursuant to the APA, Licensor has acquired an approximately 1000 megawatt combined cycle, combustion turbine power plant located in Odessa, Texas (the “Facility”);

WHEREAS, the Facility is benefitted by certain natural gas pipeline easements upon which pipelines have been constructed so as to transport natural gas to the Facility;

WHEREAS, although the APA contemplated the assignment of the aforementioned easements to Licensee, some of such easements, as identified on Exhibit A attached hereto (each, an “Easement” and, collectively, the “Easements”), require the consent of the grantors thereof prior to the effective assignment of such Easements to Licensee, which consent has not, as of the date hereof, been obtained by the Parties; and

WHEREAS, the Parties wish to enter into this Agreement to permit Licensee to benefit from the use of the Easements, without assuming legal or equitable title therein or thereto, for the transmission of natural gas to the Facility until such time as the grantors’ consent to the assignment of each Easement to Licensee has been obtained.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement, the Parties agree as follows:

ARTICLE 1

LICENSE

Section 1.01 License Grant. The Parties acknowledge that Licensor is and shall remain throughout the Term the holder of legal title in and to the Easements in accordance with their terms. Pursuant to Section 2.06 of the APA, the Parties have agreed to use their reasonable best efforts to obtain the consent of each of the grantors of the Easements to the assignment thereof to Buyer, but as of the date hereof, such consents have not been obtained. Accordingly, with respect to each Easement, until such consent is obtained, Licensor hereby grants to Licensee a perpetual, non-exclusive license and privilege to access, use and otherwise enjoy the benefits of the Licensor’s rights under each Easement in furtherance of Licensee’s ownership, operation, repair, maintenance, replacement and removal of the pipelines for the provision of natural gas to the Facility, all as contemplated by this Agreement and the APA, to the fullest extent such rights may be exercised by any other licensee or invitee of Licensor under the Easements (the “License”); provided, however, that the License shall only be deemed to have been granted hereby if and to the extent the grant thereof does not (a) breach or otherwise violate, or result in a default or event of default under, the Easements, or (b) violate applicable law or legal requirements. With respect to any portion or portions of the Easements to which the License cannot be granted pursuant to the foregoing sentence, Licensor shall be deemed to have agreed to hold such portion or portions of the Easements, and the rights and benefits of ownership thereof, in trust for the benefit of Licensee until such time as the applicable consent is obtained. Without limiting the foregoing, Licensee shall undertake to pay or satisfy the corresponding Liabilities (as defined in the APA) for the use of each Easement to the extent Licensee would have been responsible therefor if a consent to assign any such Easement had been obtained and full legal and/or equitable title in and to such Easement was assigned to Licensee. Further, Licensee shall at all times comply with all of the terms and conditions set forth in the Easements relating to the use thereof (as though it were the grantee thereunder) and neither Party shall take any action to terminate any Easement. Notwithstanding anything to the contrary contained herein, this Agreement is not intended to and does not grant or create an easement, servitude or other real property interest, but creates a license only, and Licensee acknowledges that Licensee does not and shall not claim at any time any real property interest or estate of any kind or extent whatsoever in the Easements by virtue of this Agreement or Licensee’s use or occupancy of the Easements. In connection with the foregoing, the Parties further acknowledge that in no event shall the relationship between Licensor and Licensee be deemed to be a so-called landlord-tenant relationship and that in no event shall Licensee be entitled to avail itself of any rights afforded to tenants under the laws of the state in which the Easements are located.

Section 1.02 Term. The License to Licensee shall continue as to each Easement until such time as consent to assign any such Easement has been obtained and Licensor’s full legal title in and to any such Easement has been assigned to Licensee (the “Term”). If and only if the Parties have obtained the consent of the grantor of any Easement to the assignment thereof to the Licensee (or, if sooner, any unassigned Easement has expired by its terms) then this Agreement and the License herein granted shall be terminated with respect to any such Easement, without further action by any Party, but this Agreement shall in all events remain in full force and effect until Licensor has obtained grantor consent to the assignment of the last such Easement or the last such unassigned Easement has expired by it terms.

ARTICLE 2

INSURANCE

Section 2.01 Licensee’s Insurance. At all times during the Term, Licensee shall, at its sole cost and expense, use commercially reasonably efforts to maintain, or cause to be maintained, in full force and effect a comprehensive public liability insurance policy naming Licensor, as an additional insured, covering death of or injury to persons or damage to property (with limits not less than Five Million Dollars ($5,000,000) per occurrence) arising out of the use of the Easements or the activities of Licensee or its employees, agents or invitees in relation thereto. In addition, Licensee shall maintain its own insurance covering the pipeline equipment and related assets, against any casualty (it being understood that Licensor shall not be liable to Licensee in respect of any of such pipeline equipment and related assets nor casualty thereto unless caused by the gross negligence or willful misconduct of Licensor).

ARTICLE 3

MISCELLANEOUS

Section 3.01 Waiver of Jury Trial. Each Party herein waives its respective right to any jury trial with respect to any litigation arising under, or in connection with, this Agreement.

Section 3.02 No Third Party Beneficiary. This Agreement shall not be construed to create any third party beneficiary relationship in favor of anyone not a party to this Agreement. In addition, the Parties waive and disclaim any third party beneficiary status as to any of the contracts of the other Party.

Section 3.03 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to any principles of conflicts of laws that would render such law inapplicable.

Section 3.04 Modifications. This Agreement constitutes the entire agreement between the Parties, which shall not be modified except by writing signed by the Parties. Neither Party has made any representations to the other except as specifically set forth herein or in the APA.

Section 3.05 Recitals, Headings and Titles. The captions in this Agreement are for the convenience of the Parties in the identification of the provisions hereof and shall not constitute a part of the Agreement nor be considered interpretive thereof.

Section 3.06 Assignment.

(a) This Agreement shall extend to and be binding upon the successors, assigns, heirs, personal representatives and representatives in bankruptcy of the Parties hereto. Neither Party shall sell, assign, or convey this Agreement or any interest or part thereof without the prior written consent of the other, which consent may not be unreasonably withheld.

(b) Licensor covenants and agrees that it shall not transfer, assign, encumber, modify or terminate any Easement without the prior written consent of Licensee.

Section 3.07 Indemnification. Licensee acknowledges that Licensor is entering into this Agreement as an accommodation to Licensee, and accordingly Licensee shall indemnify Licensor from any damages, losses or claims arising from performance or non-performance of this Agreement except for those resulting from Licensor’s gross negligence or willful misconduct.

Section 3.08 Damages. In the event a Party breaches any provision of this Agreement, the non-breaching Party shall be entitled to recover from the other Party the direct actual damages, if any, suffered by the non-breaching Party as a consequence of the other Party’s breach. Except as otherwise expressly provided herein, no Party shall be liable under this Agreement, except in the case of fraud, for (i) punitive or exemplary damages or losses calculated by reference to any multiple of (A) earnings or earnings before interest, tax, depreciation or amortization or (B) other financial metric or (ii) special, consequential or indirect damages or lost profits that are not the reasonably foreseeable result of a breach of this

Agreement, in each case, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby; provided, however, that the foregoing shall not apply to third-party claims for which any Party is obligated to indemnify another Person hereunder.

[Signature page follows]

IN WITNESS WHEREOF, by execution in duplicate originals, the Parties hereto have caused this Agreement to be effective as of the day and year first above written:

LICENSOR: ODESSA-ECTOR POWER PARTNERS, L.P.

By:
Title:

Date:

LICENSEE: LA FRONTERA HOLDINGS, LLC

By:
Title:

Date:

EXHIBIT A

Easements

[to be attached]